As filed with the Securities and Exchange Commission on May 5, 2014	Registration No. 333-183704

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 4 to Form S-3 on Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTOMEDIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	23-3011702
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

209 Perry Parkway, Suite 7

Gaithersburg, MD 20877

(240) 499-2680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin P. Rosendale

Cytomedix, Inc.

Chief Executive Officer

209 Perry Parkway, Suite 7

Gaithersburg, MD 20877

(240) 499-2680

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

F. Alec Orudjev, Esq.

Schiff Hardin LLP

901 K Street, NW, Suite 700

Washington, DC 20001

Telephone: (202) 724-6846

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

The registrant filed a shelf registration on Form S-3 on August 31, 2012 (SEC Registration Number 333-183704) (the “Original Registration Statement”). Following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company ceased being eligible to use Form S-3. The Company subsequently amended the Original Registration Statement (by filing the Post-Effective Amendment No. 3 on June 25, 2013 with the SEC, which was declared effective on June 17, 2013) to amend the Original Registration Statement into a registration statement on Form S-1 to maintain the registration of certain securities previously registered on the Original Registration Statement. The Original Registration Statement registered 9,090,910 shares of common stock, five-year warrants to purchase up to 6,363,637 shares of common stock, and 6,363,637 shares of common stock underlying the warrants (the “2013 Prospectus Supplement”) filed with the SEC on February 19, 2013. Such Post-Effective Amendment continued the registration of 6,363,637 shares of common stock issuable from time to time upon exercise of the warrants in the February 2013 offering subject to the 2013 Prospectus Supplement.

The Company is filing this Post-Effective Amendment No. 4 to the original Registration Statement to, among other things, (i) include its updated audited financial statements for the fiscal year ended December 31, 2013, and (ii) update the sections, among others, titled “Risk Factors”, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”, contained in the prospectus included herein.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY   , 2014

CYTOMEDIX, INC.

6,363,637 shares of Common Stock

This prospectus covers the sale of up to 6,363,637 shares of common stock issuable upon the exercise of warrants sold in our February 19, 2013 offering which may be exercised at a price of $0.75 per share.

Our common stock is quoted for trading on the OTCQX under the symbol “CMXI”. On April 18, 2014, the closing price of the common stock was $0.58 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.  You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May   , 2014

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
THE OFFERING	5
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	19
USE OF PROCEEDS	20
MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	20
DILUTION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	21
BUSINESS AND PROPERTY	40
MANAGEMENT	51
EXECUTIVE COMPENSATION	55
RELATED PARTY TRANSACTIONS	61
PRINCIPAL STOCKHOLDERS	62
DESCRIPTION OF SECURITIES TO BE REGISTERED	66
PLAN OF DISTRIBUTION	68
LEGAL MATTERS	69
EXPERTS	69
PART II	113

3

PROSPECTUS SUMMARY

This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 6, the financial statements and the notes to the financial statements.. Unless the context requires otherwise, references to the “Company,” “Cytomedix,” “we,” “our,” and “us,” refer to Cytomedix, Inc. and its subsidiaries.

Our Company

Cytomedix, Inc. is a regenerative therapy company developing and commercializing innovative autologous therapies that promote healing by harnessing the innate regenerative capacity of platelets and adult stem cells. We currently have a growing commercial operation, and a clinical pipeline seeking to exploit market opportunities with unmet medical needs.

Our current commercial offerings are centered around our platelet rich plasma (“PRP”) platform technology, and primarily include the Angel® Whole Blood Separation System (“Angel”) and the AutoloGelTM System (“AutoloGel”). These products primarily address the areas of wound care, and support of healing and recovery following orthopedic procedures. Our sales are predominantly in the United States, where we sell our products through a combination of direct sales representatives and independent sales agents. In Europe, the Middle East, Canada, and Australia, we have a network of distributors covering several major markets. Our clinical pipeline primarily involves the ALDH bright cell-based therapies, acquired through the acquisition of Aldagen, Inc., a privately held development stage autologous stem cell company, in February 2012, and the expansion of the Angel System for use in other clinical indications. In April 2010, we acquired the Angel product line from Sorin USA. In 2011, we focused, among other things, on our AutoloGel reimbursement efforts. As mentioned above, in February 2012, we acquired Aldagen. This will further increase our operating expenses for at least the next two years, at which point, upon success with certain clinical efforts, we would expect to be in a position to partner the Aldagen bright cell technology for further development.

Since inception, we have incurred and continue to incur significant losses from operations. In our consolidated financial statements for the year ended December 31, 2010, we disclosed that we had suffered recurring losses from operations and had insufficient liquidity to fund our ongoing operations that raised substantial doubt about our ability to continue as a going concern. Our independent auditors at that time included a going concern explanatory paragraph in their report. This disclosure was removed from our consolidated financial statements at December 31, 2011 primarily as a result of improved cash and working capital balances and the continued progress toward the Company’s key business objectives and the successor auditor did not include a going concern explanatory paragraph in its opinion on the consolidated financial statements of the Company at December 31, 2011. Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, and licensing, royalty, and product revenues. Our commercial products are currently generating approximately $7 million in revenue per year on a run-rate basis. We need to sustain and grow these sales to meet our business objectives and satisfy our cash requirements.

Financial Condition

Since inception, we have incurred and continue to incur significant losses from operations. In our consolidated financial statements for the year ended December 31, 2010, we disclosed that we had suffered recurring losses from operations and had insufficient liquidity to fund our ongoing operations that raised substantial doubt about our ability to continue as a going concern. Our independent auditors at that time included a going concern explanatory paragraph in their report. This disclosure was removed from our consolidated financial statements at December 31, 2011 primarily as a result of improved cash and working capital balances and the continued progress toward the Company’s key business objectives and the successor auditor did not include a going concern explanatory paragraph in its opinions on the consolidated financial statements of the Company at December 31, 2011 and 2012.

Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, and licensing, royalty, and product revenues. Our commercial products are currently generating approximately $7 million in revenue per year on a run-rate basis. We need to sustain and grow these sales to meet our business objectives and satisfy our cash requirements. At December 31, 2013, we had approximately $3.3 million cash on hand. Currently, our monthly cash spending rate, net is approximately $1.8 million. Our net loss at December 31, 2013 was $20.2 million; accumulated deficit as of the same date was $91.2 million and our total debt as of the same date was $13.6 million. We may need to raise such additional capital through the issuance of our equity or equity-linked securities, which may result in significant additional dilution to our investors. Our ability to raise additional capital is dependent on, among other things, the state of the financial markets at the time of any proposed offering. To secure funding through strategic partnerships, it may be necessary to partner one or more of our technologies at an earlier stage of development, which could cause us to share a greater portion of the potential future economic value of those programs with our partners. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations could be materially negatively impacted.

4

Corporate Information

Our principal offices are located at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877 and our telephone number is (240) 499-2680. Our website address is http://www.cytomedix.com. Information contained on our website is not deemed part of this prospectus.

THE OFFERING

Securities offered:	This prospectus covers the sale of up to 6,363,637 shares of common stock issuable upon the exercise of warrants sold in our February 19, 2013 offering which may be exercised at a price of $0.75 per share.

Common stock to be outstanding after this offering	127,717,370 shares (assuming all the warrants are exercised)

Use of proceeds	We will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. See “Use of Proceeds”.

Principal market, trading symbol	OTCQX, “CMXI”.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

5

RISK FACTORS

Investment in our company involves a high degree of risk. You should carefully consider the following risks, together with the financial and other information contained in this prospectus. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

We Have Limited Sources of Working Capital

Working capital required to implement our business plan will most likely be provided by funds obtained through offerings of our equity, debt, debt-linked securities, and/or equity-linked securities, and revenues generated by us. No assurance can be given that we will have revenues sufficient to support and sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing efforts; delay our plans to penetrate the market serving Medicare beneficiaries and fulfill the related data gathering requirement as stipulated by the Medicare CED coverage determination; delay the pursuit of commercial insurance reimbursement for our wound treatment technologies; or postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations.

We May Need Substantial Additional Financing

We may need substantial additional capital to fund our operations. To date, we have relied almost exclusively on financing transactions to fund losses from our operations. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to significantly curtail or potentially cease our operations. At December 31, 2012, we had cash and cash equivalents of approximately $2.6 million, total current assets of approximately $6.4 million and total current liabilities of approximately $2.8 million. In February 2013, we received gross proceeds of $9.5 million upon the closing of several financing transactions as described in this and prior public filings of the Company. In addition, on August 7, 2013, we entered into the Distributor and License agreement with Arthrex, Inc. Under the terms of this agreement, Arthrex has obtained the exclusive rights to sell, distribute, and service the Company’s products throughout the world, for all uses other than chronic wound care. Arthrex agreed to pay the Company a non-refundable upfront payment of $5 million. The term of the Arthrex Agreement is five years, automatically renewable for an additional three-year period unless Arthrex gives the Company a termination notice one year in advance of the initial five-year period. At December 31, 2013, we had cash and cash equivalents of approximately $3.3 million, total current assets of approximately $10.0 million and total current liabilities of approximately $10.6 million. In January 2014, we received gross proceeds of $0.8 million upon the closing of the remaining tranche of our December 2013 financing transaction. In March 2014 we received gross proceeds of $11 million upon the first closing of the financing transactions as described in this public filing of the Company. Based on our current operating plan and the anticipated second closing of the March 2014 financing transaction we would not anticipate needing additional capital in 2014. However, our projections could be wrong and we could face unforeseen costs or our revenues could fall short of our projections. We will need to engage in capital-raising transactions in the near future. Such financing transactions may well cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the outstanding shares. Our ability to complete additional financings is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model, of the offering terms, etc. There is no assurance that we will be able to obtain any such additional capital as we need to finance our efforts, through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our operations. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our revenues and operations and the value of our Common stock and common stock equivalents would be materially negatively impacted and we may cease our operations. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

6

We Have a History of Losses and Expect to Incur Losses for the Foreseeable Future

We have a history of losses, are not currently profitable, and expect to incur substantial losses and negative operating cash flows in the future. Although, prior to the Aldagen acquisition, we were targeting operational cash flow break-even within the foreseeable future, the acquisition of Aldagen, and the expenditures necessary to fund the on-going clinical trial and related activities, will cause us to continue to generate losses. We may never generate sufficient revenues to achieve and maintain profitability. We will continue to incur expenses at current or increased levels as we seek to expand our operations, pursue development of our technologies, work to increase our sales, implement internal systems and infrastructure, and hire additional personnel. These ongoing financial losses may adversely affect our stock price.

We Have a Short Operating History and Limited Operating Experience

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We have, only in the past few years, implemented our commercialization strategy for AutoloGel and have only three years’ experience operating the fully integrated Angel and activAT business. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers for our product offerings, may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as a decreased demand for our products and services, downward pricing trends, regulatory requirements and unanticipated market pressures. Since emerging from bankruptcy and continuing through today, we are developing a business model that includes protecting our patent position, addressing our third-party reimbursement issues, developing and executing a sales and marketing program, acquiring synergistic technologies and product lines, developing other technologies covered by, or derived from, our intellectual property, and seeking strategic partnerships. There can be no assurance that our business model in its current form can accomplish our stated goals.

We May Not Be Able to Comply with the Debt Service and Loan Covenant Requirements of the Deerfield Facility Agreement Which Could Place the Business Assets of the Company in Jeopardy

The Deerfield Security Agreement requires interest payments and compliance with certain covenants. Failure to comply with the covenants could trigger a default under the agreement, which in turn could allow Deerfield to seize all or any of the business assets of the Company which serve as collateral for this loan. If any key assets are seized, it would have a material adverse effect on the Company, including the complete cessation of operations, and/or bankruptcy.

We Are Traded on the Over-the-Counter Market Which May Decrease the Liquidity of Our Common Stock

Over-the-counter markets are generally considered to be less efficient than, and not as broad as, a stock exchange. There may be a limited market for our stock now that it is quoted on the OTCQX, trading in our stock may become more difficult and our share price could decrease. Specifically, shareholders may not be able to resell their shares of Common stock at or above the price paid for such shares or at all. In addition, our ability to raise additional capital may be impaired because of the less liquid nature of the over-the-counter markets. While we cannot guarantee that we would be able to complete an equity financing on acceptable terms, or at all, we believe that dilution from any equity financing while our shares are quoted on an over-the-counter market could be greater than if we were to complete a financing while our Common stock is traded on a national securities exchange. Further, now that our stock is not traded on an exchange, we will not be eligible to use short-form registration statements on Form S-3 for the registration of our securities unless our market capitalization increases substantially, which could impair our ability to raise additional capital as needed.

We May Not Be Able to Realize the Anticipated Synergies of the Combined Businesses

The acquisition of Aldagen represents a significant investment by the Company. Although it comes with a complete infrastructure, including personnel, to proceed with its development plans, it will require significant attention and resources of non-Aldagen Cytomedix personnel which could reduce the likelihood of achievement of other corporate goals. The additional financing needs created by the Aldagen acquisition will also require additional management time to address. There is no assurance that we will, on a sustainable basis, successfully integrate any or all of the various aspects to the acquired business, including but not limited to the clinical trial, manufacturing, regulatory, finance, human resource, and other functions. Failure to smoothly and successfully integrate and maintain the acquired business could lead to a reduction in revenue for the Angel, activAT, and AutoloGel, products compared to historical levels, generate ill will among our customer base, and therefore have a material adverse affect on us, our operations or the price of our Common stock. There is no assurance that the development efforts underway with the Aldagen technology will be successful. Furthermore, there is no assurance that we will realize synergies in the scientific, clinical, regulatory, or other areas as we currently contemplate. In addition, there is no assurance that we will realize any anticipated economies of scale for the combined businesses.

7

We Rely on Several Single Source Suppliers and an Interruption in Our Supply Chain Could Have a Material Adverse Effect on Our Business

Cytomedix is outsourcing the manufacturing of the various products, including component parts, composing the Angel Product Line to contract manufacturers. While we believe these manufacturers to be of sufficient competency, quality, reliability, and stability, there is no assurance that one or more of them will not experience an interruption or inability to provide us with the products needed to satisfy customer demand. Additionally, while most of the components of AutoloGel are generally readily available on the open market, a reagent, bovine thrombin, is available exclusively through Pfizer, Inc. (“Pfizer”). If a temporary or permanent interruption in the supply of products were to occur, it would have a material adverse effect on our business. While we are formulating plans to develop redundant capabilities, such capabilities will not take effect for the foreseeable future. While the Company does maintain business interruption insurance, there is no assurance that such insurance will be sufficient to cover all losses which would occur as a result of any interruption in supply.

Adverse Conditions in the Global Economy and Disruption of Financial Markets May Significantly Restrict Our Ability to Generate Revenues or Obtain Debt or Equity Financing

The global economy continues to experience volatility and uncertainty. Such conditions could reduce demand for our products which would significantly jeopardize our ability to achieve meaningful market penetration for AutoloGel and continued sales of Angel and activAT products. These conditions could also affect our potential strategic partners, which, in turn, could make it much more difficult to execute a strategic collaboration, and therefore significantly jeopardize our ability to fully develop and commercialize our products and product candidates. Global credit and capital markets continue to be relatively challenging. We may be unable to obtain capital through issuance of our equity and/or equity-linked securities, a significant source of funding for us throughout our history. If we are unable to secure funding through strategic collaborations, equity investments, or debt financing, we may not be able to achieve profitability, or fund our research and development activities, which may result in a cessation of operations.

Business credit and liquidity have tightened in much of the world. Volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products in a timely manner, or to maintain operations, and result in a decrease in sales volume. General concerns about the fundamental soundness of domestic and international economies may also cause customers to reduce purchases. Changes in governmental banking, monetary and fiscal policies to restore liquidity and increase credit availability may not be effective. Economic conditions and market turbulence may also impact our suppliers’ ability to supply sufficient quantities of product components in a timely manner, which could impair our ability to fulfill sales orders. It is difficult to determine the extent of the economic and financial market problems and the many ways in which they may affect our suppliers, customers, investors, and business in general. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm sales, profitability and results of operations.

Economic downturns or other adverse economic changes (local, regional, or national) can also hurt our financial performance in the form of lower interest earned on investments and/or could result in losses of portions of principal in our investment portfolio. While our investment policy requires us to invest only in short-term, low risk investments, there is no assurance that principal will not be eroded as a significant portion of these investments is in excess of federally mandated insurance.

Our Intellectual Property Assets Are Critical to Our Success

We regard our patents, trademarks, trade secrets and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property. We attempt to prevent disclosure of our trade secrets by restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and may be necessary in the future in order to protect our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We can provide no assurance that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products. Furthermore, the unauthorized use of our patented technology by otherwise potential customers in our target markets may significantly undermine our ability to generate sales. Any infringement on or challenge to our patents or other misappropriation of our intellectual property assets could have a material adverse affect on our ability to increase sales of our commercial products and/or continue the development of our pipeline candidates.

8

Our Products are Subject to Governmental Regulation

Our success is also impacted by factors outside of our control. Our current technology and products are subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by various regulatory agencies. Specifically, our devices and bio-pharmaceutical products are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive clearance or pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where our products are used could materially and adversely affect our ability to sell products in those states. The FDA will require us to obtain clearance or approval of new devices when used for treating specific wounds or marketed with specific wound healing claims, or for other products under development.

We believe all our products for sale are legally marketed. As we expand and offer and/or develop additional products in the United States and in foreign countries, clearance or approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required. We provide no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition.

Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively affect demand for our products and services.

Clinical Trials May Fail to Demonstrate the Safety or Efficacy of Our Product Candidates

Our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of its product candidates is promising, this data may not be sufficient to support approval by the U.S. or foreign regulatory agencies. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the regulatory officials could reach different conclusions in assessing such data, which could delay, limit or prevent regulatory approval. In addition, the U.S. regulatory authorities or we may suspend or terminate clinical trials at any time. Any failure or delay in completing clinical trials for product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent it from raising necessary, additional financing that may be needed in the future.

A Disruption in Healthcare Provider Networks Could Have an Adverse Effect on Operations and Profitability

Our operations and future profitability are dependent, in large part, upon the ability to contract with healthcare providers on favorable terms. In any particular service area, healthcare providers could refuse to contract with Cytomedix or take other actions that could result in higher healthcare costs, or create difficulties in meeting our regulatory requirements. In some service areas, certain healthcare providers may have a significant market presence. If healthcare providers refuse to contract with us, use their market position to negotiate unfavorable contracts or place us at a competitive disadvantage, our ability to market services or to be profitable in those service areas could be adversely affected. Provider networks could also be disrupted by the financial insolvency of a large healthcare provider group. Any disruption in provider networks could adversely impact our business, results of operations and financial condition.

9

Our Sales and Marketing Strategy for the AutoloGel System May Not Succeed

Since January 2009, the sales and marketing strategy for AutoloGel focused on intensive clinician to clinician interaction with both prospective and existing customers, and the scientific explanation of AutoloGel 's mechanism of action. However, the primary goal of this effort was to help secure the additional data necessary to obtain Medicare coverage. In August 2012, CMS agreed to cover Autologel under its CED program. Cytomedix, therefore, intends to expand its sales efforts to address the Medicare beneficiary population. This will require selling to wound care clinics, individual physician practices, and other venues that have traditionally not been available to Cytomedix due to the previously standing non-coverage determination by CMS. There is no assurance that the Company’s efforts in this new sales channel will be successful or that it will yield sufficient sales and profits to realize the Company’s goals and conform to its plans. The Company is currently in discussions with several large companies regarding potential strategic partnerships regarding the broad commercialization of AutoloGel. The resources and expertise of such a partner would greatly facilitate the capture of market share within the wound car market, but would require that the economic benefits of such a broad penetration would be shared with said partner. There is no assurance that we will be successful in securing a partner. Furthermore, there is no assurance that if a partner is secured, that the partnership will attain the market penetration contemplated or that the profits ultimately realized by Cytomedix will be sufficient to allow us to execute our business strategy.

Our Efforts to Secure Medicare Reimbursement May Not be Successful

The AutoloGel System is marketed to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payers such as Medicare, Medicaid, and other private insurers. Under such healthcare systems, reimbursement is often a determining factor in predicting a product’s success, with some physicians and patients strongly favoring only those products for which they will be reimbursed. In March 2008, CMS reaffirmed its 2003 non-coverage determination for autologous platelet rich plasma, which would include AutoloGel. Since then we have gathered additional data and officially requested that CMS reconsider its non-coverage determination. In November 2011, CMS officially agreed to reconsider coverage for autologous blood therapies for the treatment of chronic wounds. On August 2, 2012, CMS issued a final National Coverage Determination (“NCD”) for autologous blood-derived products for chronic non-healing wounds. In the NCD, CMS approved coverage for autologous platelet rich plasma (“PRP”) in patients with diabetic, pressure and/or venous wounds via its Coverage with Evidence Development (“CED”) program. CED is a process through which CMS provides reimbursement coverage for items and services while generating additional clinical data to demonstrate their impact on health outcomes. We provide no assurance that we will ultimately be successful with this strategy and that CMS will determine that the evidence collected under CED is sufficient to provide unrestricted Medicare coverage for autologous PRP. If it is later determined that a new randomized, controlled trial is necessary, it could cost several millions of dollars and take multiple years to complete. We would almost certainly need to obtain additional, outside financing to fund such a trial. In any case, we may never be successful in securing unrestricted Medicare coverage for our products.

The Successful Continued Commercialization of Our AutoloGel System and Angel and of Any Future Product Candidates Will Depend on Obtaining Reimbursement from Third-party Payors

In the United States, the market for any pharmaceutical or biologic product is affected by the availability of reimbursement from third party payors, such as government health administration authorities, private health insurers, health maintenance organizations and pharmacy benefit management companies. If we cannot demonstrate a favorable cost-benefit relationship, we may have difficulty obtaining adequate reimbursement for our products from these payors. Third-party payors may also deny coverage or offer inadequate levels of reimbursement for any of our products if they determine that the product is experimental, unnecessary or inappropriate. Should we seek to expand our commercialization internationally, we would be subject to the international regulations, where the pricing of prescription pharmaceutical products and services and the level of government reimbursement may be subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct one or more clinical trials that compare the cost effectiveness of our product candidates or products to other available therapies. Conducting one or more of these clinical trials would be expensive and result in delays in commercialization of our products.

Managing and reducing healthcare costs has become a major priority of federal and state governments in the United States. As a result of healthcare reform efforts, we might become subject to future regulations or other cost-control initiatives that materially restrict the price we can receive for our products. Third-party payors may also limit access and reimbursement for newly approved healthcare products generally or limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could decrease the price for products that we may develop, which would result in lower product revenues to us.

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We May Be Unable to Attract a Strategic Partner for the Further Development of Certain of Our Product Candidates

Due to our limited resources, we have determined that the best vehicle to ultimately commercialize the various potential indications for ALDHbr, is through strategic partnerships, out-licensing, or other similar arrangements. There is no assurance, even if positive clinical data is achieved in the currently on-going trials, that we will be able to come to any such agreements or that we will even have the resources necessary to seek such arrangements. Furthermore, even if such a strategic relationship regarding any of our products is reached, there is no assurance that development milestones, clinical data, or other such benchmarks will be achieved. Therefore, these products may never proceed toward commercialization or drive cash infusions for us, and we may ultimately not be able to monetize the patents, existing clinical data, and other intellectual property.

The Success of Our Products Is Dependent on Acceptance by the Medical Community

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products will be materially and adversely affected. While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

We May Be Unable to Attract and Retain Key Personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business prospects, operating results and financial condition of the Company. Our ability to maintain and provide additional services to our customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in regenerative biological therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new personnel impractical.

Legislative and Administrative Action May Have an Adverse Effect on Our Company

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems and possibly adopt legislation affecting further changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for hospitals and managed care organizations. Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above. With growing pressures on government budgets due to the current economic downturn, government efforts to contain or reduce health care spending are likely to gain increasing emphasis. Several members of the current presidential administration and Congress are espousing support for cost-containment measures that could have significant implications for healthcare therapies, including our current and future products. If enacted and implemented, such measures could result in decreased revenue from our products and decrease potential returns from our research and development initiatives. Furthermore, there is no assurance that we will be able to successfully neutralize any lobbying efforts against any initiatives we may have with governmental agencies.

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We Could Be Affected by Malpractice or Product Liability Claims

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use the products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. There is no assurance that claims, suits or complaints relating to the use of our products and treatment administered by physicians will not be asserted against us in the future. The production, marketing and sale, and use of our products entails risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Such liability could materially and adversely affect our business, prospects, operating results and financial condition. We currently maintain professional and product liability insurance coverage, but cannot give assurance that the coverage limits of this insurance would be adequate to protect against all potential claims. We cannot assure that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

Our Products Have Existing Competition in the Marketplace

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors. Other companies have developed or are developing products that may be in direct competition with our current product line. Biotechnology development projects are characterized by intense competition. Thus, we cannot assure that we will be the first to the market with any newly developed products or that we will successfully be able to market these products. If we are not able to participate and compete in the regenerative biological therapy market, our financial condition will be materially and adversely affected. We cannot assure that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

If Our Sole Clinical Manufacturing Facility is Damaged or Destroyed, Our Business and Prospects Would be Negatively Affected

We have a manufacturing facility located in Durham, North Carolina at which we produce product candidates for our clinical trials for our Aldagen product candidates. If this facility or the equipment in it is significantly damaged or destroyed, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace it at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to a third party. Even if we could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and we would need FDA approval before selling any products manufactured at that facility. Such an event could delay our clinical trials or, if our product candidates are approved by the FDA, reduce our product sales.

Development of Our Aldagen Product Candidates is Subject to Uncertainty Because Each is Derived from Human Bone Marrow, a Source Material That is Inherently Variable

The number of ALDHbr cells and the composition of the ALDHbr cell population from bone marrow vary from patient to patient. Such variability in composition could adversely affect our ability to manufacture our Aldagen product candidates derived from a patient’s bone marrow or to establish and meet acceptable specifications for release of the product candidate for treatment of a particular patient. As a consequence, the development and regulatory approval process for these product candidates could be delayed or may never be completed.

If we determine that our intangible assets have become impaired in the future, our total assets and earnings could be adversely affected.

As of December 31, 2013, we had recorded goodwill of $1.1 million and intangible assets, net of $33.8 million, primarily as a result of the February 2012 acquisition of Aldagen. Goodwill represents the purchase price of acquisitions in excess of the amounts assigned to acquired tangible or intangible assets and assumed liabilities. Goodwill and indefinite lived intangible assets are not amortized but rather are evaluated for impairment annually or more frequently, if indicators of impairment exist. Finite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the impairment evaluations for goodwill and intangible assets indicate the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess. Our impairment evaluations of goodwill and indefinite lived intangible assets were performed as of October 1, 2013, and it was determined that there was no impairment of the recorded balances. The impairment evaluations rely significantly on expected future cash flow projections. Changes in the timing and the amounts of expected cash flows and other factors could have a significant effect on the valuation results. Additionally, the Company expects to announce top line efficacy results from the RECOVER-Stroke trial in May 2014. Negative results from this data or other factors that negatively impact the fair value of such assets could result in impairment and a resulting non-cash write-off of a significant portion of our goodwill and intangible assets, which would have an adverse effect on our financial condition and operating results.

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We Have Only Limited Experience Manufacturing Our Aldagen Product Candidates. We May Not Be Able to Manufacture Our Aldagen Product Candidates in Compliance With Evolving Regulatory Standards or in Quantities Sufficient for Commercial Sale

Components of therapeutic products approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with current good manufacturing practices, or cGMP, as required by the FDA. Manufacturers of cell-based product candidates such as our Aldagen product candidates also must comply with the FDA’s current good tissue practices, or cGTP. In addition, we may be required to modify our manufacturing process from time to time for our product candidates in response to FDA requests. Manufacture of live cellular-based products is complex and subjects us to significant regulatory burdens that may change over time. We may encounter difficulties in the production of our Aldagen product candidates due to our limited manufacturing capabilities. We have only limited manufacturing experience with our Aldagen product candidates, and we currently do not have sufficient manufacturing capacity to support commercialization of any of our Aldagen product candidates. These difficulties could reduce sales of our Aldagen products, if they are approved for marketing, increase our costs or cause production delays, any of which could damage our reputation and hurt our profitability.

If we successfully obtain marketing approval for any Aldagen product candidates, we may not be able to efficiently produce sufficient quantities of these products to meet potential commercial demand. We expect that we would need to significantly expand our manufacturing capabilities to meet potential demand for these products. Such expansion would require additional regulatory approvals. We may also encounter difficulties in the commercial-scale manufacture of all of our product candidates. We are currently developing new processes and are in discussions with other companies to develop new instruments to improve our manufacturing efficiency. Improving the speed and efficiency of our manufacturing process and the cell sorters and other instruments we use is a key element of our business plan. However, we cannot assure you that we will be able to develop process enhancements on a timely basis, on commercially reasonable terms, or at all. If we fail to develop these improvements, we could face significantly higher capital expenditures than we anticipate, increased facility and personnel costs and other increased operating expenses. We may need to demonstrate that our product candidates manufactured using any new processes or instruments are comparable to our product candidates used in clinical trials. Depending on the type and degree of differences, we may be required to conduct additional studies or clinical trials to demonstrate comparability.

In addition, some changes in our manufacturing processes or procedures, including a change in the location where a product candidate is manufactured, generally require prior FDA or foreign regulatory authority review and approval for determining our compliance with cGMP and cGTP. We may need to conduct additional preclinical studies and clinical trials to support approval of any such changes. Furthermore, this review process could be costly and time-consuming and could delay or prevent the commercialization of Aldagen our product candidates.

We May Use Third-party Collaborators to Help us Develop or Commercialize Our Product Candidates, and Our Ability to Commercialize Such Candidates May be Impaired or Delayed if Collaborations are Unsuccessful

We may in the future selectively pursue strategic collaborations for the development and commercialization of our product candidates and for the international development and commercialization of our product candidates. For example, we anticipate that we will need to enter into a collaboration agreement with a third party to conduct and fund a pivotal Phase 3 clinical trial of ALD-401 and we may enter into collaboration agreements with third parties in the case of other Aldagen product candidates. In addition, we may not be able to commercialize ALD-201 successfully without entering into an arrangement with a third party to provide an approved method of administration. There can be no assurance that we will be able to identify suitable collaborators or negotiate collaboration agreements on terms that are acceptable to us or at all. In any future third-party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development and commercialization of our product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also result in product development delays, decreased revenues and litigation expenses.

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Ethical and Other Concerns Surrounding the Use of Stem Cell-based Therapy May Negatively Affect Public Perception of Us or Our Product Candidates, thereby Reducing Potential Demand for Our Products

The commercial success of our product candidates, which are based on adult stem cells, will depend in part on general public acceptance of the use of stem cell-based therapy for the prevention or treatment of human diseases. The use of embryonic stem cells and fetal tissue for research and stem cell therapy has been the subject of substantial national and international debate regarding related ethical, legal and social issues. We do not use embryonic stem cells or fetal tissue in any of our product candidates, but the public may not be able to, or may fail to, differentiate our use of adult stem cells from the use by others of embryonic stem cells or fetal tissue. This could result in a negative perception of our company or our product candidates. Some people have raised ethical concerns about the use of donated human tissue in a commercial setting, which could also negatively affect the perception of our product candidates and inhibit their commercialization in a successful manner.

If Our Patent Position Does Not Adequately Protect Our Product Candidates or Any Future Products, Others Could Compete Against Us More Directly, Which Would Harm Our Business

Our success depends, in large part, on our ability to obtain and maintain patent protection for our product candidates. Issued patents may be challenged by third parties, resulting in patents being deemed invalid, unenforceable or narrowed in scope, or a third party may circumvent any such issued patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has been the subject of much litigation and recent court decisions introduce uncertainty in the strength of patents owned by biotechnology companies. The legal systems of some foreign countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, any patents that we own or license may not provide sufficient protection against competitors.

The claims of the issued patents that are licensed to us, and the claims of any patents which may issue in the future and be owned by or licensed to us, may not confer on us significant commercial protection against competing products. Also, our pending patent applications may not issue, and we may not receive any additional patents. Our patents might not contain claims that are sufficiently broad to prevent others from utilizing our technologies. For instance, the two issued U.S. patents relating to our product candidates are limited to a particular chemistry in the manufacturing process. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, these patents will not prevent others from directly competing with us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization of our product candidates, thereby reducing any advantages of the patent. For instance, one of our patents relating to our technology will expire in 2019. To the extent our product candidates based on that technology are not commercialized significantly ahead of this date, or to the extent we have no other patent protection on such product candidates, those product candidates would not be protected by patents beyond 2019 and we would then rely solely on other forms of exclusivity, such as regulatory exclusivity provided by the Federal Food, Drug and Cosmetic Act, which may provide less protection of our competitive position. Similar considerations apply in any other country where we are prosecuting patents, have been issued patents, or have licensed patents or patent applications relating to our technology. The laws of foreign countries may not protect our intellectual property rights to the same extent as do laws of the United States.

If We Are Unable to Protect the Confidentiality of Our Proprietary Information and Know-how, Our Competitive Position Would be Impaired

A significant amount of our technology, especially regarding manufacturing processes, is unpatented and is maintained by us as trade secrets. The background technologies used in the development of our product candidates are known in the scientific community, and it is possible to duplicate the methods we use to create our product candidates. In an effort to protect these trade secrets, we require our employees, consultants and contractors to execute confidentiality agreements with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. A breach of confidentiality could affect our competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. The disclosure of our trade secrets would impair our competitive position.

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If We Infringe or Are Alleged to Infringe Intellectual Property Rights of Third Parties, Our Business Could be Harmed

Our research, development and commercialization activities, including any product candidates resulting from these activities, may infringe or be claimed to infringe patents or other proprietary rights owned by third parties and to which we do not hold licenses or other rights. There may be applications that have been filed but not published that, when issued, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.

Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We have not conducted an exhaustive search or analysis of third-party patent rights to determine whether our research, development or commercialization activities, including any product candidates resulting from these activities, may infringe or be alleged to infringe any third-party patent rights. As a result of intellectual property infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third party. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property.

Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also affect our potential collaborators to the extent we have any collaborations then in place, which would also affect the success of the collaboration and therefore us. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U. S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our product candidates and technology.

Uncertainties Resulting from the Initiation and Continuation of Patent Litigation or Other Proceedings Could Have a Material Adverse Effect on Our Ability to Compete in the Marketplace

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

•	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs that we expect to be promising;

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•	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

•	we might have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	we may be subject to a more complex regulatory process, since stem cell-based therapies are relatively new and regulatory agencies have less experience with them than with traditional pharmaceutical products;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

•	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

Any Product for Which We Obtain Marketing Approval Will be Subject to Extensive Ongoing Regulatory Requirements, and We May Be Subject to Penalties if We Fail to Comply with Regulatory Requirements or if We Experience Unanticipated Problems with Our Products, When and if Any of Them Are Approved

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP and cGTP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion, and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to additional limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturing processes;

•	restrictions on the marketing of a product;

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•	restrictions on product distribution;

•	requirements to conduct post-marketing clinical trials;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

Failure to Obtain Regulatory Approval in International Jurisdictions Would Prevent Us from Marketing Products Abroad

We may in the future seek to market some of our product candidates outside the United States. In order to market our product candidates in the European Union and many other jurisdictions, we must submit clinical data concerning our product candidates and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product candidate be approved for reimbursement before it can be approved for sale in that country. In some cases this may include approval of the price we intend to charge for our product, if approved. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure or delay in obtaining regulatory approval in one country may negatively affect the regulatory process in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any products in any market and therefore may not be able to generate sufficient revenues to support our business.

Our Business Involves the Use of Hazardous Materials That Could Expose Us to Environmental and Other Liability

Our manufacturing facility located in Durham, North Carolina is subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with our research and development activities. In the United States, these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. We cannot assure you that accidental contamination or injury to our employees and third parties from hazardous materials will not occur. We do not have insurance to cover claims arising from our use and disposal of these hazardous substances other than limited clean-up expense coverage for environmental contamination due to an otherwise insured peril, such as fire.

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The Sale of Our Common Stock to Lincoln Park May Cause Substantial Dilution to Our Existing Stockholders and the Sale of the Shares of Common Stock Acquired by Lincoln Park Could Cause the Price of Our Common Stock to Decline

In February 2013, we entered into a purchase agreement with Lincoln Park Capital LLC (“LPC”) whereby we could, but are not required to, sell shares of our Common stock to LPC over 30 month period up to a maximum aggregate amount of $15 million (the “Purchase Agreement”). The number of shares ultimately offered for sale by LPC is dependent upon the number of shares we elect to sell to LPC under the Purchase Agreement and the availability of the resale registration statement. Depending upon market liquidity at the time, sales of shares of our Common stock by LPC may cause the trading price of our Common stock to decline. After it has acquired shares under the Purchase Agreements, LPC may sell all, some or none of those shares. Sales to LPC by us pursuant to the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common stock. The sale of a substantial number of shares of our Common stock by LPC, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Volatility of Our Stock Price Could Adversely Affect Current and Future Stockholders

The market price of our Common stock has been volatile, and fluctuates widely in price in response to various factors which are beyond our control. The price of our Common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common stock. Factors that could cause the market price of our Common stock to fluctuate substantially include, among others:

•	our ability or inability to execute our business plan;

•	the dilutive effect or perceived dilutive effect of additional equity financings;

•	investor perception of our company and of the industry;

•	the success of competitive products or technologies;

•	regulatory developments in the United States or overseas;

•	developments or disputes concerning patents or other proprietary rights;

•	the recruitment or departure of key personnel; or

•	general economic, political and market conditions.

The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common stock, which could cause a decline in the value of our Common stock. Price volatility could be worse if the trading volume of our Common stock is low.

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We May Likely Issue Additional Equity or Debt Securities Which May Materially and Adversely Affect the Price of Our Common Stock

Sales of substantial amounts of shares of our Common stock in the public market, or the perception that those sales may occur, could cause the market price of our Common stock to decline. We have used, and will likely continue to use, our Common stock or securities convertible into or exchangeable for Common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity and/or equity-linked securities are issued, particularly during times when our Common stock is trading at relatively low price levels, the price of our Common stock may be materially and adversely affected.

There is a Limited Public Trading Market for Our Common Stock

The average daily trading volume in our Common stock has historically been relatively low. If low trading volume is persistent, it could be difficult to sell a significant number of shares of Common stock at any particular time at the market prices prevailing immediately before such shares are offered. Shareholders may be required to hold shares of our Common stock for an indefinite period of time. In addition, sales of substantial amounts of Common stock could lower the prevailing market price of our Common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities. Additionally, we have significant numbers of outstanding warrants and options that, if exercised and sold, could put additional downward pressure on the Common stock price. In addition, in recent years the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our Common stock. These broad market fluctuations may reduce the demand for our stock and therefore adversely affect the price of our securities, regardless of operating performance.

We are Subject to Anti-Takeover Provisions and Laws

Provisions in our restated certificate of incorporation and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting Common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our Common stock price.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

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USE OF PROCEEDS

We may receive up to approximately $4.8 million upon exercise of the warrants covered by this prospectus in the event the warrants are exercised for cash. We intend to use any proceeds from the exercise of warrants for general corporate and working capital purposes.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Since January 26, 2011, the Company’s common stock has been quoted on the OTCQX under the trading symbol ‘‘CMXI’’. Set forth below are the high and low sale prices for the common stock for each quarter in the two most recent fiscal years as reported by the OTCQX. The quotations reflect inter-dealer prices, without retail markup, markdown, or commissions, and may not represent actual transactions.

Quarter ended	High	Low

December 31, 2013	$0.68	$0.33
September 30, 2013	$0.50	$0.37
June 30, 2013	$0.53	$0.43
March 31, 2013	$0.77	$0.48
December 31, 2012	$0.93	$0.57
September 30, 2012	$1.80	$0.83
June 30, 2012	$2.32	$1.26
March 31, 2012	$1.54	$1.01

On April 16, 2014, the closing price of the common stock was $0.59 per share.

Holders

There were approximately 404 holders of record of Common stock as of March 10, 2014.

Dividends

Cytomedix did not pay dividends to holders of common stock in 2013 or 2012. The Company is prohibited from declaring dividends on common stock if any dividends are due on shares of Series A, B, or D Convertible Preferred stock. In February 2012, the Series A and B Convertible Preferred Stock were redeemed and the Series D Convertible Preferred Stock was converted to common stock. As a result, our Preferred Stock has been retired. However, we do not anticipate paying cash dividends on common stock in the foreseeable future, but instead will retain any earnings for reinvestment in the business.

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Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

Issuer Purchases of Equity Securities

The Company did not make any stock repurchases during the last quarter of 2013.

Recent Sales of Unregistered Securities

Except as previously reported in the Company’s Current Reports on Form 8-K and elsewhere in this filing, there are no such recent sales.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. The discussion in this section regarding the Company’s business and operations include "forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate”, or “continue”, or the negative thereof or other variations thereof or comparable terminology. You are cautioned that all forward looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the ""Risk Factors’’ section and elsewhere in this prospectus. The Company assumes no obligation to update any such forward-looking statements. The following should be read in conjunction with the audited financial statements and the notes thereto included elsewhere herein. Certain numbers in this section have been rounded for ease of analysis.

Recent Developments

Deerfield Facility Agreement

On March 31, 2014, Cytomedix, Inc., a Delaware corporation (the “Company”), and Deerfield Management Company, L.P. (“Deerfield”) entered into a certain Facility Agreement, dated as of March 31, 2014 (the “Facility Agreement”). Under the terms of this agreement, Deerfield agreed to provide to the Company with a convertible credit facility (the “Facility”) in an amount up to $35 million to be disbursed as follows: (i) the initial draw of $9 million of the Facility to be disbursed on the closing date of this transaction, which took place on March 31, 2014 (the “Closing”) (the “Initial Draw”), and (ii) following the authorization by the Company’s shareholders to increase the Company’s authorized capital stock of the Company at a special meeting of the Company’s shareholders (the “Share Authorization Event”), the Company will be required to draw and Deerfield will be required to fund, the remaining $26 million of the Facility (the “Second Draw”). Certain existing stockholders of the Company, representing approximately 30% of the common shares outstanding of the Company entitled to vote at the special meeting of the Company’s shareholders, entered into voting agreements pursuant to which they agreed to vote their shares of the Company’s stock in favor of, among other things, the Share Authorization Event. Such shareholders, however, retained the right to terminate the voting agreements upon the occurrence of certain events generally referred to as the Stroke Trial Price Event. The Stroke Trial Price Event (as fully defined in the Facility Agreement) would occur if (i) the primary efficacy endpoint of the RECOVER Stroke Phase 2 trial is met in the modified intent to treat population, (ii) failure of the Company’s shareholders to approve the Share Authorization Event, (iii) the average VWAP of the Company’s stock price for the five days immediately after the public announcement of the results of the stroke trial is at least 50% greater than the average VWAP for the five day period immediately preceding the announcement of the results of the stroke trial, and (iv) the average VWAP for the five day period preceding the announcement of the results of the special meeting of the Company’s shareholders is at least 200% of the Conversion Price of $0.52 or $1.04.

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The Facility will be due in full on the fifth anniversary of the Closing. The Facility is structured as a purchase of senior secured convertible notes (the “Notes”), which bear interest at a rate of 5.75% per annum, payable quarterly in arrears in cash or, at the Company’s election after the Second Draw, registered shares of the Company’s common stock; provided, that during the first five quarters following the Closing, the Company has the option of having all or any portion of accrued interest added to the principal balance of the Facility. However, in the event (of the earlier one to occur) that the Second Draw has not occurred within 120 days following the Closing or the Company’s shareholders do not approve the Share Authorization Event, Deerfield will be entitled, at its election after such event, to a cash payment equal to the greater of: (i) the outstanding principal amount plus all interests accrued and unpaid under the Note plus the Yield Enhancement Payment (as defined below), or (ii) an amount equal to the outstanding principal amount plus all interest accrued and unpaid under the Notes and the Yield Enhancement Payment, multiplied by the ratio of (a) the average of the daily volume weighted average sale price of the Company’s common stock (the “Average VWAP”) for each of the five trading days prior to the Share Authorization Event divided by (b) the Conversion Price (as defined below). However, in the event of a Stroke Trial Price Event (as defined in the Facility Agreement), the Company would have 100 days to cure such non-occurrence of the Share Authorization Event so that a sufficient number of the shares of the Company’s common stock is authorized to allow the conversion of the Notes issued in the Initial Draw and associated Deerfield Warrants into shares of the Company’s common stock. The term “Yield Enhancement Payment” refers to a payment of 3% of the principal amount of the Facility drawn, payable in shares of the Company’s common stock at the Conversion Price immediately after the Second Draw unless there has been the non-occurrence of the Share Authorization Event, or, in cash, if such shares of the Company’s common stock are otherwise not available for issuance.

At any time after the Share Authorization Event, Deerfield will have the right, subject to 9.98% beneficial ownership limitation, to convert the principal amount of the Facility into shares of common stock of the Company (“Conversion Shares”) at a per share price equal to $0.52. In addition, the Company granted to Deerfield the option to require the Company to redeem up to 33.33% of the total amount drawn under the Facility together with any accrued and unpaid interest thereon, on each of the 2nd, 3rd and 4th anniversaries of the Closing with the option right triggered upon the Company’s net revenues failing to be equal or exceed the quarterly milestone amounts set forth in the Facility Agreement. The Company also granted Deerfield the option to require the Company to apply 35% of the proceeds received by the Company in equity-raising transaction(s) to redeem outstanding principal and interest of the Notes, provided that the first $10 million so raised by the Company will be exempt from this put option.

The Facility Agreement includes customary representations and warranties and covenants by the Company, including restrictions on the incurrence of additional indebtedness. Events of default under the Facility Agreement include, among others, failure by the Company to timely make payments due under the Facility; failure by the Company to comply with its covenants under the Facility Agreement, subject to a cure period with respect to most covenants; inaccuracies in representations and warranties of the Company; insolvency or bankruptcy-related events with respect to the Company; or the Company’s cash and cash equivalents and short-term and long-term marketable securities, as set forth on the Company’s balance sheet, being less than $5 million following the Second Draw.

In addition, also on the Closing date, the Company entered into a Security Agreement (the “Security Agreement”), which provides, among other things, that the Company’s obligations under the Notes will be secured by a first priority security interest, subject to customary permitted liens, on all assets of the Company. The Security Agreement also includes customary covenants by the Company, remedies of Deerfield and representations and warranties by the Company.

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In connection with the Facility and at the time of the Initial Draw, the Company agreed to issue to Deerfield 25,115,384 warrants to purchase shares of the Company’s common stock at the exercise price of $0.52 per share (the “Deerfield Warrants”), subject to adjustments. However, no such adjustment will take place in the event a Stroke Trial Price Event takes place. At the time of the Second Draw, if any, the Company will issue to Deerfield additional 67,500,001 warrants to purchase shares of the Company’s common stock at the exercise price of $0.52. The seven-year Deerfield Warrants also contain certain limitations that prevent the holder of any Warrants from acquiring shares upon exercise of a warrant that would result in the number of shares beneficially owned by it and its affiliates to exceed 9.98% of the total number of shares of our common stock then issued and outstanding. The number of shares for which the Warrants are exercisable and the associated exercise prices are subject to certain adjustments as set forth in the Warrants. The holder has the right to net exercise any outstanding Warrants for shares of the Company’s common stock. In addition, upon certain changes in control of the Company, to the extent the Warrants are not assumed by the acquiring entity, the holder can elect to receive, subject to certain limitations and assumptions, a number of shares of our common stock or, in certain circumstances, cash equal to the Black-Scholes value of the outstanding Warrants. The maximum number of shares of our common stock that can be issued pursuant to the terms of the Warrants, assuming we issue the additional warrants, is 92,615,385 million shares. The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of the Deerfield Warrants and expects to rely on such exemption for any issuance of its shares issuable upon exercise of the Deerfield Warrants (the “Deerfield Warrant Shares”). The Deerfield Warrants and the Deerfield Warrant Shares have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

The Company and Deerfield also entered into a Registration Rights Agreement dated as of the same date (the “Deerfield Registration Rights Agreement”) pursuant to which the Company agreed to file a registration statement to register the resale of the Conversion Shares and the Deerfield Warrant Shares of the Company’s common stock following the Share Authorization Event.

The Company agreed to pay BTIG, LLC, the placement agent in connection with this transaction (the “Placement Agent”), the following compensation if the full $35 million Facility is funded: (i) $2,450,000 cash commission (of which $720,000 will be paid upon closing of the Initial Draw), (ii) a warrant to acquire 4,797,692 shares of the Company’s common stock on the terms and provisions substantially similar to the Deerfield Warrants, (the “Deerfield Placement Agent Warrants”) (of which 1,272,692 warrants will be issued upon closing of the Initial Draw and (iii) out of pocket and legal expenses of the placement agent.

Upon the closing of the Initial Draw and following the prepayment and retirement of (i) the MidCap Note, interest and fees in the amount of approximately $3.8 million, and (ii) one of the December 2013 Convertible Notes in the amount of approximately $339,000, net proceeds to the Company in the amount of approximately $4.1 million will be utilized for general corporate and working capital purposes.

JP Nevada Trust Subordination

In connection with the foregoing, the Company (and its subsidiaries, Cytomedix Acquisition Company, a Delaware limited liability company, and Aldagen, Inc., a Delaware corporation) and the holder of the April 2011 $2.1 million secured promissory note, JP’s Nevada Trust (“JPT”), agreed to subordinate its security interest in the Company under the note to that of Deerfield, in consideration for the Company’s issuing JPT a 5-year warrant to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.52 (the “JPT Warrants”). The JPT Warrants also contain price adjustments and other provisions customary to instruments of this nature. The JPT Warrants were issued in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof. JPJ is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company issued the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction. The JPT Warrants and the shares of the Company’s common stock underlying such warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Payoff and Discharge of the MidCap Note

On March 31, 2014, the Company paid approximately $3.8 million to extinguish the secured debt, (interest accrued to date and applicable fees) (evidenced by a senior secured promissory note) owed to MidCap under such note, dated February 19, 2013, thereby discharging the Note and the debt thereunder. The Company has no further obligations or liability under the Note. The financial impact of the foregoing payoff will be reflected in the Company's quarterly period ended March 31, 2014.

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December 2013 Convertible Note Conversions

All (except one) holders of the Company’s outstanding 10% subordinated convertible notes (the “Notes”) purchased in the December 2013 private placement converted their Notes and accrued interest into shares of the Company’s common stock, under the terms of such Notes at the conversion price of $0.4636 per share, and at a conversion price of $0.5295 for the accrued interest for the total of 5,981,859 shares of the Company’s common stock. All such holders of the Notes were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company issued such securities in reliance upon an exemption from registration requirements under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

Private Placement of Common Stock and Warrants

On March 31, 2014, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an institutional accredited investor (the “Purchaser”), with respect to the sale of 3,846,154 shares of the Company’s common stock and warrants to purchase shares of common stock of the Company (the “Warrants”) (together, the “Securities”), for gross proceeds of $2 million (the “Offering”). The Purchaser will be issued 5-year Warrants to purchase 2,884,615 shares of common stock at an exercise price per share (the “Exercise Price”) of $0.52. The Warrants are exercisable immediately on the date of issuance and will expire on March 31, 2019. In addition, the Purchaser agreed to execute a lockup agreement relating to the securities acquired by the Purchaser in the Offering pursuant to which the Purchaser agreed, among other things, to not to sell or otherwise dispose of such securities until the earlier of: (i) ten trading days following the Share Authorization Event or (ii) June 30, 2014. The Company agreed, pursuant to the terms of the Registration Rights Agreement entered into with the Purchaser (the “Equity Registration Right Agreement”), to register, subject to certain limitations, the securities sold in connection with the Offering (as well as warrants to purchase shares of the Company’s common stock in connection with the Offering, as well as the Deerfield Placement Agent Warrants, also issued in connection with this Offering and the Deerfield financing) for resale alongside with the Company’s securities registrable under the terms of the Deerfield Registration Rights Agreement. The Company agreed to pay the Placement Agent in connection with this Offering $160,000 cash commission on the gross proceeds of the Offering and 201,923 warrants to purchase shares of the Company’s common stock on the terms and provisions substantially similar to the Warrants, including the same registration rights, as well as out of pocket and legal expenses of the Placement Agent. The Warrants in the Offering and the placement agent warrants were sold in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof. The Purchaser is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction. The Warrants and the shares of the Company’s common stock underlying such warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The net proceeds of the Offering will be used for general corporate and working capital purposes.

The foregoing description of the Facility Agreement, the Notes, the Security Agreement, the Registration Rights Agreement, the Voting Agreements, the Deerfield Warrants, JPT Warrants and other agreements and instruments in connection therewith does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements and instruments, which are filed as exhibits to the Company’s Annual Report on Form 10-K for the period ended December 31, 2013 and are incorporated herein by reference. These various agreements contain representations and warranties by each of the parties thereto. The representations, warranties and covenants contained in such documents and agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of such agreements or such other date or dates as may be specified in the agreements.

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Appointment Dean Tozer as the Company’s Chief Commercial Officer

On March 30, 2014, the Board appointed Dean Tozer as the Company’s Chief Commercial Officer, effective immediately. From 2006 to 2011, he was Senior Vice President at Advanced BioHealing Inc. where he was responsible for the acquisition and reintroduction of Dermagraft® into the U.S. market. Subsequently, Mr. Tozer was Vice President of Corporate Development at Shire Regenerative Medicine following the acquisition of Advanced BioHealing, where he led the business development efforts for that division including the 2012 acquisition of Pervasis Therapeutics, Inc. Mr. Tozer holds a Bachelor of Commerce degree from St. Mary’s University in Halifax, Canada and is a Certified Management Accountant.

There is no arrangement or understanding between Mr. Tozer and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between him and any executive officers and directors. Further, there are no transactions involving the Company which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act.

In addition, the Board also approved the terms and provisions of Mr. Tozer’s employment with the Company as set forth in an employment letter dated March 30, 2014, to include, among others: (i) base salary of $300,000 per annum, subject to review by the Board for subsequent increases on an annual basis; (ii) an opportunity to earn an annual bonus, subject to the Board’s review and approval, and (iii) provisions relating to termination of his employment with or without cause as well as terminations for change in control of the Company. In addition, Mr. Tozer’s will be entitled to receive, at the Board’s review and discretion, a grant of stock options under the Company’s Equity Incentive Plan to acquire up to 1.27% of the Company’s common stock outstanding, vesting in equal installments over three years after the issuance date, 40% of which options vesting on the first anniversary of the issuance, and the remaining 60% — in equal monthly installments over the 24 month period following such first anniversary. The letter agreement also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature.

Promotion of Peter Clausen to the Company’s Chief Science Officer

On March 30, 2014, the Board appointed Peter Clausen, the Company’s Senior VP of Technology and Business Development, to the offices of the Company’s Chief Science Officer. Pursuant to the terms of the letter agreement, (i) beginning on April 1, 2014, Mr. Clausen’s annual base salary was set to $290,000, subject to annual review by the Compensation Committee and (ii) he will be eligible to earn up to 40% of his annual salary as an annual bonus. In addition, Mr. Clausen will be entitled to receive, at the Board’s review and discretion, a grant of stock options under the Company’s Equity Incentive Plan to acquire up to 1.06% of the Company’s common stock outstanding, vesting in equal installments over three years after the issuance date, 25% of which options vesting on the first anniversary of the issuance, and the remaining 75% — in equal monthly installments over the 36 month period following such first anniversary. The letter agreement also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature.

Corporate Overview

Cytomedix is a regenerative therapies company marketing and developing products within the U.S. and internationally. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous (from self) biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in complex chronic conditions with significant unmet medical needs.

Our current commercial offerings consist of point of care technologies for the safe and efficient separation of autologous blood and bone marrow to produce platelet based therapies or cell concentrates. Today, we have two distinct platelet rich plasma (“PRP”) devices, the AutoloGel System for wound care and the Angel concentrated Platelet Rich Plasma (“cPRP”) System for orthopedics markets. Our sales are predominantly (approximately 91%) in the United States, where we sell our products through direct sales representatives and our Arthrex Distributor and License Agreement. Growth drivers in the U.S. include Medicare coverage for the treatment of chronic wounds under a National Coverage Determination when registry data is collected under Coverage with Evidence Development (“CED”), and a worldwide distribution and licensing agreement that allows our partner to promote the Angel System for all uses other than wound care.

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Our principal offices are located at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877 and our telephone number is (240) 499-2680. Our website address is http://www.cytomedix.com. Information contained on our website is not deemed part of this filing.

The AutoloGelTM System

The AutoloGel System is a point of care device for the production of a platelet based bioactive wound treatment derived from a small sample of the patient’s own blood. AutoloGel is cleared by the FDA for use on exuding wounds and is currently marketed in the $3.4 billion U.S. chronic wound market. The most significant growth driver for AutoloGel is the 2012 National Coverage Determination from the Centers for Medicare and Medicaid Services (“CMS”) and thereby reversing a twenty year old non-coverage decision for autologous blood products used in wound care. Using the patient’s own platelets as a therapeutic agent, AutoloGel harnesses the body’s natural healing processes to deliver growth factors, chemokines and cytokines known to promote angiogenesis and to regulate cell growth and the formation of new tissue. Once applied to the prepared wound bed, the biologically active platelet gel can restore the balance in the wound environment to transform a non-healing wound to a wound that heals naturally. There have been nine peer-reviewed scientific and clinical publications demonstrating the effectiveness of AutoloGel in the management of chronic wounds since the device and gel was cleared by the FDA in 2007.

Medicare reimbursement involves three steps; coverage, assignment of eligible reimbursement codes and in many cases an associated fee schedule to stipulate the amount of reimbursement.

On October 4, 2011 CMS accepted a formal request by Cytomedix to reopen and revise Section 270.3 of the “Medicare NCD Manual”, which addresses Autologous Blood-Derived Products for Chronic Non-Healing Wounds. Subsequently, a National Coverage Determination for autologous PRP with data collection as a condition of coverage was issued by CMS in August 2012. On March 1, 2013, CMS approved four data collection protocols submitted by the Company. On June 10, 2013, CMS established HCPCS Code G0460 (Autologous PRP for ulcers)21 for payment effective July 1, 2013 for the treatment of chronic non-healing diabetic, venous and/or pressure wounds only in the context of an approved clinical trial. This determination permits data collection with reimbursement. On December 2, 2013 CMS designated that this code be paid at a national average rate of $411 per treatment encounter under the Hospital Outpatient Prospective Payment System (“HOPPS”). We anticipate that this payment decision will significantly expand the reimbursement coverage for AutoloGel and allow healthcare providers in the outpatient setting to treat a broad patient population that includes those with diabetic foot ulcers, pressure ulcers and venous ulcers. In the final rule, CMS also made it clear that this payment level will be reviewed annually, allowing for the incorporation of resource utilization data collected throughout 2014 to potentially enhance future payment decisions. In a related decision to control Medicare spending for wound care, CMS finalized rules that will package the payment for various skin substitute products into the payment for the associated clinical procedures. When fully implemented, these revised payment amounts and procedures are expected to enhance the economic value proposition of AutoloGel in the market for advanced wound care therapies. In addition, CMS issued the final payment rules for the Medicare Physician Fee Schedule (“MPFS”), directing Medicare Administrative Contractors (“MACs”), to set the payment rates for claims for AutoloGel based on charges submitted by physician offices. The MACs will determine these payments through the use of invoices and other documentation provided by physician offices. This payment level is consistent with the proposed rule announced by CMS in July this year. These rules took effect January 1, 2014.

We continue to make progress on a next generation AutoloGel PRP Preparation device, enhancing the separation of blood components to provide the added convenience and effectiveness that treating clinicians are looking for at the point of care. Importantly, the new device allows for the whole blood collection and the separation of the platelet rich plasma to be accomplished with a single specially designed closed syringe system that maintains an aseptic environment. This streamlines the process and improves safety and ease-of-use. The sterilization studies are complete and we expect to file a 510(k) application with the FDA upon the completion of platelet characterization and validation studies.

The Company will continue to pursue potential partnerships and commercial agreements for the product with interested parties.

1            Autologous platelet rich plasma for chronic wounds/ulcers, including phlebotomy, centrifugation, and all other preparatory procedures, administration and dressings, per treatment.

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Angel Product Line

The Angel cPRP System, acquired from Sorin USA, Inc. (“Sorin”) in April 2010, is designed for single patient use at the point of care, and provides a simple yet flexible means for producing quality PRP and platelet poor plasma (“PPP”) from whole blood or bone marrow. The Angel cPRP System is a multi-functional cell separation device which produces concentrated platelet rich plasma for use in the operating room and clinic and is used in a range of orthopedic and cardiovascular indications. Similar to the AutoloGel System, the Angel System is a point of care device for the production of a concentrated, aseptic platelet-based bioactive therapy derived from a small sample of the patient’s own blood. The resulting cPRP is applied at the site of injury to promote healing. Market growth and adoption of the technology is driven by a rapidly expanding base of scientific and clinical literature supporting its use and reports in the popular press of athletes benefitting from treatment. PRP is one of the fastest growing segments in the $1.7 billion U.S. orthobiologics market. An additional indication from the FDA for processing bone marrow and additional sales resources is expected to contribute to the sales growth of Angel. The addition of an indication to process bone marrow, based on a 510(k) clearance from FDA achieved in 2012, should provide a safe alternative to bone morphogenic protein (“BMP”) solutions used in orthopedic surgery.

We have grown worldwide sales of Angel steadily since acquiring the product line in April 2010 and we expect that worldwide sales of Angel will continue to grow under the Arthrex Agreement.

In November 2012, we obtained a second 510(k) clearance for our Angel cPRP System for processing a mixture of blood and bone marrow aspirate. The 510(k) clearance for bone marrow aspirate processing increases our ability to support and advance markets within personalized regenerative medicine. Samples of bone marrow aspirate are routinely collected using a needle to obtain a small amount of the soft sponge like fluid found inside of bones. Aspirated bone marrow is frequently used with bone grafting procedures to treat conditions associated with bone loss and delayed union and nonunion fractures. In the U.S., approximately 400,000 spinal fusion procedures are performed each year and the application of bone marrow or bone marrow concentrates has been the historical gold standard. Concentrated PRP produced from blood and bone marrow may be used in up to 90% of spinal fusion procedures. The biologics market associated with spinal fusion procedures is estimated to by approximately $700 million annually.

The Angel product line also includes ancillary products such as phlebotomy and applicator supplies, and activAT. ActivAT is designed to produce autologous thrombin serum from platelet poor plasma and is sold exclusively in Europe and Canada, where it provides a safe alternative to bovine-derived products.

On August 7, 2013, the Company entered into a Distributor and License Agreement (the “Arthrex Agreement”) with Arthrex, Inc., a privately held Florida based company (“Arthrex”). Under the terms of the Arthrex Agreement, Arthrex will obtain the exclusive rights to sell, distribute, and service the Company’s Angel Concentrated Platelet System and ActivAt (“Products”), throughout the world, for all uses other than chronic wound care. The Company granted Arthrex a limited license to use the Company’s intellectual property as part of enabling Arthrex to sell the Products. Arthrex will purchase Products from the Company to distribute and service at certain purchase prices, which may be changed after an initial period. Arthrex will also pay the Company a certain royalty rate based upon volume of the Products sold. The exclusive nature of Arthrex’s rights to sell, distribute and service the Products is subject certain existing supply and distribution agreements such that Arthrex may instruct the Company to terminate or not renew any of such agreements. In addition, Arthrex’s rights to sell, distribute and service the Products is not exclusive in the non-surgical dermal and non-surgical aesthetics markets. The Company believes that partnering this product with an organization with greater commercial resources will translate into faster sales growth and a valuable long-term royalty stream.

ALDHbr Cell Technology

The ALDHbr (“Bright Cell”) technology is a novel approach to cell-based regenerative medicine with potential clinical indications in large markets with significant unmet medical needs such as peripheral arterial disease and ischemic stroke. The Bright Cell technology is unique in that it utilizes an intracellular enzyme marker to facilitate fractionation of essential regenerative cells from a patient’s bone marrow. This core technology was originally licensed by Aldagen from Duke University and Johns Hopkins University. The proprietary bone marrow fractionation process identifies and isolates active stem and progenitor cells expressing high levels of the enzyme aldehyde dehydrogenase, or ALDH, which is a key enzyme involved in the regulation of gene activities associated with cell proliferation and differentiation. These autologous, selected biologically instructive cells have the potential to promote the repair and regeneration of multiple types of cells and tissues, including the growth of new blood vessels, or angiogenesis, which is critical to the generation of healthy tissue. We acquired the Bright Cell technology with the acquisition of Aldagen in February 2012.

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In September 2013, the Company announced its decision to begin a strategic reorganization of its research and development operations that involve the RECOVER-Stroke trial and ALDH Bright Cell platform. As part of this initiative, the Company’s ongoing financial support of the current RECOVER-Stroke trial and the underlying ALDH Bright Cell technology was to be substantially concluded by end of 2013. In January 2014, the Company completed enrollment in the Phase 2 RECOVER-stroke trial after concluding through a resizing analysis that it was adequately powered at 48 patients. The Company expects to announce top line efficacy results from this Phase 2 study in May 2014 when they are expected to be available. The Company is exploring a range of strategic options for continuing its Bright Cell clinical programs beyond the RECOVER-Stroke clinical data results, which options may include, among others, technology transfer, spinout, licensing or other similar transactions involving the underlying technology.

Comparison of Years Ended December 31, 2013 and 2012 (rounded to nearest thousand)

Revenues

Revenues increased $1,007,000 (10%) to $11,571,000, comparing the year ended December 31, 2013 to the previous year. This was primarily due to an increase in product sales of $3,257,000, royalties of $536,000, and service revenue of $201,000, offset by a decrease in license fee revenue of $2,987,000. In 2012, we recognized $3,155,000 in license fee revenue related to an option agreement with a top 20 global pharmaceutical company. Increased product sales were primarily due to an increase in Angel sales of approximately $3,292,000, or 50%. Pursuant to the terms and provisions of the Arthrex Agreement, we recorded a one-time, non-recurring sale of $1,294,000 for existing, placed Angel centrifuges sold to Arthrex. The Company’s product sales, excluding the sale of existing Angel centrifuges to Arthrex, increased $1,963,000. This was primarily attributable to an increase of $1,998,000 in Angel sales, $10,000 in Autologel sales, and a decrease of $45,000 in other sales.

Gross Profit

Gross profit decreased $3,531,000 (53%) to $3,118,000, comparing the year ended December 31, 2013 to the previous year. The decrease was primarily due to approximately $3,155,000 in license fee revenue recognized in 2012 (which had no associated cost), associated with an option agreement with a top 20 global pharmaceutical company. In addition, profit on product sales decreased $1,208,000. This was offset by increased profit from royalties and transition service fees of $463,000 and $201,000, respectively.

Overall gross margin decreased to 27% from 63% for the year ended December 31, 2013 as compared to the previous year. The decrease was primarily due to the license fee recorded in 2012 that had no associated cost of revenue, in addition to the sale of product under the Arthrex Agreement. Although the cost of our products has remained relatively constant, the contractual selling price of Angel products to Arthrex is significantly lower than our historical average selling price. In addition and consistent with the applicable accounting rules, the sale price of existing Angel centrifuges and the related cost of sales under the Arthrex Agreement, were recorded at book value resulting in a zero-margin transaction. This was offset by the gross margin realized from license fee, royalty, and other revenue. Additionally, gross margin on product sales decreased to 20% from 46%. Cash gross margin on product sales decreased to 24% from 54%. Cash gross margin is a non-GAAP financial measure, most directly comparable to the U.S. GAAP measure of gross margin, and should not be considered as an alternative thereto. Cytomedix defines cash gross margin as gross margin exclusive of patent and royalty amortization and depreciation expense, and it is a significant performance metric used by management to indicate cash profitability on product sales.

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The following table discloses the profitability of product sales:

	Year Ended December 31,
	2013			2012(1)
	Pre-license(1)	Post-license	Total	Total

Sales	$5,527,000	$4,972,000	$10,499,000	7,241,000

COGS	3,219,000	5,145,000	8,364,000	3,898,000

Gross profit/(Loss)	2,308,000	(173,000)	2,135,000	3,343,000

Excluding non-cash items:
Depreciation and amortization	402,000		402,000	603,000

Cash gross profit/(loss)	$2,710,000	$(173,000)	$2,537,000	$3,946,000

Gross margin/(loss)	42%	-3%	20%	46%

Cash gross margin/(loss)	49%	-3%	24%	54%

(1) Product sales prior to the execution of the Arthrex Agreement on August 7, 2013.

Gross margin on Pre-license product sales decreased primarily due to Angel machine refurbishment costs of $201,000 and medical device taxes of $86,000 which took effect in 2013.

Gross margin on Post-license product sales were affected by a one-time, $1,294,000 non-recurring sale for existing, placed Angel centrifuges sold to Arthrex. The sale price and related cost of sale for these centrifuges were recorded at book value resulting in a zero-margin transaction. In addition, the contractual selling price of Angel products to Arthrex is significantly lower than our historical average selling price. The negative margin was primarily due to Angel machine refurbishment costs of $114,000, charges for obsolete inventory of $55,000, and logistical costs related to the fulfillment of sales during the Transition Services Period.

Operating Expenses

Operating expenses increased $1,669,000 (9%) to $21,213,000, comparing the year ended December 31, 2013 to the previous year. A discussion of the various components of Operating expenses follows below.

Salaries and Wages

Salaries and wages increased $213,000 (3%) to $7,319,000, comparing the year ended December 31, 2013 to the previous year. The increases were primarily due to increased head-count as a result of the Aldagen acquisition in February 2012 and additional employees to support increased operational activity. In addition, severance charges of approximately $186,000 related to the separation of a former Company executive and $240,000 in Aldagen related reorganization charges were recorded. This was offset by lower bonus expense of $678,000 and decreased stock-based compensation expense of approximately $824,000, primarily related to the 2012 Aldagen acquisition.

Consulting Expenses

Consulting expenses decreased $127,000 (6%) to $2,149,000, comparing the year ended December 31, 2013 to the previous year. The decrease was primarily due to a reduction in stock-based compensation expense for options issued to consultants in 2012 related to the Aldagen acquisition and a decrease in financing related costs. This was offset by an increase in clinical trial related consulting fees and expenses related to the management, promotion, and roll-out of the CED protocols and CMS reimbursement matters.

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Professional Fees

Professional fees decreased $33,000 (3%) to $1,157,000 comparing the year ended December 31, 2013 to the previous year. The decrease was primarily due to legal and accounting costs related to the Aldagen acquisition in the first quarter of 2012, offset by increased legal costs related to financing activities.

Research, Development, Trials and Studies

Research, development, trials and studies expenses increased $412,000 (12%) to $3,798,000, comparing the year ended December 31, 2013 to the previous year. The increase was primarily due to increased research and development costs of $417,000 related to the ALD-401 Phase 2 clinical trial along with increased costs of $116,000 related to one-time charges for the sourcing and testing of Angel centrifuge replacement components and $79,000 for the development of our CED protocols. This was offset by a decrease of $82,000 for manufacturing and design fees related to the revision of an Angel disposable product and $48,000 related to the activities for the development of additional Angel product indications.

General and Administrative Expenses

General and administrative expenses increased $1,204,000 (22%) to $6,790,000, comparing the year ended December 31, 2013 to the previous year. The increase was primarily due to a non-cash charge of $1,006,000 recognized due to the effect of the amendment to the contingent consideration associated with the Aldagen acquisition. In addition, there were increases of $231,000 in employee benefit costs due to additional employees, $193,000 in higher personnel placement fees, $81,000 in higher travel, and $84,000 in higher marketing expenses. These were primarily offset by a decrease of $248,000 in stock-based compensation expense and $91,000 in investor services fees.

Other Income (Expense)

Other expense, net decreased $4,751,000 (69%) to $2,135,000 comparing the year ended December 31, 2013 to the previous year. The decrease was primarily due to $4,335,000 in non-cash charges recognized in 2012 due to the increase in the fair value of the contingent consideration resulting from the change in the Company’s stock price. Approximately $1,513,000 in non-cash inducement expense incurred in 2012 associated with Common stock issued to compensate Series D preferred stockholders for forgone preferred dividend payments due to the early conversion of preferred stock incentive warrants issued in exchange for the early exercise of existing warrants and $471,000 in expense due to the resolution of the Series A Preferred stock contingency that was recognized in 2012 also contributed to the decrease. Additionally, there was a $638,000 net increase in interest expense and debt issuance fees related to various financing activities in 2013 and a $962,000 increase related to non-cash charges for the change in the fair value of derivative liabilities.

Liquidity and Capital Resources

Since inception we have incurred, and continue to incur significant losses from operations. For the year ended December 31, 2013, we have incurred a net loss from operations of approximately $20.2 million and an accumulated deficit at December 31, 2013 of $91.2 million. We had negative working capital at December 31, 2013 of $0.6 million as compared to working capital of $3.6 million at December 31, 2012.

Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, licensing, royalty, and product revenues. The Company’s commercial products and royalties have generated approximately $10.0 million in revenue per year on a run-rate basis. Future products and royalty revenues, however, will be impacted by our licensing arrangement with Arthrex and will require us to depend upon capital infusions to meet our short and long-term cash needs. If we continue to incur negative cash flow from sources of operating activities for longer than expected, our ability to continue as a going concern could be in substantial doubt and we will require additional funds through debt facilities, and/or public or private equity or debt financings to continue operations. We cannot provide any assurance that we will be able to obtain the capital we require on a timely basis or on terms acceptable to us.

At December 31, 2013, we had approximately $3.3 million of cash.

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February 2013 Financing

In February 2013, we completed a financing plan that was comprised of several elements. On February 18, 2013, we entered into a purchase agreement, together with a registration rights agreement, with Lincoln Park Capital, LLC (“LPC”). Under this agreement, we have the right to sell to and LPC is obligated to purchase up to $15 million in shares of our Common stock, subject to certain limitations, from time to time, over the 30-month period commencing in July 2013. Given the parameters within which the Company may draw down from LPC, there is no assurance that the amounts available from LPC will be sufficient to fund our future operational cash flow needs. For the year ended December 31, 2013, we have raised approximately $0.6 million under the terms of the purchase agreement. In addition, on February 19, 2013, in addition to a Credit and Security Agreement with Midcap Financial LLC, as described below, we entered into securities purchase agreements with certain institutional accredited investors and raised gross proceeds of $5 million, before placement agent’s fees and other offering expenses, in a registered offering pursuant to a shelf registration statement on Form S-3 (SEC File No. 333-183704, the base prospectus originally filed with the SEC on August 31, 2012, as subsequently amended and as supplemented by a prospectus supplement filed with the Securities and Exchange Commission on February 20, 2013). Proceeds from the offering were used for general corporate and working capital purposes. Also on February 19, 2013, we entered into a Credit and Security Agreement (the “Credit Agreement”) with Midcap Financial LLC (“Midcap”) that provides for the originally contemplated term loan commitments of $7.5 million, $4.5 million of which we received on February 27, 2013. As originally contemplated, the second tranche of $3.0 million was going to be advanced to the Company, at the Company’s discretion, upon satisfaction of the certain previously disclosed conditions. However, in order to complete the Arthrex licensing engagement (as discussed below) and the Distributor and License Agreement in connection therewith, on August 7, 2013, we entered into the Amendment to Credit Agreement with MidCap, under which MidCap consented, among other things, to the Company’s entering the Arthrex agreement. Finally, the Company granted to MidCap a first priority security interest in the royalty payments payable to the Company pursuant to the Arthrex agreement. As noted below, this debt has been paid off as of March 31, 2014.

Arthrex Distributor Agreement

On August 7, 2013, we entered into the Distributor and License agreement with Arthrex, Inc. Under the terms of this agreement, Arthrex has obtained the exclusive rights to sell, distribute, and service the Company’s Angel products throughout the world, for all uses other than chronic wound care. In connection with the execution of the Arthrex agreement, Arthrex agreed to pay the Company a nonrefundable upfront payment of $5 million. The term of the Arthrex Agreement is five years, automatically renewable for an additional three-year period unless Arthrex gives the Company a termination notice at least one year in advance of the end of the initial five-year period.

November 2013 Private Offering

On November 21, 2013, we executed agreements with certain investors for the subsequent issuance of 10% subordinated convertible notes and stock purchase warrants, for expected gross proceeds of up to $3 million. The eventual closing was contingent upon several factors. The Company received $2.25 million of the expected gross proceeds at the first closing, which occurred on December 10, 2013 after the Company received an acceptable CMS reimbursement determination for Autologel. The remaining $0.75 million of the expected gross proceeds is contingent upon the effectiveness of a registration statement covering the resale of Common shares underlying the 10% subordinated convertible notes and related stock purchase warrants. On January 24, 2014, the $0.75 million of the remaining expected gross proceed was received by the Company when the registration statement went effective.

Deerfield Facility Agreement

On March 31, 2014, Cytomedix, Inc., a Delaware corporation (the “Company”), and Deerfield Management Company, L.P. (“Deerfield”) entered into a certain Facility Agreement, dated as of March 31, 2014 (the “Facility Agreement”). Under the terms of this agreement, Deerfield agreed to provide to the Company with a convertible credit facility (the “Facility”) in an amount up to $35 million to be disbursed as follows: (i) the initial draw of $9 million of the Facility to be disbursed on the closing date of this transaction, which took place on March 31, 2014 (the “Closing”) (the “Initial Draw”), and (ii) following the authorization by the Company’s shareholders to increase the Company’s authorized capital stock of the Company at a special meeting of the Company’s shareholders (the “Share Authorization Event”), the Company will be required to draw and Deerfield will be required to fund, the remaining $26 million of the Facility (the “Second Draw”). Certain existing stockholders of the Company, representing approximately 30% of the common shares outstanding of the Company entitled to vote at the special meeting of the Company’s shareholders, entered into voting agreements pursuant to which they agreed to vote their shares of the Company’s stock in favor of, among other things, the Share Authorization Event. Such shareholders, however, retained the right to terminate the voting agreements upon the occurrence of certain events generally referred to as the Stroke Trial Price Event. The Stroke Trial Price Event (as fully defined in the Facility Agreement) would occur if (i) the primary efficacy endpoint of the RECOVER Stroke Phase 2 trial is met in the modified intent to treat population, (ii) failure of the Company’s shareholders to approve the Share Authorization Event, (iii) the average VWAP of the Company’s stock price for the five days immediately after the public announcement of the results of the stroke trial is at least 50% greater than the average VWAP for the five day period immediately preceding the announcement of the results of the stroke trial, and (iv) the average VWAP for the five day period preceding the announcement of the results of the special meeting of the Company’s shareholders is at least 200% of the Conversion Price of $0.52 or $1.04.

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The Facility will be due in full on the fifth anniversary of the Closing. The Facility is structured as a purchase of senior secured convertible notes (the “Notes”), which bear interest at a rate of 5.75% per annum, payable quarterly in arrears in cash or, at the Company’s election after the Second Draw, registered shares of the Company’s common stock; provided, that during the first five quarters following the Closing, the Company has the option of having all or any portion of accrued interest added to the principal balance of the Facility. However, in the event (of the earlier one to occur) that the Second Draw has not occurred within 120 days following the Closing or the Company’s shareholders do not approve the Share Authorization Event, Deerfield will be entitled, at its election after such event, to a cash payment equal to the greater of: (i) the outstanding principal amount plus all interest accrued and unpaid under the Note plus the Yield Enhancement Payment (as defined below), or (ii) an amount equal to the outstanding principal amount plus all interests accrued and unpaid under the Notes and the Yield Enhancement Payment, multiplied by the ratio of (a) the average of the daily volume weighted average sale price of the Company’s common stock (the “Average VWAP”) for each of the five trading days prior to the Share Authorization Event divided by (b) the Conversion Price (as defined below). However, in the event of a Stroke Trial Price Event (as defined in the Facility Agreement), the Company would have 100 days to cure such non-occurrence of the Share Authorization Event so that a sufficient number of the shares of the Company’s common stock is authorized to allow the conversion of the Notes issued in the Initial Draw and associated Deerfield Warrants into shares of the Company’s common stock. The term “Yield Enhancement Payment” refers to a payment of 3% of the principal amount of the Facility drawn, payable in shares of the Company’s common stock at the Conversion Price immediately after the Second Draw unless there has been the non-occurrence of the Share Authorization Event, or, in cash, if such shares of the Company’s common stock are otherwise not available for issuance.

At any time after the Share Authorization Event, Deerfield will have the right, subject to 9.98% beneficial ownership limitation, to convert the principal amount of the Facility into shares of common stock of the Company (“Conversion Shares”) at a per share price equal to $0.52. In addition, the Company granted to Deerfield the option to require the Company to redeem up to 33.33% of the total amount drawn under the Facility together with any accrued and unpaid interest thereon, on each of the 2nd, 3rd and 4th anniversaries of the Closing with the option right triggered upon the Company’s net revenues failing to be equal or exceed the quarterly milestone amounts set forth in the Facility Agreement. The Company also granted Deerfield the option to require the Company to apply 35% of the proceeds received by the Company in equity-raising transaction(s) to redeem outstanding principal and interest of the Notes, provided that the first $10 million so raised by the Company will be exempt from this put option.

The Facility Agreement includes customary representations and warranties and covenants by the Company, including restrictions on the incurrence of additional indebtedness. Events of default under the Facility Agreement include, among others, failure by the Company to timely make payments due under the Facility; failure by the Company to comply with its covenants under the Facility Agreement, subject to a cure period with respect to most covenants; inaccuracies in representations and warranties of the Company; insolvency or bankruptcy-related events with respect to the Company; or the Company’s cash and cash equivalents and short-term and long-term marketable securities, as set forth on the Company’s balance sheet, being less than $5 million following the Second Draw.

In addition, also on the Closing date, the Company entered into a Security Agreement (the “Security Agreement”), which provides, among other things, that the Company’s obligations under the Notes will be secured by a first priority security interest, subject to customary permitted liens, on all assets of the Company. The Security Agreement also includes customary covenants by the Company, remedies of Deerfield and representations and warranties by the Company.

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In connection with the Facility and at the time of the Initial Draw, the Company agreed to issue to Deerfield 25,115,384 warrants to purchase shares of the Company’s common stock at the exercise price of $0.52 per share (the “Deerfield Warrants”), subject to adjustments. However, no such adjustment will take place in the event a Stroke Trial Price Event takes place. At the time of the Second Draw, if any, the Company will issue to Deerfield additional 67,500,001 warrants to purchase shares of the Company’s common stock at the exercise price of $0.52. The seven-year Deerfield Warrants also contain certain limitations that prevent the holder of any Warrants from acquiring shares upon exercise of a warrant that would result in the number of shares beneficially owned by it and its affiliates to exceed 9.98% of the total number of shares of our common stock then issued and outstanding. The number of shares for which the Warrants are exercisable and the associated exercise prices are subject to certain adjustments as set forth in the Warrants. The holder has the right to net exercise any outstanding Warrants for shares of the Company’s common stock. In addition, upon certain changes in control of the Company, to the extent the Warrants are not assumed by the acquiring entity, the holder can elect to receive, subject to certain limitations and assumptions, a number of shares of our common stock or, in certain circumstances, cash equal to the Black-Scholes value of the outstanding Warrants. The maximum number of shares of our common stock that can be issued pursuant to the terms of the Warrants, assuming we issue the additional warrants, is 92,615,385 million shares. The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of the Deerfield Warrants and expects to rely on such exemption for any issuance of its shares issuable upon exercise of the Deerfield Warrants (the “Deerfield Warrant Shares”). The Deerfield Warrants and the Deerfield Warrant Shares have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

The Company and Deerfield also entered into a Registration Rights Agreement dated as of the same date (the “Deerfield Registration Rights Agreement”) pursuant to which the Company agreed to file a registration statement to register the resale of the Conversion Shares and the Deerfield Warrant Shares of the Company’s common stock following the Share Authorization Event.

The Company agreed to pay BTIG, LLC, the placement agent in connection with this transaction (the “Placement Agent”), the following compensation if the full $35 million Facility is funded: (i) $2,450,000 cash commission (of which $720,000 will be paid upon closing of the Initial Draw), (ii) a warrant to acquire 4,797,692 shares of the Company’s common stock on the terms and provisions substantially similar to the Deerfield Warrants, (the “Deerfield Placement Agent Warrants”) (of which 1,272,692 warrants will be issued upon closing of the Initial Draw and (iii) out of pocket and legal expenses of the placement agent.

Upon the closing of the Initial Draw and following the prepayment and retirement of (i) the MidCap Note, interest and fees in the amount of approximately $3.8 million, and (ii) one of the December 2013 Convertible Notes in the amount of approximately $339,000, net proceeds to the Company in the amount of approximately $4.1 million will be utilized for general corporate and working capital purposes.

JP Nevada Trust Subordination

In connection with the foregoing, the Company (and its subsidiaries, Cytomedix Acquisition Company, a Delaware limited liability company, and Aldagen, Inc., a Delaware corporation) and the holder of the April 2011 $2.1 million secured promissory note, JP’s Nevada Trust (“JPT”), agreed to subordinate its security interest in the Company under the note to that of Deerfield, in consideration for the Company’s issuing JPT a 5-year warrant to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.52 (the “JPT Warrants”). The JPT Warrants also contain price adjustments and other provisions customary to instruments of this nature. The JPT Warrants were issued in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof. JPJ is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company issued the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction. The JPT Warrants and the shares of the Company’s common stock underlying such warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Payoff and Discharge of the MidCap Note

On March 31, 2014, the Company paid approximately $3.8 million to extinguish the secured debt, (interest accrued to date and applicable fees) (evidenced by a senior secured promissory note) owed to MidCap under such note, dated February 19, 2013, thereby discharging the Note and the debt thereunder. The Company has no further obligations or liability under the Note. The financial impact of the foregoing payoff will be reflected in the Company's quarterly period ended March 31, 2014.

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December 2013 Convertible Note Conversions

All (except one) holders of the Company’s outstanding 10% subordinated convertible notes (the “Notes”) purchased in the December 2013 private placement converted their Notes and accrued interest into shares of the Company’s common stock, under the terms of such Notes at the conversion price of $0.4636 per share, and at a conversion price of $0.5295 for the accrued interest for the total of 5,981,859 shares of the Company’s common stock. All such holders of the Notes were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company issued such securities in reliance upon an exemption from registration requirements under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

Private Placement of Common Stock and Warrants

On March 31, 2014, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an institutional accredited investor (the “Purchaser”), with respect to the sale of 3,846,154 shares of the Company’s common stock and warrants to purchase shares of common stock of the Company (the “Warrants”) (together, the “Securities”), for gross proceeds of $2 million (the “Offering”). The Purchaser will be issued 5-year Warrants to purchase 2,884,615 shares of common stock at an exercise price per share (the “Exercise Price”) of $0.52. The Warrants are exercisable immediately on the date of issuance and will expire on March 31, 2019. In addition, the Purchaser agreed to execute a lockup agreement relating to the securities acquired by the Purchaser in the Offering pursuant to which the Purchaser agreed, among other things, to not to sell or otherwise dispose of such securities until the earlier of: (i) ten trading days following the Share Authorization Event or (ii) June 30, 2014. The Company agreed, pursuant to the terms of the Registration Rights Agreement entered into with the Purchaser (the “Equity Registration Right Agreement”), to register, subject to certain limitations, the securities sold in connection with the Offering (as well as warrants to purchase shares of the Company’s common stock in connection with the Offering, as well as the Deerfield Placement Agent Warrants, also issued in connection with this Offering and the Deerfield financing) for resale alongside with the Company’s securities registrable under the terms of the Deerfield Registration Rights Agreement. The Company agreed to pay the Placement Agent in connection with this Offering $160,000 cash commission on the gross proceeds of the Offering and 201,923 warrants to purchase shares of the Company’s common stock on the terms and provisions substantially similar to the Warrants, including the same registration rights, as well as out of pocket and legal expenses of the Placement Agent. The Warrants in the Offering and the placement agent warrants were sold in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof. The Purchaser is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction. The Warrants and the shares of the Company’s common stock underlying such warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The net proceeds of the Offering will be used for general corporate and working capital purposes.

The Company will continue to pursue exploratory conversations with large companies regarding their interest in our various products and technologies. We will seek to leverage these relationships if and when they materialize to secure non-dilutive sources of funding. There is no assurance that we will be able to secure such relationships or, even if we do, the terms will be favorable to us.

If significant amounts of capital infusion are not available to the Company in the near to immediate future from future strategic partnerships, under the second draw of the Deerfield Facility, or under the Lincoln Park agreement, substantial additional funding will be required for the Company to pursue all elements of its strategic plan; otherwise, the Company may be required to curtail or cease its operations altogether. Specific programs that may require additional funding include, without limitation, continued investment in the sales, marketing, distribution, and customer service areas, further expansion into the international markets, significant new product development or modifications, and pursuit of other opportunities. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations could be materially negatively impacted. As discussed above, the Company recently entered into various agreements that will provide the Company with capital infusions totaling $37 million, of which $11 million was received by the Company on March 31, 2014, and the remaining $26 million will be disbursed to the Company upon the authorization of the Company’s shareholders to increase the Company’s authorized capital stock. We believe that our current resources will be sufficient to fund our operations beyond 2014.

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Net cash provided by (used in) operating, investing, and financing activities for the years ended December 31, 2013 and 2012 were as follows:

	December 31,	December 31,
	2013	2012
	(in millions)

Cash flows used in operating activities	$(11.4)	$(11.4)
Cash flows provided by (used in) investing activities	$1.4	$(1.6)
Cash flows provided by financing activities	$10.7	$13.4

Operating Activities

Cash used in operating activities in 2013 of $11.4 million primarily reflects our net loss of $20.2 million adjusted by a (i) $5.2 million increase for changes in assets and liabilities, (ii) $1.1 million increase for depreciation and amortization, (iii) $1.0 million for the effect of the amendment to the contingent consideration, (iv) $0.7 million increase for stock-based compensation, (v) $0.6 million decrease for a gain on disposal of assets, (vi) $0.5 million increase for change in derivative liabilities, (vii) $0.3 million increase for the effect of issuance of warrants for term loan modifications, and (viii) $0.2 million increase for amortization of deferred costs relating to debt issuances. The $5.2 million increase due to changes in assets and liabilities reflects a net $2.2 million increase to deferred revenue primarily due to a $2.0 million license fee received as part of the Arthrex Agreement, $1.8 million in customer deposits, $1.9 million in accounts payable and $1.6 million in receipts for sales fulfilled on behalf of Arthrex during the transition services period. These items are offset by an increase in trade and other receivables of $2.3 million. Immediately following the execution of the Arthrex Agreement, the Company, at the request of Arthrex, agreed to temporarily provide certain services to Arthrex (“Transition Services”). These Transition Services primarily involve customer service, sales order fulfillment, and customer billing and collections. The Transition Services period is expected to end in the first quarter of 2014.

Cash used in operating activities in 2012 of $11.4 million primarily reflects our net loss of $19.8 million adjusted by a (i) $4.3 million increase for change in the fair value of contingent consideration relating to the Aldagen acquisition, (ii) $2.0 million increase for stock-based compensation, (iii) $1.5 million increase for non-cash inducement expense associated with warrant exercise agreements, (iv) $1.5 million decrease for changes in assets and liabilities, (v) $1.2 million increase for depreciation and amortization, (vi) $0.5 million increase for settlement of contingency expense, (vii) $0.5 million decrease for change in derivative liabilities, and (viii) $0.1 million increase for amortization of deferred costs relating to debt issuances. The $1.5 million decrease due to changes in assets and liabilities, in part reflects a net $0.7 million decrease in deferred revenue for revenue recognized relating to the non-refundable exclusivity fees received from a potential global pharmaceutical partner.

Investing Activities

Cash provided by (used in) investing activities in 2013 and 2012 primarily reflects the net activity of purchases and sales of Angel and AutoloGel centrifuge devices. In 2013, existing Angel centrifuges with a net book value of $1.3 million were sold under the Arthrex Agreement. In order to maintain and expand the sales of our products, we will need to continue to purchase Angel and AutoloGel centrifuge devices.

Financing Activities

In 2013, we raised $11.7 million, before placement agent fees and offering expenses, through the issuance of Common stock, $4.5 million from a term loan, and $2.2 million from convertible debt. This was offset by $0.5 million in debt issuance costs, a $0.3 million cash repayment of our convertible debt, and $0.8 million in term loan principal payments.

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In 2012, we raised $9.5 million through the issuance of Common stock ($5.0 million of which was sold to existing Aldagen investors, concurrent with the acquisition of Aldagen and $4.5 million of which was sold to LPC), and received $4.1 million from warrant exercises. This was offset by a $0.2 million cash payment for the redemption of Series A and B Convertible Preferred Stock and the satisfaction of accrued but unpaid dividends thereon.

Inflation

The Company believes that the rates of inflation in recent years have not had a significant impact on its operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Contractual Obligations

	Payments due by December 31,
Contractual obligations at December 31, 2013	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
Long-Term debt (1)	$7,098	$2,398	$2,197	$2,503	$-	$-	$-
Operating leases	1,420	360	360	360	340	-	-
Purchase obligations	573	573	-	-	-	-	-
	$9,091	$3,331	$2,557	$2,863	$340	$-	$-

(1) Includes interest expense.

In addition to the obligations above, at December 31, 2013, we have approximately $287,000 of convertible debt related to the 4% Convertible Notes and $2,250,000 of convertible debt related to the 10% Subordinated Convertible Notes. See Note 15 to our consolidated financial statements for more detail.

Purchase obligations consist of a commitment to purchase 600 Autologel machines in 2014. Under the same obligation, in 2013 and 2012 we purchased 250 Autologel machines for $250,000 and 125 Autologel machines for $125,000, respectively.

Critical Accounting Policies

In preparing our consolidated financial statements, we make estimates and assumptions that can have a significant impact on our consolidated financial position and results of operations. The application of our critical accounting policies requires an evaluation of a number of complex criteria and significant accounting judgments by us. In applying those policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions. We have identified the following policies as critical to our business operations and the understanding of our consolidated results of operations. For further information on our critical and other accounting policies, see Note 3 to our consolidated financial statements.

Stock-Based Compensation

Under the Company’s 2002 Long Term Incentive Plan (the “LTIP”) and 2013 Equity Incentive Plan (the “EIP”), it grants share-based awards, typically in the form of stock options and stock awards, to eligible employees, directors, and service providers to purchase shares of Common stock. The fair values of these awards are determined on the dates of grant or issuance and are recognized as expense over the requisite service periods.

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The Company estimates the fair value of stock options on the date of grant using the Black-Scholes-Merton option-pricing formula. The determination of fair value using this model requires the use of certain estimates and assumptions that affect the reported amount of compensation cost recognized in the Company’s Consolidated Statements of Operations. These include estimates of the expected term of the option, expected volatility of the Company’s stock price, expected dividends and the risk-free interest rate. These estimates and assumptions are highly subjective and may result in materially different amounts should circumstances change and the Company employ different assumptions in future periods.

For stock options issued during the year ended December 31, 2013 and 2012, the expected term was estimated by using peer company information as Cytomedix’s history is limited. Estimated volatility was derived using the Company’s historical stock price volatility. No cash dividends have ever been declared or paid on the Company’s Common stock and currently none is anticipated. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the options.

The Company estimates the fair value of stock awards based on the closing market value of the Company’s stock on the date of grant. In certain select cases, the Company has issued stock purchase warrants, outside the LTIP, to service providers in exchange for the performance of consulting or other services. These warrants have generally been immediately vested and expense was recognized equal to the fair value of the warrant on the date of grant using the Black-Scholes option pricing model. The same assumptions (and related risks) as discussed above apply, with the exception of the expected term; for these warrants issued to service providers, the Company estimates that the warrant will be held for the full term.

Business Combinations

The Company accounts for business combinations using the acquisition method. Under this method the Company allocates the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition, including intangible assets that arise from contractual or other legal rights or are separable (i.e. capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). Determination of fair value is based on certain estimates and assumptions regarding such things as forecasted future revenues and expenses, customer attrition, prevailing royalty rates, required rates of return, etc. The purchase price in excess of the fair value of the net assets and liabilities is recorded as goodwill.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured.

Sales of products

The Company provides for the sale of its products, including disposable processing sets and supplies to customers. Revenue from sales products is recognized upon shipment of products to the customers. The Company does not maintain a reserve for returned products as in the past those returns have not been material.

Usage or leasing of blood separation equipment

As a result of the acquisition of the Angel® business in 2010, the Company acquired various multiple element revenue arrangements that combine the (i) usage or leasing of blood separation processing equipment, (ii) maintenance of processing equipment, and (iii) purchase of disposable processing sets and supplies. Under these arrangements, the total arrangement consideration is allocated to the various elements based on their relative estimated selling prices. The usage of the blood separation processing equipment is accounted for as an operating lease; since customer payments are contingent upon the customer ordering new products, rental income is recorded following the contingent rental method when rental income is earned and collectability is reasonably assured. The sale of disposable processing sets and supplies and maintenance are deemed a combined unit of accounting; since (a) any consideration for disposable processing sets and supplies and maintenance is contingent upon the customer ordering additional disposable processing sets and supplies and (b) both the disposable products and maintenance services are provided over the same term, the Company recognizes revenue for this combined unit of accounting following the contingent revenue method at the time disposable products are delivered based on prices contained in the agreement. Rental income is currently less than 10% of total revenue and the Company therefore does not make separate disclosure in the statement of operations.

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Percentage-based fees on licensee sales of covered products are generally recorded as products are sold by licensees and are reflected as “Royalties” in the Consolidated Statements of Operations.

Direct costs associated with product sales and royalty revenues are recorded at the time that revenue is recognized.

Option Agreement with a global pharmaceutical company

In October 2011, the Company entered into an option agreement with a top 20 global pharmaceutical company granting the potential partner an exclusive option period through June 30, 2012 regarding U.S. supply and distribution of the AutoloGel System. In exchange for this period of exclusivity, we have received non-refundable fees totaling $4.5 million. The revenue for these non-refundable fees is recognized, on a straight-line basis, over the exclusive option period based on the relative selling price, with the remaining balance recognized at the expiration of the option period. In August 2012, the parties agreed to the early termination of the August 30, 2012 exclusivity period and ceased further negotiations concerning a distribution agreement; accordingly, all fees were recognized.

Excise Tax

On January 1, 2013 a medical device excise tax came into effect that required manufacturers to pay tax of 2.3% on the sale of certain medical devices. The Company has determined that the medical device excise tax will be reported on a gross basis and will be recorded as a cost of sale.

Valuation of Goodwill

The Company is required to perform a review for impairment of goodwill in accordance with FASB ASC 350, Intangibles — Goodwill and Other. Goodwill is considered to be impaired if it is determined that the carrying value of the Company exceeds its fair value. The Company conducts an impairment test of goodwill on an annual basis as of October 1 of each year. In addition to the annual review, an interim review is required if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying amount. Examples of such events or circumstances include:

•	a significant adverse change in legal factors or in the business climate;

•	a significant decline in Cytomedix’s stock price or the stock price of comparable companies;

•	a significant decline in the Company’s projected revenue or cash flows;

•	an adverse action or assessment by a regulator;

•	unanticipated competition;

•	a loss of key personnel;

•	a more-likely-than-not expectation that the Company will be sold or otherwise disposed of;

•	a substantial doubt about the Company’s ability to continue as a going concern.

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Valuation of Intangibles

The Company capitalizes the costs of purchased patents, trademarks, customer, and technology related intangibles.

Indefinite lived intangible assets consist of in-process research and development (IPR&D) acquired in the acquisition of Aldagen. The acquired IPR&D consists of specific cell populations (that are related to a specific indication) and the use of the cell populations in treating particular medical conditions. The Company evaluates its indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, and at least on an annual basis as of October 1 of each year, by comparing the fair value of the asset with its carrying amount. When assessing the fair value of the asset, the Company considers various factors that are affected by the events or changes in circumstances. These factors include the valuation method used to determine the value of the asset and key inputs used in the method. If the carrying amount of the intangible asset exceeds its fair value, the Company would recognize an impairment loss in the amount of that excess.

Identifiable intangible assets with finite lives consist of trademarks, technology (including patents), and customer relationships acquired in business combinations. These intangibles are amortized using the straight-line method over their estimated useful lives. The Company reviews its finite-lived intangible assets for potential impairment when circumstances indicate that the carrying amount of assets may not be recoverable by comparing the fair value of the asset with its carrying amount. When assessing the fair value of the asset, the Company considers various factors that are affected by the events or changes in circumstances. These factors include the valuation method used to determine the value of the asset and key inputs used in the method. If the carrying amount of the intangible asset exceeds its fair value, the Company would recognize an impairment loss in the amount of that excess.

Fair Value of Financial Instruments

The balance sheets include various financial instruments that are carried at fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets;

•	Level 2, defined as observable inputs other than Level I prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting period, we perform a detailed analysis of our assets and liabilities that are measured at fair value. All assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3.

The Company accounts for derivative instruments under ASC 815, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. ASC 815 requires that we recognize all derivatives on the balance sheet at fair value. Certain warrants issued in 2013 and prior years meet the definition of derivative liabilities. In December 2013, we issued warrant in connection with certain financing activities; the warrants are accounted for as a derivative liability. In July and November 2011 and December 2013, we issued convertible notes that contained embedded conversion options; the embedded conversion options are accounted for as a derivative liability. We determine the fair value of these derivative liabilities using the Black-Scholes option pricing model. This model determines fair value by requiring the use of estimates that include the contractual term, expected volatility of the Company’s stock price, expected dividends and the risk-free interest rate. Changes in fair value are classified in “other income (expense)” in the consolidated statement of operations.

Recent Accounting Pronouncements

The Company believes the adoption of Accounting Standards Updates issued but not yet adopted will not have a material impact to our results of operations or financial positions.

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BUSINESS AND PROPERTY

Corporate Overview

Informatix Holdings, Inc. was incorporated in Delaware in 1998. In 1999, Autologous Wound Therapy, Inc. (“AWT”), an Arkansas Corporation, merged with and into Informatix Holdings, Inc. and the name of the surviving corporation was changed to Autologous Wound Therapy, Inc. In 2000, AWT changed its name to Cytomedix, Inc. (“Cytomedix” or the “Company”). In 2001, the Company filed bankruptcy under Chapter 11 of the United States Bankruptcy Code, after which Cytomedix was authorized to continue to conduct its business as debtor and debtor-in-possession. The Company emerged from bankruptcy in 2002 under a Plan of Reorganization. At that time, all of the Company’s securities or other claims against or equity interest in the Company were canceled and of no further force or effect. Holders of certain claims or securities were entitled to receive new securities from Cytomedix in exchange for their claims or equity interests prior to bankruptcy. In September 2007, the Company received 510(k) clearance for the AutoloGelTM System (“AutoloGel”) from the Food and Drug Administration (“FDA”). In April 2010, the Company acquired the Angel® Whole Blood Separation System (“Angel” and the “Angel® Business”) from Sorin Group USA, Inc (“Sorin”). In February 2012, the Company acquired Aldagen, Inc., a privately held cell therapy company located in Durham, NC. Aldagen, Inc. is now a wholly-owned subsidiary of Cytomedix. The Company’s principal offices are located at 209 Perry Parkway, Suite 7, Gaithersburg, Maryland 20877; telephone number is (240) 499-2680. The Company’s website address is http://www.cytomedix.com. Information contained on the Company’s website is not deemed part of this filing.

Financial Information about Segments and Geographic Regions

Through December 31, 2013, Cytomedix had only one operating segment. Cytomedix primarily operates in the United States. Revenues from sales generated outside the United States are separately presented in this report. See Item 8, Financial Statements and Supplementary Data.

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Our Business

Cytomedix, Inc. (“Cytomedix,” the “Company,” “we,” “us,” or “our”) is a regenerative therapies company marketing and developing products within the U.S. and internationally. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in complex chronic conditions with significant unmet medical needs.

Our current commercial offerings are centered on our point of care platform technologies for the safe and efficient separation of blood and bone marrow to produce platelet based therapies or cell concentrates. Presently, we promote two distinct platelet rich plasma (PRP) technologies, the AutoloGel System for wound care and the Angel concentrated Platelet Rich Plasma (“cPRP”) System in orthopedics and cardiovascular markets. Our sales are predominantly (approximately 91%) in the United States, where we sell our products through a combination of direct sales representatives and a distribution partner. Growth drivers in the U.S. include Medicare coverage for the treatment of chronic wounds under a National Coverage Determination when registry data is collected under Coverage with Evidence Development (“CED”), and a worldwide distribution and licensing agreement that allows our partner to promote the Angel System for all uses other than wound care.

The AutoloGelTM System

The AutoloGel System is a point of care device for the production of a platelet based bioactive therapy derived from a small sample of the patient’s own blood. AutoloGel is cleared by the FDA for use on a variety of exuding wounds and is currently marketed in the $3.4 billion U.S. chronic wound market. The most significant growth driver for AutoloGel is the 2012 National Coverage Decision from the Centers for Medicare and Medicaid Services (“CMS”) and thereby reversing a twenty year old non-coverage decision for autologous blood products used in wound care. Using the patient’s own platelets as a therapeutic agent, AutoloGel harnesses the body’s natural healing processes to deliver growth factors, chemokines and cytokines known to promote angiogenesis and to regulate cell growth and the formation of new tissue. Once applied to the prepared wound bed, the biologically active platelet gel can restore the balance in the wound environment to transform a non-healing wound to a wound that heals naturally. There have been nine peer-reviewed scientific and clinical publications demonstrating the effectiveness of AutoloGel in the management of chronic wounds since the device and gel was cleared by the FDA in 2007.

The Company is currently pursuing potential partnerships and commercial agreements for the product with interested parties.

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Medicare Reimbursement

On October 4, 2011 CMS accepted a formal request by Cytomedix to reopen and revise Section 270.3 of the “Medicare NCD Manual”, which addresses Autologous Blood-Derived Products for Chronic Non-Healing Wounds. Subsequently, a National Coverage Determination for autologous PRP with data collection as a condition of coverage was issued by CMS in August 2012. On March 1, 2013, CMS approved four data collection protocols submitted by the Company. On June 10, 2013, CMS established HCPCS Code G0460 (Autologous PRP for ulcers)12 for payment effective July 1, 2013 for the treatment of chronic non-healing diabetic, venous and/or pressure wounds only in the context of an approved clinical trial. This determination permits data collection with reimbursement. On December 2, 2013 CMS designated that this code be paid at a national average rate of $411 per treatment encounter under the Hospital Outpatient Prospective Payment System (“HOPPS”). We anticipate that this payment decision will significantly expand the reimbursement coverage for AutoloGel and allow healthcare providers in the outpatient setting to treat a broad patient population that includes those with diabetic foot ulcers, pressure ulcers and venous ulcers. In the final rule, CMS also made it clear that this payment level will be reviewed annually, allowing for the incorporation of resource utilization data collected throughout 2014. In a related decision to control Medicare spending for wound care, CMS finalized rules that will package the payment for various skin substitute products into the payment for the associated clinical procedures. When fully implemented, these revised payment amounts and procedures are expected to enhance the economic value proposition of AutoloGel in the market for advanced wound care therapies. In addition, CMS issued the final payment rules for the Medicare Physician Fee Schedule (“MPFS”), directing Medicare Administrative Contractors (“MACs”), to set the payment rates for claims for AutoloGel based on charges submitted by physician offices. The MACs will determine these payments through the use of invoices and other documentation provided by physician offices. These rules took effect January 1, 2014.

Market

The market for advanced products addressing chronic wounds in the U.S. is estimated to be $3.4 billion annually, with six million wounds (primarily diabetic foot ulcers, venous leg ulcers, and pressure ulcers) per year. Of this market, PRP treatments are currently used in a small fraction. To date, sales have primarily been in sub-markets with established payment pathways for AutoloGel such as Long-Term Acute Care Hospitals (“LTAC”), Veterans Administration Facilities, and certain state Medicaid Agencies. More than 50% of patients with chronic wounds are Medicare beneficiaries. With Medicare coverage now secured for AutoloGel, in 2014 we plan to expand into outpatient wound care centers. Coverage with evidence development is expected to allow the Company to expand the use of AutoloGel while continuing to demonstrate effectiveness in diabetic ulcers, pressure ulcers, and venous ulcers through the U.S. Wound Registry, an extensive wound registry managed by Intellicure (The Woodlands, TX). Over time, we also plan to further expand the target customer base by seeking reimbursement from commercial third party payors.

Competition

AutoloGel remains the only platelet based system cleared by the FDA for the management of chronic wounds. We believe the formulation is optimized to increase the benefits when used on chronic wounds. Specifically, it produces a platelet-based bioactive gel with a physiologically relevant concentration of platelets at 1.3x baseline, which we believe is the optimal concentration for wound management. All other PRP systems produce platelet concentrates at 3 — 14x baseline. Furthermore, it has a preparation time of 5 minutes which optimizes its use as a point-of-care therapy. AutoloGel acts as a biologic healing stimulant to restart the healing process in chronic wounds. Non healing ulcers are the most frequent cause of amputation. A randomized controlled trial (RCT) with AutoloGel demonstrated a 81% complete healing rate in common sized diabetic foot ulcers. Over the past few years, multiple additional data sets have been published in peer-reviewed journals and numerous poster and oral presentations have been presented at leading wound care conferences. However, we face a challenging competitive environment.

The chronic wound market is replete with alternative therapies, older therapies that directly compete with AutoloGel and have established habitual use patterns and provider contracts to encourage standardized use. Acceptance of new products, like AutoloGel, has been slow. Also, several suppliers to the chronic wound market have large market share and significant resources to expend on sales and marketing efforts. However, we believe that the positive clinical data amassed to date and the recently obtained Medicare CED-coverage will position the Company to increase sales and penetrate markets.

2           Autologous platelet rich plasma for chronic wounds/ulcers, including phlebotomy, centrifugation, and all other preparatory procedures, administration and dressings, per treatment.

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Post-Marketing Surveillance Study

In conjunction with the positive clearance decision from the FDA, we agreed to conduct a post-market surveillance program (The AutoloGel Post-marketing Surveillance or “TAPS”) to further analyze the safety profile of bovine thrombin as used in the AutoloGel System. The TAPS program was initiated in 2008 and the Company began enrolling patients in the TAPS program in late 2009. Since the inception of TAPS, the Company has enrolled 120 patients, noting no adverse events. Based on the additional positive safety data, the Company has suspended further enrollment in this surveillance program.

Product Development

We continue to make progress on a next generation AutoloGel PRP Preparation device, enhancing the separation of blood components to provide the added convenience and effectiveness that treating clinicians are looking for at the point of care. Importantly, the new device allows for the whole blood collection and the separation of the platelet rich plasma to be accomplished with a single specially designed closed syringe system that maintains an aseptic environment. This streamlines the process and improves safety and ease-of-use. The sterilization studies are complete and we expect to file a 510(k) application with the FDA upon the completion of platelet characterization and validation studies.

Other Developments

In September 2009, we entered into a license and distribution agreement with Millennia Holdings, Inc. (“Millennia”) for the Company’s AutoloGel System in Japan. Since then, Millennia has been collecting and publishing clinical data for regulatory purposes and expanding the utilization of AutoloGel throughout their network. Millennia will assist Cytomedix in securing a partner to address widespread distribution in Japan. The diabetic population in Japan is estimated to be approximately 22 million.

Angel® Product Line

The Angel cPRP System, acquired from Sorin USA, Inc. (“Sorin”) in April 2010, is designed for single patient use at the point of care, and provides a simple yet flexible means for producing quality PRP and platelet poor plasma (“PPP”) from whole blood or bone marrow. The Angel cPRP System is a multi-functional cell separation device which produces concentrated platelet rich plasma for use in the operating room and clinic and is used in a range of orthopedic and cardiovascular indications. Similar to the AutoloGel System, the Angel System is a point of care device for the production of a concentrated, aseptic platelet-based bioactive therapy derived from a small sample of the patient’s own blood. The resulting cPRP is applied at the site of injury to promote healing. Market growth and adoption of the technology is driven by a rapidly expanding base of scientific and clinical literature supporting its use and reports in the popular press of athletes benefitting from treatment. An additional indication from the FDA for processing bone marrow and additional sales resources is expected to contribute to the sales growth of Angel. The addition of an indication to process bone marrow, based on a 510(k) clearance from FDA achieved in 2012, provides a safe alternative to bone morphogenic protein (“BMP”) solutions used in orthopedic surgery.

The Angel product line also includes ancillary products such as phlebotomy and applicator supplies, and activAT®. activAT is designed to produce autologous thrombin serum from platelet poor plasma and is sold exclusively in Europe and Canada, where it provides a safe alternative to bovine-derived products.

On August 7, 2013, the Company entered into a Distributor and License Agreement (the “Arthrex Agreement”) with Arthrex, Inc., a privately held Florida based company (“Arthrex”). Under the terms of the Arthrex Agreement, Arthrex obtained the exclusive rights to sell, distribute, and service the Company’s Angel Concentrated Platelet System and activAT (“Products”), throughout the world, for all uses other than chronic wound care. The Company granted Arthrex a limited license to use the Company’s intellectual property as part of enabling Arthrex to sell the Products. Arthrex will purchase Products from the Company to distribute and service at certain purchase prices, which may be changed after an initial period. Arthrex will also pay the Company a certain royalty rate based upon volume of the Products sold. The exclusive nature of Arthrex’s rights to sell, distribute and service the Products is subject certain existing supply and distribution agreements such that Arthrex may instruct the Company to terminate or not renew any of such agreements. In addition, Arthrex’s rights to sell, distribute, and service the Products is not exclusive in the non-surgical dermal and non-surgical aesthetics markets. Based on our prior experiences, we expect that worldwide sales of Angel will continue to grow under the Arthrex Agreement.

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Market

Angel was cleared by the FDA in August 2005 and is used primarily in surgical settings, for separation of whole blood into red cells, platelet poor plasma and platelet rich plasma. According to GlobalData’s May 2010 report, “Platelet Rich Plasma: Market Snapshot”, the current estimated market in the U.S. for PRP in surgical applications is estimated to be approximately $75 million. It is projected to grow at 14% annually over the next several years.

The 510(k) clearance for bone marrow aspirate processing increases our ability to support and advance markets within personalized regenerative medicine. Samples of bone marrow aspirate are routinely collected using a needle to obtain a small amount of the soft sponge like fluid found inside of bones. Aspirated bone marrow is frequently used with bone grafting procedures and bone grafts are widely used to treat conditions associated with bone loss and delayed union and nonunion fractures. In the U.S., approximately 400,000 spinal fusion procedures are performed each year and the application of bone marrow or bone marrow concentrates has been the historical gold standard. Concentrated PRP produced from blood and bone marrow may be used in up to 90% of spinal fusion procedures. The biologics market associated with spinal fusion procedures is estimated to be approximately $700 million annually.

Product Development

In November 2012, we obtained a second 510(k) clearance for our Angel cPRP System for processing a mixture of blood and bone marrow aspirate. PRP produced from either blood or a mixture of bone marrow aspirate may be combined with bone graft material and used in appropriate orthopedic procedures, such as spinal fusion, healing of nonunion bone fractures and other bone grafting applications.

Long-term, we expect to seek FDA clearance for additional indications for Angel. We continue to develop clinical data through our interactions with key opinion leaders that will help inform our efforts in this regard.

Competition

We believe Angel has several competitive advantages compared with other commercially available PRP systems including: 1) high platelet yields, 2) significant reduction in pro-inflammatory cells, 3) rapid processing time, 4) adjustable hematocrit from 0% – 25%, and 5) flexible final cPRP volumes. Proprietary software automatically adjusts the separation parameters to deliver a consistent, high-quality product. Closed system processing helps assure a safe and aseptic product.

A number of our competitors are larger companies, with established market share and greater resources to expand sales and marketing efforts. Companies with competing systems include Harvest Technologies (a subsidiary of Terumo), Biomet, and Arteriocyte. We believe the advantages listed above, in addition to our partnership with Arthrex, will facilitate an increase in our competitive position and market share.

Suppliers

We outsource manufacturing for all of our commercial products. We utilize single suppliers for several products that have a complicated manufacturing process and are critical to the Company — specifically, our Angel whole blood processing sets and Angel centrifuge devices. We are in the process of formulating a plan to develop redundant capabilities. Most of the components of AutoloGel are readily available and, therefore, the Company believes that, with one exception, no dependencies exist from its current sourcing practices. The one exception is a reagent, bovine thrombin, available exclusively through Pfizer.

ALDHbr Cell Technology and Development Pipeline

The ALDHbr (“Bright Cell”) technology is a novel approach to cell-based regenerative medicine with potential clinical indications in large markets with significant unmet medical needs such as peripheral arterial disease and ischemic stroke. The Bright Cell technology is unique in that it utilizes an intracellular enzyme marker to facilitate fractionation of essential regenerative cells from a patient’s bone marrow. This core technology was originally licensed by Aldagen from Duke University and Johns Hopkins University. The proprietary bone marrow fractionation process identifies and isolates active stem and progenitor cells expressing high levels of the enzyme aldehyde dehydrogenase, or ALDH, which is a key enzyme involved in the regulation of gene activities associated with cell proliferation and differentiation. These autologous, selected biologically instructive cells have the potential to promote the repair and regeneration of multiple types of cells and tissues, including the growth of new blood vessels, or angiogenesis, which is critical to the generation of healthy tissue. We acquired the Bright Cell technology with the acquisition of Aldagen in February 2012.

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In September 2013, the Company announced its decision to begin a strategic reorganization of its research and development operations that involve the RECOVER-Stroke trial and ALDH Bright Cell platform. As part of this initiative, the Company’s ongoing financial support of the current RECOVER-Stroke trial and the underlying ALDH Bright Cell technology was to be substantially concluded by end of 2013. The Company is exploring a range of strategic options for continuing its Bright Cell clinical programs beyond the RECOVER-Stroke clinical data results, which options may include, among others, technology transfer, spinout, licensing or other similar transactions involving the underlying technology. In January 2014, the Company completed enrollment in the Phase 2 RECOVER-stroke trial after concluding through a resizing analysis that it was adequately powered at 48 patients. The Company expects to announce top line efficacy results from this Phase 2 study in May 2014 when they are expected to be available.

Customer Concentration

In 2013, Cytomedix recorded sales to approximately 319 customers, including distributors. In 2013, Arthrex accounted for 48% of total product sales. No other single customer accounted for more than 5% of total product sales. As of August 8, 2013, Arthrex accounted for 100% of our Angel sales.

Patents, Licenses, and Property Rights

Cytomedix relies on a combination of patents, trademarks, trade secrets, and copyright laws, as well as confidentiality agreements, contractual provisions, and other similar measures, to establish and protect its intellectual property.

Historically, the Company has been party to certain royalty agreements relating to its intellectual property under which it pays certain fees, and has acquired additional royalty agreements as part of the acquisition of Aldagen. Currently, the Company is paying royalties under the following agreements:

•	The inventor is entitled to receive a royalty equal to 5% of gross profits on revenues generated from reliance on the Worden Patents (U.S. patents 6,303,112 and 6,524,568), covering the formulation of AutoloGel. In conjunction with the release of a security interest in the applicable patents securing our payment obligations under a royalty agreement, we paid the inventor a lump sum $500,000 payment in February 2013 in satisfaction of all remaining minimum monthly royalty payments. In addition, the annual maximum royalty payment was raised to $625,000 from $600,000 in conjunction with the amendment. Finally, the Company has no annual royalty obligation unless and until the calculated annual royalty obligation exceeds $100,000 in a given year. This agreement terminates with the expiration of the patents in 2019.

•	Under our license agreement, as amended, with Johns Hopkins University (“JHU”), JHU has granted us an exclusive, worldwide license, under its patents relating to flow sorting of stem cell populations based on a fluorescent ALDH substrate (the “JHU Patents”). Under the terms of the JHU license agreement, as amended, we are obligated to pay a 3% royalty on revenues relating to therapeutic products based on the JHU Patents, and up to 7% on revenues relating to other products based on the JHU patents, subject to an annual minimum of $10,000. We must also pay up to $222,500 in the aggregate upon the satisfaction of specified development milestones. The Company bears all costs to maintain the patents. This agreement terminates with the expiration of the patents in 2016.

•	Under our license agreement with Duke University (“Duke”), Duke has granted us an exclusive, worldwide license under its patents and applications that relate to methods for isolating and manufacturing ALDH Bright Cell populations (the “Duke Patents”). Under the terms of the Duke license agreement, we are obligated to pay up to a 1% royalty to Duke on all revenues relating to the Duke Patents, subject to an annual minimum or $5,000 (which will increase to $25,000 upon the achievement of specified development and commercialization milestones). The Company bears all costs to maintain the patents. This agreement terminates with the expiration of the patents in 2018.

Cytomedix’s patent strategy, designed to maximize value, seeks to (i) assist the Company in establishing significant market positions for its products, (ii) attract strategic partners for collaborative research, development, marketing, distribution, or other agreements, which could include milestone payments to the Company, and (iii) generate revenue streams via out-licensing agreements.

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Including the Aldagen patents, Cytomedix’s current patent portfolio consists of domestic and international patents that generally fall into the following families:

•	Process, formulation, and methods for utilizing platelet releasates to heal damaged tissue

•	Design patents relating to our devices

•	Biomarkers for wound healing treatment efficacy

•	Peptides with anti-inflammatory properties

•	Devices and processes for the production of autologous thrombin

•	Process and methods for isolating and manufacturing ALDH Bright Cell populations

•	Specific chemistries for isolating and manufacturing ALDH Bright Cell populations

The above patent families encompass the Company’s Angel, activAT, and AutoloGel products, as well as the CT-112 anti-inflammatory peptide, homologous growth factors, wound-healing biomarkers, ALDH Bright Cell populations, and several other potential therapies. Cytomedix is continually assessing new opportunities to create or in-license other intellectual property assets. These patents have expiration dates ranging from 2014 to 2027.

Government Regulation

Government authorities in the United States, Canada, the European Union, and other countries extensively regulate pharmaceutical products, biologics, and medical devices. The Company’s products and product candidates are subject to clearance and monitoring by the governing bodies prior to and during the marketing and distribution of product. Regulatory requirements apply to, but are not limited to, research and development, safety and efficacy, clinical studies, manufacture, labeling, distribution, marketing, and the import and export of products. Before a product candidate is approved by the governing bodies for commercial marketing, rigorous preclinical and human clinical testing is conducted to determine the safety and efficacy or effectiveness of the product. If the Company fails to comply with the applicable laws and regulations at any time during the product development process, approval process, or during commercialization, it may become subject to administrative and/or judicial sanctions. These sanctions may include, but are not limited do, refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of the Company’s operations, injunctions, fines, civil penalties and/or criminal prosecution. Any enforcement action could have a material adverse effect on the Company.

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Medical Device Regulation

The Company currently manufactures and distributes the AutoloGel and Angel Concentrated Platelet Rich Plasma (cPRP) Systems. As such, these and future products manufactured and/or distributed by the Company may be subject to regulations by the appropriate governing bodies, including but not limited to, the U.S. Food and Drug Administration, Health Canada, the European Medicines Agency, the Japanese Ministry of Health & Welfare, and other regulatory agencies. The Company currently has modest operations and business development initiatives outside of the United States. Each of the governing bodies, noted above, serve a similar function as FDA. As such, the Company and its product are subject to the regulations enforced by the outside governing bodies. These regulations include, but are not limited to, product clearance, documentation requirements, good manufacturing practices and medical device reporting. Labeling and promotional activities are also subject to regulation by the U.S. Federal Trade Commission, in certain circumstances. Current enforcement policies prohibit the marketing of approved medical devices for unapproved uses. Each governing body reviews the labeling and advertising of medical devices to ensure that unapproved uses are not promoted. Before a new medical device can be introduced to the market, the manufacturer must obtain clearance or approval, depending upon the device classification. In the U.S., medical devices are classified into one of three classes — Class I, II or III. The regulations enforced by FDA and/or the appropriate governing bodies to the medical device(s) provide reasonable assurance that the device is safe and effective. In the U.S., Class I devices are non-critical products that FDA believes can be adequately regulated by “general controls” that include provisions relating to labeling, manufacturer registration, defect notification, records and reports, and current good manufacturing practices (“cGMP”) based on FDA’s Quality Systems Regulations. Most Class I devices are exempt from pre-market notification and some are also exempt from cGMP requirements. Class II devices are products for which the general controls of Class I devices, by themselves, are not sufficient to assure safety and effectiveness and, therefore, require additional controls. Additional controls for Class II devices include performance standards, post-market surveillance patient registries, and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by FDA. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices. All of the governing bodies with responsibility over the Company’s products have the ability to inspect medical device manufacturers, order recalls of medical devices, seize non-complying medical devices, and to criminally prosecute violators.

Section 510(k) of the Federal Food, Drug and Cosmetic Act requires individuals or companies manufacturing medical devices intended for human use to file a notice with FDA at least ninety days before intending to introduce the device into the market. This notice, commonly referred to as a 510(k), must identify the type of classified device into which the product falls, the class of that type, and a specific product already being marketed or cleared by FDA and to which the product is “substantially equivalent”. In some instances, the 510(k) must include data from human clinical studies to establish “substantial equivalence”. The FDA must agree with the claim of “substantial equivalence” before the device can be marketed. The statutory time frame for clearance of a 510(k) is 90 days, though it often takes longer. Cytomedix currently markets only products that are subject to 510(k) clearance.

The Company currently markets the AutoloGel System Centrifuge II, the AutoloGel Wound Dressing Kit, and AutoloGel Reagent Kit, and the Angel Concentrated Platelet Rich Plasma (cPRP) System. Each System’s component is a legally-marketed product that has been cleared by FDA and/or the appropriate governing body. The AutoloGel System Centrifuge II, when used with the AutoloGel Wound Dressing Kit and AutoloGel Reagent Kit, are suitable for use on exuding wounds such as leg ulcers, pressure ulcers and diabetic ulcers and for the management of mechanically or surgically-debrided wounds. The Angel Concentrated Platelet Rich Plasma (cPRP) System consists of the Angel system centrifuge, the Angel cPRP Processing Set, the Whole Blood Access Kit, and the activAT Autologous Thrombin Kit, if applicable. The Angel Concentrated Platelet Rich Plasma (cPRP) System has been cleared for the separation of whole blood or a small amount of whole blood and bone marrow into red cells, platelet poor plasma and platelet rich plasma.

In April 2010, the Company acquired the Angel Concentrated Platelet Rich Plasma (cPRP) System (formerly known as the Angel Whole Blood Separation System) from Sorin Group (Italy). The transfer and distribution of the product is an on-going process that is subject to FDA, Health Canada, European Medicines Agency and other regulations specific to the individual marketed areas. The Angel Concentrated Platelet Rich Plasma (cPRP) System was granted FDA 510(k) clearance for processing blood and bone marrow aspirate in November 2012. It received similar clearances from the European and Australian regulatory authorities in November 2012 and February 2013, respectively.

As a specification developer, manufacturer and distributor of medical devices, Cytomedix is subject to and complies with, among other standards and regulations, 21 CFR of the Food, Drug and Cosmetic Act, ISO 13485, and the Medical Device Directive. As a manufacturer and distributor of medical devices, the Company, and in some instances its subcontractors, is required to register its facilities and products manufactured annually with the appropriate governing bodies and certain state agencies. Additionally, the Company is subject to periodic inspections by the governing bodies to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state or local agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Bio-pharmaceutical Product Regulation

The Company’s ALDH Bright Cells product candidates, recently acquired from Aldagen, and other bio-pharmaceuticals it may develop are also regulated by FDA. Under the United States regulatory scheme, the development process for new such products can be divided into two distinct phases:

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•	Preclinical Phase. The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application (“IND”) for submission to FDA. The IND must be accepted by FDA before the product candidate can be tested in humans. The review period for an IND submission is 30 days, after which, if no comments are made by FDA, the product candidate can be studied in Phase I clinical trials. Certain preclinical tests must be conducted in compliance with FDA’s good laboratory practice regulations and the U.S. Department of Agriculture’s Animal Welfare Act.

•	Clinical Phase. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the product candidate in humans, as well as, the ability to manufacture the drug in accordance with cGMP requirements. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the product candidate. Each clinical protocol is submitted to FDA as part of the IND prior to beginning the trial. Each trial is reviewed, approved, and conducted under the auspices of an investigational review board (“IRB”) and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:

Phase 1.  In Phase 1 clinical trials, typically a small number of healthy individuals (although in some instances individuals with the disease or condition for which an indication is being sought for the product candidate are enrolled) are tested with the product candidate to determine safety and tolerability and includes biological analyses to determine the availability and metabolism of the active ingredient following administration.

Phase 2.  Phase 2 clinical trials involve administering the product candidate to individuals who suffer from the target disease or condition to determine the optimal dose and potential efficacy. These clinical trials are well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.

Phase 3.  Phase 3 clinical trials are performed after preliminary evidence suggesting efficacy of a product candidate has been obtained and safety, tolerability, and an optimal dosing regimen have been established. Phase 3 clinical trials are intended to gather additional information about efficacy and safety that is needed to evaluate the overall benefit-risk relationship and to complete the information needed to provide adequate instructions for the use of the product candidate. Phase 3 trials usually include from several hundred to a few thousand subjects.

Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analyses to confirm the consistent composition of the product.

Phase 1, 2, and 3 testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend (place on “clinical hold”), or terminate the trials based upon the data accumulated to that point and the agency’s assessment of the risk/benefit ratio to the patient. The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request that additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of products under development. Furthermore, IRBs, which are independent entities constituted to protect human subjects at the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at their respective institutions at any time for a variety of reasons, including safety issues.

After the successful completion of Phase 3 clinical trials, the sponsor of the new bio-pharmaceutical submits a Biologics License Application (“BLA”) to the FDA requesting approval to market the product for one or more indications. A BLA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical studies and clinical trials, information about the product candidate’s composition and manufacturing, and the sponsor’s plans for manufacturing, packaging, and labeling the drug. Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, of the safety and efficacy of product candidates for all relevant pediatric populations before the BLA is submitted. The statute provides for waivers or deferrals in certain situations. In most cases, the BLA must be accompanied by a substantial user fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which FDA may approve the product or request additional information.

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The submission of the application is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all BLA’s submitted before it accepts them for filing. It may refuse to accept the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information. After the application is deemed filed and accepted by the FDA, agency staff reviews a BLA to determine, among other things, whether a product is safe and efficacious for its intended use. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its BLA. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of physicians, for review, evaluation, and an approval recommendation. The FDA is not bound by the opinion of the advisory committee. Products that successfully complete BLA review and receive clearance (i.e., approval) may be marketed in the United States, subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA conducts an inspection of the facilities, including outsourced facilities, that will be involved in the manufacture, production, packaging, testing, and control of the product candidate for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter. The length of the FDA’s review may range from a few months to several years.

If the FDA approves the BLA, the product becomes available for physicians to prescribe in the United States. After approval, the BLA holder is still subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, the BLA holder is required to maintain and provide updated safety and efficacy information to the FDA. The BLA holder is also required to comply with requirements concerning advertising and promotional labeling, including prohibitions against promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.

Biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state or local agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

In addition, following the FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or the FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contra-indications. Also, FDA may require post-market testing and surveillance to monitor the product’s safety or effectiveness, including additional clinical studies, known as Phase 4 trials, to evaluate long-term effects.

Other regulatory agencies, including Health Canada and the European Medicines Agency, require preclinical and clinical studies, manufacturing validation, facilities inspection, and post-approval record keeping and reporting similar to FDA requirements. In some instances, data generated for consideration by the FDA may be submitted to these agencies for their consideration for approvals in other countries.

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Fraud and Abuse Laws

The Company may also be indirectly subject to federal and state physician self-referral laws. Federal physician self-referral legislation (commonly known as the “Stark Law”) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal health care programs such as Medicare and Medicaid. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a health care provider to their patients when referring patients to that provider. Both the scope and exception for such laws vary from state to state.

The Company may also be subject to federal and state anti-kickback laws. Section 1128B (b) of the Social Security Act, commonly referred to as the Anti-Kickback Law, prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal health care program such as Medicare and Medicaid. The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are otherwise lawful in businesses outside of the health care industry. The U.S. Department of Health and Human Services (“DHHS”) has issued regulations, commonly known as safe harbors that set forth certain provisions which, if fully met, will assure health care providers and other parties that they will not be prosecuted under the federal Anti-Kickback Law. Although full compliance with these provisions ensures against prosecution under the Anti-Kickback Law, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Law will be pursued. The penalties for violating the Anti-Kickback Law include imprisonment for up to five years, fines of up to $250,000 per violation for individuals and up to $500,000 per violation for companies and possible exclusion from federal health care programs. Many states have adopted laws similar to the federal Anti-Kickback Law, and some of these state prohibitions apply to patients for health care services reimbursed by any source, not only federal health care programs such as Medicare and Medicaid.

In addition, there are two other U.S. health care fraud laws to which the Company may be subject, one which prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any health care benefit program, including private payers (“fraud on a health benefit plan”) and one which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for health care benefits, items or services. These laws apply to any health benefit plan, not just Medicare and Medicaid.

The Company may also be subject to other U.S. laws which prohibit submitting claims for payment or causing such claims to be submitted that are false. Violation of these false claims statutes may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim (or causing the submission of a false claim) or the knowing use of false statements to obtain payment from the U.S. federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by an individual on behalf of the government (a “qui tam action”). Such individuals (known as “qui tam relators”) may share in the amounts paid by the entity to the government in fines or settlement. In addition certain states have enacted laws modeled after the False Claims Act. “Qui tam” actions have increased significantly in recent years causing greater numbers of health care companies to have to defend false claim actions, pay fines or be excluded from the Medicare, Medicaid or other federal or state health care programs as a result of an investigation arising out of such action.

Several states also have referral, fee splitting and other similar laws that may restrict the payment or receipt of remuneration in connection with the purchase or rental of medical equipment and supplies. State laws vary in scope and have been infrequently interpreted by courts and regulatory agencies, but may apply to all health care products and services, regardless of whether Medicaid or Medicare funds are involved.

Research and Development

Prior to the Aldagen acquisition in February 2012, the Company focused its resources primarily on broad commercialization of AutoloGel, as well as integration and sales growth of the Angel product line. It therefore expended only limited amounts on research and development activities (“R&D”). The Company currently has development projects underway to enhance and broaden indications for the AutoloGel System which will further strengthen our competitive edge in the chronic wound market.

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The Company incurred approximately $3,798,000 and $3,386,000 in total R&D expenses in 2013 and 2012, respectively, which are primarily related to the RECOVER-Stroke trial. These figures do not include salaries and wages, which are included in Salaries and Wages in our Statements of Operations, and the allocation of overhead and other indirect costs, which are included in the General and Administrative Expenses line in our Statements of Operations.

Employees

The Company has approximately 40 employees, including the Company’s management. The remaining personnel primarily consist of scientific, sales and marketing, accounting, clinical, operational, and administrative professionals. None of the Company’s employees is covered by a collective bargaining agreement or represented by a labor union. The Company considers its employee relations to be good.

MANAGEMENT

The following table sets forth the names and ages of all Cytomedix directors and executive officers as of December 31, 2013. Officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Date of Election or Appointment	Position(s) with the Company

David E. Jorden	51	September 19, 2008	Executive Chairman of the Board

Joseph Del Guercio	41	February 8, 2012	Independent Director

Stephen N. Keith	61	September 19, 2008	Independent Director

Richard S. Kent	64	February 8, 2012	Independent Director

Mark T. McLoughlin	58	June 7, 2004	Independent Director

C. Eric Winzer	56	January 30, 2009	Independent Director

Lyle A. Hohnke	70	February 8, 2012	Director

Martin P. Rosendale	56	July 1, 2008	Chief Executive Officer, Director

Edward L. Field	48	February 8, 2012	Chief Operating Officer

Steven A. Shallcross	52	May 10, 2013	Chief Financial Officer

Biographical Information of Directors and Executive Officers

Biographical information with respect to the Company’s current executive officers and directors is provided below.

David E. Jorden, CPA, CFA has served as Executive Chairman since February 3, 2012 and was previously an executive board member since October 2008. From 2003 to 2008, he was with Morgan Stanley’s Private Wealth Management group where he was responsible for equity portfolio management for high net worth individuals. Prior to Morgan Stanley, Mr. Jorden served as CFO for Genometrix, Inc., a private genomics/life sciences company focused on high-throughput microarray applications. Mr. Jorden was previously a principal with Fayez Sarofim & Co. Mr. Jorden has a MBA from Northwestern University’s Kellogg School and a B.B.A. from University of Texas at Austin. He holds both Certified Financial Analyst and Certified Public Accountant designations. Mr. Jorden serves on the board of Opexa Therapeutics, Inc. (Nasdaq: OPXA) where he has held the position of Acting Chief Financial Officer since August 2012. He is also on the board of PLx Pharma, Inc., a specialty pharmaceutical company developing GI safer NSAIDs (nonsteroidal anti-inflammatory drugs).

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Stephen N. Keith, MD, MSPH has served as a Director since September 19, 2008. Dr. Keith served as the Chief Executive Officer of the American College of Clinical Pharmacology, a premier professional society for the discipline of clinical pharmacology, from 2009 until early 2012. From 2006 until 2009, Dr. Keith served as President and Chief Operating Officer of Panacea Pharmaceuticals, Inc. From 2003 until 2006, Dr. Keith was a Managing Director of Glocap Advisors, an investment bank based in New York, and a Senior Consultant with the Biologics Consulting Group. During 2002 – 2003, Dr. Keith was a General Partner with Emerging Technology Partners, an early-stage life sciences venture capital firm in Maryland. Just prior to joining Emerging Technology Partners, he held the position of President and Chief Operating Officer at Antex Biologics Inc. From 1995 to 2000, Dr. Keith served as Vice President, Marketing and Sales, at North American Vaccine, Inc. From 1990 to 1995, Dr. Keith held various positions at Merck & Co., Inc., including Senior Director, Health Care Delivery Policy in Corporate Public Affairs, Senior Customer Manager in the U.S. Human Health Division, and Senior Director, Health Strategies, in the Merck-Medco Managed Care Division. Dr. Keith completed his undergraduate work at Amherst College, Amherst, Massachusetts, in 1973, and he received the M.D. degree from the University of Illinois in 1977. Dr. Keith completed a three-year residency in Pediatrics at the University of California, Los Angeles, Center for the Health Sciences in 1980. From 1980 to 1982, he was a Robert Wood Johnson Foundation Clinical Scholar at UCLA, during which time he received a Masters in Science in Public Health from UCLA. From 1982 to 1987, Dr. Keith served on the faculty of the Charles Drew Medical School and the UCLA School of Medicine in the Department of Pediatrics. From 1987 to 1990, Dr. Keith served as a Health Policy Advisor to the U.S. Senate Committee on Labor and Human Resources, under Senator Edward M. Kennedy. He is currently a Site Director for WellStreet Urgent Care in Atlanta, Georgia, a position he assumed in 2012, serves as a member of the Boards of Directors of The David Winston A. Winston Health Policy Fellowship, National Medical Fellowships, and Community Health Charities, and is a Fellow of the Academy of Pediatrics and a Diplomate of the American Board of Pediatrics.

Mark T. McLoughlin has served as a Director since June 7, 2004. Mr. McLoughlin currently serves as Senior Vice President & President U.S. Laboratory Solutions for VWR International, LLC, a position he has held since July 2012. As Senior Vice President & President of U.S. Laboratory Supply, Mr. McLoughlin leads all sales, marketing, services and operations for the U.S. Mr. McLoughlin joined VWR in September 2008. Prior to his current role, Mr. McLoughlin was Senior Vice President of Category Management as well as Senior Vice President of Emerging Businesses. Mr. McLoughlin brings over 30 years of commercial and strategic management experience. He has been responsible for leading a combination of VWR’s distribution, manufacturing and regional businesses throughout North America. Before joining VWR, Mr. McLoughlin held the position of Senior Vice President, Chief Marketing Officer for Cardinal Health, Inc. based in Geneva, Switzerland, where he designed and implemented an International Strategic Marketing Organization to support all of the Cardinal Health business outside of the U.S. and Canada. Prior to this position, from 2002 – 2007, Mr. McLoughlin was Senior Vice President, General Manager of Cardinal Health’s Scientific Products Clinical Laboratory business located in McGaw Park, IL. Mr. McLoughlin serves on the Board of Advisors for the Center for Services Leadership, W.P.Carey School of Business at Arizona State University. He graduated from the University of Arizona with a bachelor of arts, majoring in psychology.

C. Eric Winzer has served as Director since January 30, 2009. Mr. Winzer currently serves as Chief Financial Officer of OpGen, Inc., a privately held, whole-genome analysis company headquartered in Gaithersburg, MD. Prior to joining OpGen, Mr. Winzer was Executive Vice President and Chief Financial Officer of Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX) from July 2007 to June 2009. Mr. Winzer was with Life Technologies Corporation (Nasdaq: LIFE), formerly Invitrogen Corporation, a provider of life science technologies for disease research and drug discovery, from 2000 to 2006, where he served as Senior VP and Chief Financial Officer, Executive Sponsor for Life’s ERP implementation and VP, Finance. From 1986 to 2000, Mr. Winzer held positions of increasing responsibilities at Life Technologies, Inc., including Chief Financial Officer, Secretary and Treasurer. From 1980 until 1986, he held various financial positions at Genex Corporation. Mr. Winzer received his B.A. in Economics and Business Administration from McDaniel College and an M.B.A. from Mount Saint Mary’s University.

Martin P. Rosendale has served as our Chief Executive Officer and Director since July 1, 2008. Prior to that, in March 2008, he was appointed as Executive Vice-President and Chief Operating Officer of the Company. From January 2005 to March 2008, Mr. Rosendale held the position of Chief Executive Officer of Core Dynamics, Inc., a Rockville, MD biotechnology startup company using cryopreservation technology developed in Israel. From March 2001 to December 2004, Mr. Rosendale held the position of Senior Vice President and General Manager of ZLB Bioplasma, Inc., a Glendale, CA biologics company, as well as other positions at various biotechnology companies. Mr. Rosendale holds a Bachelor of Science degree in Microbiology from California State University in Long Beach, CA (1982).

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Dr. Richard S. Kent has served as served as Director since February 8, 2012. He previously served as a member of Aldagen’s Board from March 2010 to February 2012. Since December 2008, he has been a Partner with Intersouth Partners, a venture capital firm that was Aldagen’s largest stockholder. Dr. Kent served as the President and Chief Executive Officer of Serenex, Inc., a biotechnology company focused on oncology, from 2002 until its sale to Pfizer in April 2008. From 2001 until he joined Serenex, he served as President and Chief Executive Officer of Ardent Pharmaceuticals, Inc. Before that, he held senior executive positions at GlaxoSmithKline, where he was Senior Vice President of Global Medical Affairs and Chief Medical Officer; at Glaxo Wellcome, where he was Vice President of U.S. Medical Affairs and Group Medical Director; and at Burroughs Wellcome, where he was International Director of Medical Research. Dr. Kent has served as a director of Inspire Pharmaceuticals, Inc., a publicly traded biotechnology company, since June 2004, until its acquisition by Merck in 2011. Dr. Kent received his undergraduate degree from the University of California, Berkeley and his M.D. from the University of California, San Diego. He is board certified in both internal medicine and cardiology. Dr. Kent’s qualifications to serve on the Board include his extensive experience as a chief executive officer and senior medical officer in the pharmaceutical industry.

Dr. Lyle Hohnke has served as served as Director since February 8, 2012. He previously served as a member of Aldagen’s Board from August 2008 to February 2012 and Aldagen’s President and Chief Executive Officer from October 2010 to February 2012. He was previously a partner of Tullis Dickerson, a healthcare-focused venture capital fund and an investor in Aldagen. Dr. Hohnke holds Ph.D. and M.A. degrees from the University of Oregon and was a postdoctoral fellow at the UCLA School of Medicine. He also holds an M.B.A. degree from the Hartford Graduate Institute at Rensselaer Polytechnic Institute and a B.A. degree from Western Michigan University. Dr. Hohnke’s qualifications to serve on the Board include his experience in working with entrepreneurial companies in the healthcare field and his business and finance background.

Joseph Del Guercio has served as served as Director since February 8, 2012. He has been Managing Director at CNF Investments (CNF)/Clark Enterprises, an Aldagen investor, since November 2004. Prior to joining CNF, he was a director with LPL Financial Services, a Boston and San Diego based independent broker dealer, with responsibility for strategic planning, new product development, and acquisitions. Mr. Del Guercio started his career as an investment banker was with Goldman Sachs and Robertson Stephens, where he focused on mergers and acquisitions, private and public equity financings, and restructurings. Mr. Del Guercio serves on the boards of directors of Terrago Technologies Inc., an Atlanta-based technology company, Innovative Biosensors, a Maryland-based diagnostics company, Flyby Media, Inc., a New York-based technology company, Verax Biomedical, Inc., a privately held company based in Worcester, Massachusetts, Overture Technologies, Inc., a Bethesda, MD-based software company, and Orchestro, Inc., a Washington DC based technology company. Mr. Del Guercio is also an advisory board member on a number of CNF’s fund investments. Mr. Del Guercio has an M.B.A. degree from Harvard Business School and a B.S. degree from Boston College.

Steven A. Shallcross, CPA has served as our Chief Financial Officer since May 10, 2013. From July 2012 to present, Mr. Shallcross held the offices of Executive VP, Chief Financial Officer and Treasurer of Empire Petroleum Partners, LLC, a motor fuel distribution company. From July 2011 to March 2012, Mr. Shallcross was Acting Chief Financial Officer for Sensors for Medicine and Science, Inc., a privately held medical device company in Germantown, MD. From January 2009 to March 2011, he was Executive Vice President and Chief Financial Officer at Innocoll Holdings, Inc., a private held biopharmaceutical company in Ashburn, VA. From November 2005 to January 2009, he was Senior Vice President, Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc., a Nasdaq (VNDA) listed biopharmaceutical company in Rockville, MD. Mr. Shallcross holds an MBA degree from the University of Chicago, Booth School of Business (1994) and a BS in Accounting degree from University of Illinois (1983).

Edward L. Field joined the Company as Chief Operating Officer on February 8, 2012. Prior to joining the Company, Mr. Field served as Aldagen’s President and Chief Operating Officer from November 2004 to March 2010. From March 2010 to November 2010, he served as Aldagen’s Chief Business Officer. From November 2010 to February 2012, he served as Aldagen’s Chief Operating Officer. Prior to joining Aldagen, Mr. Field was the President and Chief Executive Officer of Inologic, Inc., a private biopharmaceutical company, from 2002 to September 2004. Prior to joining Inologic, from 1999 to 2002, Mr. Field was the President of Molecumetics, Ltd., a drug discovery and development subsidiary of Tredegar Corporation, until its merger with Therics, LLC, a regenerative medicine company. Mr. Field received a Master of Business Administration degree from the University of Virginia’s Darden School of Business Administration and a Bachelor of Arts degree in Economics from Duke University.

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There are no family relationships between any of the Company’s executive officers or directors and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Board of Directors

The Board oversees the business affairs of Cytomedix and monitors the performance of management. Presently, there are eight Board members. At each annual meeting, shareholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which he or she is elected or until his or her successor is duly elected.

There were no material changes to the procedures by which shareholders may recommend nominees to the Board since the Company’s last disclosure of such policies.

No director or officer of the Company has, during the last 10 years, been subject to or involved in any legal proceedings described under Item 401(f) of Regulation S-K, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

Audit Committee

The Board formed an Audit Committee in December 2004. Mr. Winzer currently serves as chairman of the Audit Committee. The Board has determined that Mr. Winzer is an audit committee financial expert as defined by Item 407(d) of Regulation S-K under the Securities Act and is “independent” as the term is defined under the federal securities laws. Other members of the Audit Committee are Mr. McLoughlin and Dr. Keith. Following its transition from the NYSE Amex onto the OTC Bulletin Board, the Company is no longer subject to the requirements of the NYSE Amex Company Guide and, particularly, the “independence” standards set forth in the Company Guide. However, the Company applies NASDAQ Stock Market “independence” standard in its assessment of director and committee member independence. The Board has determined that each member of the Audit Committee is “independent” as required by the NASDAQ Stock Market rules and regulations and under the federal securities laws. The Audit Committee has a written charter adopted by the Board, which is available on the Company’s website at www.cytomedix.com and at no charge by contacting the Company at its headquarters as listed on the cover page of this report. Information appearing on the Company’s web site is not part of this Annual Report.

The purpose of the Audit Committee is to assist the Board in its general oversight of Cytomedix’s financial reporting, internal controls and audit functions. As described in the Audit Committee Charter, the Audit Committee’s primary responsibilities are to:

•	Review whether or not management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	Review whether or not management has established and maintained processes to ensure that an adequate system of internal controls is functioning within the Company;

•	Review whether or not management has established and maintained processes to ensure compliance by the Company with legal and regulatory requirements that may impact its financial reporting and disclosure obligations;

•	Oversee the selection and retention of the Company’s independent public accountants, their qualifications and independence;

•	Prepare a report of the Audit Committee for inclusion in the proxy statement for the Company’s annual meeting of shareholders;

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•	Review the scope and cost of the audit, the performance and procedures of the auditors, the final report of the independent auditors; and

•	Perform all other duties as the Board may from time to time designate.

Code of Conduct and Ethics

In April 2005, the Board approved a Code of Conduct and Ethics applicable to all directors, officers and employees which complies with Item 406 of Regulation S-K. A copy of this Code of Conduct is available at the Company’s website at www.cytomedix.com, and is available at no charge by contacting the Company at its headquarters as listed on the cover page of this Annual Report. Information appearing on the Company’s website is not part of this Annual Report.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires officers, directors and persons who own more than ten percent of a registered class of equity securities to, within specified time periods, file certain reports of ownership and changes in ownership with the SEC.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company pursuant to Rule 16a-3 under this Exchange Act during the Company’s most recent fiscal year, and Forms 5 with respect to the most recent fiscal year, the Company believes that all such forms required to be filed pursuant to Section 16(a) were timely filed as necessary by the executive officers, directors and security holders required to file same during the fiscal year ended December 31, 2013.

EXECUTIVE COMPENSATION

This discussion focuses on the compensation paid to “named executive officers,” which is a defined term generally encompassing all persons that served as principal executive officer at any time during the fiscal year, as well as certain other highly paid executive officers serving in such positions at the end of the fiscal year. During 2013 and 2012, the named executive officers consisted of the following persons:

•	Martin P. Rosendale — Chief Executive Officer (Principal Executive Officer)

•	Steven A. Shallcross — Chief Financial Officer (Principal Financial and Accounting Officer)

•	Edward L. Field — Chief Operating Officer (effective February 8, 2012)

•	Andrew S. Maslan — former Chief Financial Officer (resigned effective May 2013)

•	Patrick P. Vanek — Vice President of Operations (through February 8, 2012)

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Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(6)	All Other Compensation	Total
Martin P. Rosendale(1) Chief Executive Officer	2013	$376,250	$91,000	$—	$10,200	$477,450
	2012	$359,167	$50,000	$—	$10,000	$419,167

Steven A. Shallcross(2) Chief Financial Officer (Effective May 10, 2013)	2013	$185,278	$—	$270,240	$4,833	$460,351

Edward L. Field(3) Chief Operating Officer (Effective February 8, 2012)	2013	$285,571	$57,179	$—	$13,710	$356,460
	2012	$243,191	$15,000	$675,411	$8,932	$942,534

Andrew S. Maslan(4) Chief Financial Officer	2013	$93,750	$52,500	$—	$161,336	$307,586
	2012	$235,833	$32,000	$—	$10,000	$277,833

Partick P. Vanek(5) VP – Operations	2012	$195,071	$15,000	$—	$1,950	212,021

(1)	Mr. Rosendale may earn a cash bonus of up to 50% of his salary. The exact amount of such bonus compensation is to be determined by the Compensation Committee and approved by the Board. No stock options were awarded in 2012 and 2013. Amounts in All Other Compensation reflect employer 401(k) matching contributions.

(2)	Mr. Shallcross was appointed by the Board on March 30, 2013 as the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer, commencing on as of May 10, 2013. The Board also approved the terms and provisions of Mr. Shallcross’ employment with the Company as set forth in certain Employment Letter dated March 30, 2013, to include, among others: (i) base salary of $290,000 per annum, subject to review by the Board for subsequent increases on an annual basis; (ii) a grant of stock options under the Company’s Long-Term Incentive Plan to purchase 600,000 shares of the Company’s common stock at an exercise price per share of $0.51, the closing price of the Company’s common stock on April 1, 2013, vesting in equal installments over three years after the issuance date, (iii) an opportunity to earn an annual bonus in the amount of up to 40% of his annual base salary, subject to the Board’s review and approval, (iv) provisions relating to termination of his employment with or without cause as well as terminations for change in control of the Company. In addition, the foregoing Employment Letter also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature. Amount under Option Awards represent the grant date fair value of 600,000 options awarded during 2013.

(3)	Mr. Field joined the Company on February 8, 2012 as Chief Operating Officer. Amount of salary for 2012 represents amount earned from his date of hire. Mr. Field may earn a cash bonus of up to 40% of his salary. The exact amount of such bonus compensation is to be determined by the Compensation Committee and approved by the Board. Amount under Option Awards represent the grant date fair value of 534,000 options awarded during 2012. No stock options were awarded in 2013. Amounts in All Other Compensation reflect employer 401(k) matching contributions.

(4)	No stock options were awarded in 2012 and 2013. Mr. Maslan resigned as the Company’s CFO effective as of May 10, 2013. Amounts in All Other Compensation reflect employer 401(k) matching contributions and certain payments made as a result of the resignation.

(5)	Mr. Vanek relinquished his position as an officer of the Company effective February 8, 2012. However, he remains an employee and Vice President. Mr. Vanek may earn a cash bonus of up to 30% of his salary. The exact amount of such bonus compensation is to be determined by the Compensation Committee and approved by the Board. No stock options were awarded in 2012. Amounts in All Other Compensation reflect employer 401(k) matching contributions.

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(6)	Represents the fair value of the stock option awards granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. All equity-based compensation is estimated on the date of grant using the Black-Scholes-Merton option-pricing formula which uses various assumptions. The expected volatilities used in the model are based on the historical volatility of the Company’s stock. The Company uses peer company data to estimate option exercise and employee termination within the valuation model. The expected years until exercise represents the period of time that options are expected to be outstanding and was estimated by using peer company information. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimated that the dividend rate on its Common stock will be zero.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has employment agreements with the following named executive officers. The following is a description of these agreements.

Martin P. Rosendale:  Mr. Rosendale’s employment agreement, as amended, provides for his at-will employment as the Company’s Chief Executive Officer. Effective June 1, 2012, Mr. Rosendale’s annual salary was $350,000 and his target bonus percentage was 50%, depending on the achievement of performance criteria. This compensation is subject to annual review and modification by the Board of Directors. If Mr. Rosendale’s employment is terminated by the Company, he is entitled to receive a lump sum severance payment of $50,000.

Steven A. Shallcross:  Mr. Shallcross was appointed by the Board on March 30, 2013 as the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer, commencing on as of May 10, 2013. The Board also approved the terms and provisions of Mr. Shallcross’ employment with the Company as set forth in certain Employment Letter dated March 30, 2013, to include, among others: (i) base salary of $290,000 per annum, subject to review by the Board for subsequent increases on an annual basis; (ii) a grant of stock options under the Company’s Long-Term Incentive Plan to purchase 600,000 shares of the Company’s common stock at an exercise price per share of $0.51, the closing price of the Company’s common stock on April 1, 2013, vesting in equal installments over three years after the issuance date, (iii) an opportunity to earn an annual bonus in the amount of up to 40% of his annual base salary, subject to the Board’s review and approval, (iv) provisions relating to termination of his employment with or without cause as well as terminations for change in control of the Company. In addition, the foregoing Employment Letter also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature.

Edward L. Field:  Mr. Field’s employment agreement provides for his at-will employment as the Company’s Chief Operating Officer. Effective April 1, 2013, Mr. Field’s annual salary was $290,000 and his target bonus percentage was 40%, depending on the achievement of performance criteria. This compensation is subject to annual review and modification by the Board of Directors. If Mr. Field’s employment is terminated by the Company without cause, he is entitled to receive his annual base salary and all other benefits for a period of six months on the same terms and schedules as existed immediately prior to his termination. Additionally, unvested stock options will continue to vest during this six month period.

Andrew S. Maslan:  Mr. Maslan’s employment agreement, as amended, provides for his at-will employment as the Company’s Chief Financial Officer. Effective June 1, 2012, Mr. Maslan’s annual salary was $250,000 and his target bonus percentage was 35%, depending on the achievement of performance criteria. This compensation is subject to annual review and modification by the Board of Directors. If Mr. Maslan’s employment is terminated by the Company without cause, he is entitled to receive his annual base salary and all other benefits for a period of six months on the same terms and schedules as existed immediately prior to his termination. Additionally, unvested stock options will continue to vest during this six month period. On March 29, 2013, Mr. Maslan tendered his resignation as the Company’s CFO and Secretary effective as of May 10, 2013. Mr. Maslan’s departure was not due to any disagreement with the Company. The Company and Mr. Maslan executed a Separation Agreement dated as of March 30, 2013, which was approved by the Compensation Committee and the independent members of the Board of Directors. The Separation Agreement provides Mr. Maslan with certain payments and benefits upon termination of employment consistent with the terms and provisions of the “not for cause” termination of his employment agreement with the Company. In addition, the Company and Mr. Maslan agreed, among other things, that the unvested portion of his December 2011 option grant representing 33,334 options will vest immediately upon execution of the Separation Agreement. Further, Mr. Maslan’s stock options previously awarded by the Company and vested as of the date of the Separation Agreement will remain in full force and effect and will continue to be governed by the terms of the applicable stock option grant notices and agreements between him and the Company. The parties to the Separation Agreement executed releases with respect to certain claims enumerated in the Separation Agreement. In addition, Mr. Maslan made additional representations and covenants, including, among others, covenant not to sue, not to solicit the Company’s personnel, not to disparage the Company and related parties, and to keep the Company’s information confidential. The Separation Agreement also contains certain other provisions that are customary in agreements of this nature.

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Grants of Plan-Based Awards in 2013

Name	Grant date	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Martin P. Rosendale		0
Steven A. Shallcross	03/30/2013	600,000	$0.51	$270,240
Edward L. Field		0
Andrew S. Maslan		0

Outstanding Equity Awards at December 31, 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Martin P. Rosendale	200,000	—		$1.54	3/14/2018
	300,000	—		$0.75	9/19/2018
	200,000	—		$0.40	12/16/2018
	165,000	—		$0.56	9/18/2019
	100,000	50,000	(2)	$0.80	12/1/2021
Steven A. Shallcross	—	600,000	(3)	$0.51	3/30/2023
Edward L. Field	423,000	111,000	(4)	$1.40	2/8/2022
Andrew S. Maslan	60,000	—		$5.07	1/11/2016
	40,000	—		$2.52	3/16/2016
	50,000	—		$2.73	10/11/2016
	20,000	—		$0.88	7/27/2017
	100,000	—		$0.70	9/18/2018
	35,000	—		$0.60	5/13/2019
	30,000	—		$0.62	9/17/2019
	50,000	—		$0.56	7/13/2020
	10,000	—		$0.37	5/23/2021
	50,000	—		$0.80	12/1/2021

(1)	All options are fully vested.

(2)	All 50,000 options vest on December 1, 2014.

(3)	Options vest as follows: 200,000 each on March 30, 2014, March 30, 2015 and March 30, 2016.

(4)	All 111,000 options vest on December 31, 2014.

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Option Exercises and Stock Vested in 2013

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Martin P. Rosendale	0	$—
Steven A. Shallcross	0	$—
Edward L. Field	0	$—
Andrew S. Maslan	0	$—

The Company does not provide any pension plans/benefits or nonqualified deferred compensation.

Director Compensation in 2013

For service during 2013, each non-employee director was entitled to and received options to purchase 30,000 shares of the Company’s common stock and, in addition, each committee chair was entitled to and received options to purchase 10,000 shares of the Company’s common stock.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
David E. Jorden(2)	$—	$—	$100,000	$100,000
James S. Benson	$30,000	$13,932	$—	$43,932
Joseph Del Guercio	$25,000	$13,932	$—	$38,932
Lyle A. Hohnke	$25,000	$13,932	$—	$38,932
Stephen N. Keith	$30,000	$18,576	$—	$48,576
Richard S. Kent	$25,000	$13,932	$—	$38,932
Mark T. McLoughlin	$30,000	$18,576	$—	$48,576
C. Eric Winzer	$35,000	$18,576	$—	$53,576

(1)	Represents the fair value of the stock option awards granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. All equity-based compensation is estimated on the date of grant using the Black-Scholes-Merton option-pricing formula which uses various assumptions. The expected volatilities used in the model are based on the historical volatility of the Company’s stock. The Company uses peer company data to estimate option exercise and employee termination within the valuation model. The expected years until exercise represents the period of time that options are expected to be outstanding and was estimated by using peer company information. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimated that the dividend rate on its common stock will be zero. At December 31, 2013, the following number of stock options remained unexercised by non-employee directors as follows: Benson — 380,000, Del Guercio — 60,000, Hohnke — 535,000, Keith — 200,000, Kent — 60,000, McLoughlin — 390,000, Winzer — 200,000.

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(2)	Mr. Jorden is an executive member of management in addition to serving on the Board as Executive Chairman. He is not compensated for his Board service. No stock options were awarded in 2013. The amount in the All Other Compensation column represents his cash compensation as an employee in 2013.

In May 2013, the Board’s Compensation Committee engaged PayGovernance LLC, an outside compensation consultation expert, to conduct an overall assessment of the non-management director compensation levels to assess the competitive positioning of the Company's program for such directors. In its review, the experts considered, among other factors, annual Board committee retainers and per meeting fees, chair premium/incremental fees, annualized expected value of stock-based compensation, and actual total cash compensation. Following its review, the experts concluded that Cytomedix director compensation was generally aligned with (or slightly below) market practices. In June 2013, the Board reviewed the Compensation Committee report based upon the foregoing expert conclusions and adopted the Committee recommendation to leave the director compensation unchanged as it was currently in place.

Securities Authorized for Issuance under Equity Compensation Plans

We believe that the making of awards under equity compensation plans promotes the success and enhances our value by providing the awardee with an incentive for outstanding performance. Our equity compensation plans are further intended to provide flexibility to us in our ability to motivate, attract, and retain the services of personnel upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.

2002 Long Term Incentive Plan

As of December 31, 2013, our Long-Term Incentive Plan (“LTIP”) is authorized for issuance of up to 10,500,000 shares of Common stock. The LTIP permits awards of stock options, SARs, restricted stock, phantom stock, performance units, dividend equivalents or other stock-based awards to our employees, officers, consultants, independent contractors, advisors, and directors. As of July 2013, incentive stock options may no longer be granted under the LTIP.

2013 Equity Incentive Plan

As of December 31, 2013, our Equity Incentive Plan (“EIP”) is authorized for issuance of up to 3,000,000 shares of Common stock. The EIP permits awards of stock options, SARs, restricted stock, phantom stock, performance units, dividend equivalents or other stock-based awards to our employees, officers, consultants, independent contractors, advisors, and directors.

Equity Compensation Plan Information as of December 31, 2013

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	8,520,816	$1.19	2,990,000
Equity compensation plans not approved by security holders(1)	1,661,364	$1.24	n/a
Total	10,182,180	$1.20	2,990,000

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(1)	These amounts represent the aggregate of individual compensation arrangements with external service providers.

As of December 31, 2013, 531,802 shares of Common stock have been issued upon exercise of options granted pursuant to the Long Term Incentive Plan.

RELATED PARTY TRANSACTIONS

Except as set forth below, during the 2012 and 2013 fiscal years, we were not involved in any related party transactions subject to Item 404 of Regulation S-K.

In February 2013, the Company raised gross proceeds of $5,000,000, before placement agent’s fees and other offering expenses, in a registered public offering. Proceeds from the transaction were to be used for general corporate and working capital purposes. The securities purchase agreements in connection with this offering provided for certain “piggy-back” registrations rights with respect to the Company’s securities (including shares to be issued upon warrant exercises) purchased in the offering by investors that are affiliates of the Company, such that the Company agreed, to the extent such affiliate investors are not able to resell such securities without restriction, to include such securities in its future registration statements, subject to applicable limitations. Also, to the extent that such securities have been not registered at the time the Company is required to file a registration statement in connection with the final milestone event relating to the February 2012 Aldagen acquisition, the affiliate investors will have the right to include such securities in such registration statement. The terms of the foregoing transaction, among other things, were disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2013.

Also in February 2013, the Company and Aldagen Holdings, LLC, a North Carolina limited liability company (“Aldagen Holdings”), executed an amendment (the “Amendment”) to the February 8, 2012 Exchange and Purchase Agreement (the “Exchange Amendment”). The disinterested members of the Board reviewed and approved the terms and provisions of the Amendment. The purpose of the Amendment was to modify the terms of the post-closing consideration. The terms of the foregoing transaction, among other things, were disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2013.

In February 2013, the Company and its wholly-owned subsidiary, Cytomedix Acquisition Company, LLC, on the one hand, and the holder of the April 28, 2011 $2.1 million secured promissory note (the “JP Trust Note”), JP’s Nevada Trust (the “Lender”), on the other hand, agreed, in consideration for subordination of its security interest under the JP Trust Note to that of MidCap Bank pursuant to the terms of the Subordination Agreement, to amend the terms of the outstanding JP Trust Note to extend the maturity date of such note to November 19, 2016, among other things. As disclosed in the Company’s Current Report on Form 8-K relating to the original issuance of the JP Trust Note, the Company’s payment obligations with respect to $1.4 million under the JP Trust Note were guaranteed by certain insiders, affiliates, and shareholders of the Company, including David E. Jorden, Chairman of the Board of the Company (the “Guarantors”). In light of the foregoing changes to the Lender’s warrant vesting schedule and issuance of new warrants the Lender, as described above, the disinterested members of the Board also: (i) reviewed and approved amendments to the warrant vesting schedule on the Guarantors’ warrants (including those held by Mr. Jorden) issued by the Company in April 2011 such that the remaining 500,000 warrant shares are exercisable immediately and (ii) granted the right to the Guarantors to acquire up to 533,334 shares of the Company’s Common stock pursuant to warrants at the exercise price of $0.70 per share, vesting as follows: (i) 266,667 warrant shares may be exercised only if the JP Trust Note has not been prepaid by the fourth anniversary of its issuance, and (ii) the remaining 266,667 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance (including 107,143 of the previously issued warrants held by Mr. Jorden, which will now vest immediately, and (i) 57,143 of his warrant shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 57,143 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance). The terms of the foregoing transaction, among other things, were disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2013.

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Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to Board policy, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction without the prior consent of the Audit Committee. Any request for such related party transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. All of the Company’s directors, executive officers and employees are required to report to the Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee which will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Director Independence

The Company’s current directors include Stephen Keith, Mark McLoughlin, David Jorden, Richard Kent, Joseph Del Guercio, Lyle Hohnke, Martin Rosendale and Eric Winzer. The Company’s securities are being quoted on the OTC Bulletin Board. The Board elects to apply the NASDAQ Stock Market corporate governance requirements and standards in its determination of the independence status of each Board and Board committee member. All of the Company’s current directors meet such independence requirements with the exception of Messrs. Rosendale and Jorden, neither of which individuals serves on the Audit Committee of the Board. The members of the Audit Committee are also “independent” for purposes of Section 10A-3 of the Exchange Act and NASDAQ Stock Marketplace rules. The Board based its independence determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. None of our directors engages in any transaction, relationship, or arrangement contemplated under section 404(a) of Regulation S-K.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership of Certain Beneficial Owners

The following table sets forth information regarding the ownership of our common stock as of April 18, 2014 by all those known by the Company to be beneficial owners of more than five percent of its common stock. This table is prepared in reliance upon beneficial ownership statements filed by such shareholders with the SEC under Section 13(d) or 13(g) of the Exchange Act and/or the best information available to the Company.

	Beneficial		Percent of
Name of Beneficial Owner	Ownership (1)		Class (1)

Aldagen Holdings, LLC	14,029,927	(2)	11.5%
John Paul DeJoria	9,354,902	(3)	7.6%
Charles E. Sheedy	8,148,631	(4)	6.6%
Anson Investments Master Fund LP	8,471,392	(5)	6.8%

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(1)         Percentage ownership is based upon 121,353,733 shares of common stock issued and outstanding as of April 16, 2014. For purposes of determining the amount of securities beneficially owned, share amounts include all common stock owned outright plus all shares of common stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after the preparation of this table. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. There are no arrangements, known to the Company, including any pledge by any person of securities of the registrant, the operation of, which may, at a subsequent date, result in a change of control of the registrant. This table is prepared in reliance upon beneficial ownership statements filed by such shareholders with the SEC under Section 13(d) or 13(g) of the Exchange Act and/or the best information available to the Company. The table does not include shares of our common stock issuable upon conversion of the Deerfield notes and warrants issued pursuant to the terms of the March 31, 2014 Facility Agreement as discussed in detail in Proposal 1 below. The Deerfield notes and associated warrants include limitations that prevent the holder of such securities from acquiring shares of the Company’s common stock upon conversion or exercise that would result in the number of shares beneficially owned by it and its affiliates to exceed 9.98% of the total number of shares of our common stock then issued and outstanding.

(2)         Based on the Company’s records, Aldagen Holdings, LLC’s beneficial ownership of the Company’s securities includes 13,708,519 shares of Common stock and 321,408 shares of Common stock issuable upon exercise of warrants held by Aldagen Holdings. Mailing address for Aldagen Holdings is 4101 Lake Boone Trail, Suite 300, Raleigh NC 27607.

(3)         Based on the Company’s records, Mr. DeJoria’s beneficial ownership of the Company’s securities includes 7,366,085 shares of Common stock and 1,988,817 shares of Common stock issuable upon exercise of warrants and held by Mr. DeJoria. Mailing address for Mr. DeJoria is 1888 Century Park East, Suite 1600, Century City CA 90067.

(4)         Based on the Company’s records, Mr. Sheedy’s beneficial ownership of the company’s securities includes 6,556,318 shares of Common stock and 1,592,213 shares of Common stock issuable upon exercise of warrants held by Mr. Sheedy. Mailing address for Mr. Sheedy is Two Houston Center, 909 Fannin Street, Suite 2907, Houston TX 77010.

(5)         Based on the Company’s records and information solely taken from Schedule 13G filed with the SEC on April 9, 2014. The filing reflects Frigate Ventures LP (“Frigate”), Admiralty Advisors LLC (“Admiralty”), Mr. Bruce R. Winson, M5V Advisors Inc. (“M5V”), Mr. Adam Spears and Mr. Moez Kassam as Reporting Persons. The Schedule 13G filing relates to the Company’s securities purchased by Anson to which Frigate and M5V serve as co-investment advisors. Frigate and M5V serve as co-investment advisors to the Fund and may direct the vote and disposition of 8,452,725 shares so held. As the principal of Frigate and Admiralty, Mr. Winson may direct the vote and disposition of 8,452,725 shares so held by the entity. Mr. Spears and Mr. Kassam, each as a director of M5V, may direct the vote and disposition the 8,452,725 shares so held by the entity. As reported, mailing address for Frigate, Admiralty and Mr. Winson is 5950 Berkshire Lane, Suite 210, Dallas, Texas 75225; for M5V, Mr. Spears and Mr. Kassam - 111 Peter Street, Suite 904, Toronto, ON M5V 2H1.

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Security Ownership of Management

The following table sets forth information regarding the ownership of our common stock as of April 18, 2014: (i) each director; (ii) each of the named executive officers; and (iii) all executive officers and directors of the Company as a group.

Name of	Beneficial		Percent of
Beneficial Owner	Ownership(1)		Class(1)
Peter A. Clausen	459,208	(2)	*
Joseph Del Guercio	1,621,833	(3)	1.3%
Edward L. Field	423,000	(4)	*
Lyle A. Hohnke	551,665	(5)	*
David E. Jorden	7,506,179	(6)	6.2%
Stephen N. Keith	216,665	(7)	*
Richard S. Kent	3,157,793	(8)	2.6%
Mark T. McLoughlin	422,501	(9)	*
Martin P. Rosendale	1,181,522	(10)	*
Steven A. Shallcross	200,000	(11)	*
Dean E. Tozer	100,000	(12)	*
C. Eric Winzer	216,665	(13)	*
Group consisting of executive officers and directors	16,057,031		12.7%

*	Less than 1%.

(1)	Percentage ownership is based upon 121,353,733 shares of common stock issued and outstanding as of April 16, 2014. For purposes of determining the amount of securities beneficially owned, share amounts include all Common stock owned outright plus all shares of Common stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after the preparation of this table. Unless otherwise indicated, the mailing address of all persons named in this table is: c/o Cytomedix, Inc., 209 Perry Parkway, Suite 7, Gaithersburg MD 20877.

(2)	Chief Science Officer of the Company. Includes 263,317 shares Mr. Clausen may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and warrants.

(3)	Independent director of the Company. Includes 1,143,770 shares of the Company’s Common stock owned directly by CNF Investments II, LLC (“CNF”). The individual managing members (collectively, the “CNF Member Managers”) of CNF are Joseph Del Guercio and Robert J. Flanagan. CNF and CNF Member Managers may share voting and dispositive power over the shares directly held by CNF. Mr. Del Guercio is Managing Director of CNF. He disclaims beneficial ownership of such securities. Also includes 405,563 shares issuable upon exercise of the warrant also held by CNF and 72,500 shares Mr. Del Guercio may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and 2013 Equity Incentive Plan. Mailing address for CNF is 7500 Old Georgetown Road, Suite 620, Bethesda MD 20814.

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(4)	Chief Operating Officer of the Company. Includes 423,000 shares Mr. Field may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan.

(5)	Independent director of the Company. Includes 551,665 shares Mr. Hohnke may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and 2013 Equity Incentive Plan.

(6)	Executive Chairman of the Board of the Company. Includes 601,179 shares Mr. Jorden may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and warrants.

(7)	Independent director of the Company. Includes 216,665 shares Dr. Keith may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and 2013 Equity Incentive Plan.

(8)	Independent director of the Company. Includes (i) 1,233,738 shares and 244,305 shares issuable upon the exercise of February 2012 warrants held by Intersouth Partners VI, L.P. (“ISP VI”), which shares are indirectly held by Intersouth Associates VI, LLC (“ISA VI”), as general partner of ISP VI, and each of the individual managing members of ISA VI, and (ii) 1,233,740 shares and 373,510 shares issuable upon the exercise of February 2012 warrants held by Intersouth Partners VII, L.P. (“ISP VII”), which shares are indirectly held by Intersouth Associates VII, LLC (“ISA VII”), as general partner of ISP VII, and each of the individual managing members of ISA VII. The individual managing members of ISA VI and ISA VII are Mitch Mumma and Dennis Dougherty. Member Managers may share voting and dispositive power over the shares directly held by such entities. Dr. Kent is a member of ISA VI and ISA VII, respectively; he is also the general partner of ISP VI and ISP VII, respectively. Also includes 72,500 shares Mr. Kent may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and 2013 Equity Incentive Plan. Mailing address for all affiliated entities is 102 City Hall Plaza, Suite 200, Durham NC 27701.

(9)	Independent director of the Company. Includes 402,500 shares Mr. McLoughlin may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and 2013 Equity Incentive Plan.

(10)	Chief Executive Officer of the Company. Includes 977,373 shares Mr. Rosendale may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and warrants.

(11)	Chief Financial Officer of the Company. Includes 200,000 shares Mr. Shallcross may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan.

(12)	Appointed the Company’s Executive Vice President and Chief Commercial Officer on March 31, 2014 commencing as of April 1, 2014. Upon execution of his Employment Agreement with the Company, Mr. Shallcross received a grant of stock options under the Company’s 2013 Equity Incentive Plan to purchase 1,540,800 shares of the Company’s Common stock, vesting in equal installments over three years after the issuance date of April 8, 2014, such that 513,600 shares vested on April 8, 2015 and 513,600 shares each shall vest on April 8, 2016 and April 8, 2017.

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(13)	Independent director of the Company. Includes 216,665 shares Mr. Winzer may acquire upon the exercise of stock options approved by the Board and issued under the Company’s 2002 Long-Term Incentive Plan and 2013 Equity Incentive Plan.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This section describes the general terms and provisions of our securities. For more information, you should refer to our Certificate of Incorporation and Bylaws, as amended and restated, to date, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

Common Stock

We are authorized to issue 200,000,000 shares of non-assessable voting common stock, $.0001 par value per share, of which 121,353,733 shares were issued and outstanding on April 16, 2014, and 15,000,000 shares of preferred stock, of which, none shares were issued and outstanding as of the same date.

The common stock is fully paid and nonassessable. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, upon giving a liquidation preference of $1.00 per share for each share of outstanding Series A convertible preferred stock and Series B convertible preferred stock, and a liquidation preference amount of $1,000 per share for each share of outstanding Series D convertible preferred stock. The common stock is subordinate to the Series A convertible preferred, Series B convertible preferred, and Series D convertible preferred and to all other classes and series of equity securities which by their terms rank senior to the common stock, in the event of a liquidation, dissolution, or winding up or with regard to any other rights, privileges or preferences. In addition, the Board designed the Series E Convertible Preferred Stock relative rights and designations which are described below and none of which shares remain outstanding as of the date hereof. Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights. Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We have not paid any dividends to holders of our common stock since inception. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth.

Transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., located at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

Warrants Issued in our February 2013 Offering

Each five-year warrant represents the immediately exercisable right to purchase one share of common stock at an exercise price of $0.75 per share. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the “cashless exercise” provisions with respect to the warrants, payment of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock. No fractional shares will be issued upon the exercise of the warrants. The Company may, at its option, either pay a cash adjustment with respect to any fractional share amount or round up to the next whole share.

In addition, the warrant holders, at their discretion, may exercise the Warrants on a “cashless exercise” basis at any time if there is no effective registration statement registering, or current prospectus available for the issuance of the shares of common stock underlying the warrants. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average of the prices per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants. The shares of common stock issuable on exercise of the warrants will be, when issued and paid for in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. The Company will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

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The warrant being issued as part of the unit may not be transferred, unless the transferee resides in a state that provides an exemption under the securities laws of such state that would permit the exercise of the warrant for cash by the transferee. In connection with any transfer of the warrant, the warrant holder or the transferee will be required to provide us with an opinion of counsel confirming the foregoing requirements for transfer are satisfied. These limitations on transfer will likely severely limit the market for the warrant, and may reduce the value of the warrant.

The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Upon the holder’s exercise of a warrant, unless prohibited by applicable law due to our inability to maintin the effectiveness of this registration statement, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant. In addition, we may issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System (DWAC) or another established clearing corporation performing similar functions. We will provide notice to holders of the warrants to provide them with the opportunity to exercise their warrants and hold common stock in order to participate in or vote on the following corporate events:

•            if we take a record of the holders of our common stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other right;

•            any capital reorganization of our company, any reclassification or recapitalization of our capital stock or any consolidation or merger with, or any sale, transfer or other disposition of all or substantially all of our property, assets or business to, another corporation; or

•            a voluntary or involuntary dissolution, liquidation or winding up of our company.

If, at any time while the warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets, (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, (4) effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. In the event a Fundamental Transaction takes place at any time prior to the 18th month anniversary of the Warrant issuance and in the event of a Fundamental Transaction that is (i) an all cash transaction, or (ii) a Fundamental Transaction involving an entity not traded on an eligible market, which results in securities that are not listed on an eligible market being issued to the warrant holder, at the request of the warrant holder, the Company or the successor entity (as the case may be) will purchase the warrant from the holder by paying to the holder an amount determined using the Black Scholes option pricing model. Any successor to us or surviving entity shall assume the obligations under the warrant.

The number of warrant shares that may be acquired by any holder upon any exercise of the warrants shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise), or beneficial ownership limitation. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws

Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

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We are subject to the provisions of Section 203 of the Delaware Law. Subject to a number of exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

PLAN OF DISTRIBUTION

Each Selling Security Holder and any of their pledgees, assignees and successors-in-interest may sell, from time to time, sell any or all of their shares of common stock covered in this prospectus on the principal trading market or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

·	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

·	a combination of any such methods of sale; or

·	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Security Holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with therein.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Schiff Hardin LLP, Washington, D.C.

EXPERTS

The financial statements as of December 31, 2012 and 2013 and for the years then ended included in this Registration Statement have been so included in reliance on the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

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You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We file reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports, proxy and information statements, and other information about our Company. Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our website address is http://www.cytomedix.com. Information contained on our website is not deemed part of this prospectus.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cytomedix, Inc.:

We have audited the accompanying consolidated balance sheets of Cytomedix, Inc. (the “Company”) as of December 31, 2013 and 2012, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cytomedix, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company
Baltimore, Maryland
March 31, 2014

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CYTOMEDIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash	$3,286,713	$2,615,805
Short-term investments, restricted	53,257	53,248
Accounts and other receivable, net	3,926,681	1,733,742
Inventory	1,111,507	1,170,097
Prepaid expenses and other current assets	1,258,282	737,445
Deferred costs, current portion	316,551	136,436
Total current assets	9,952,991	6,446,773

Property and equipment, net	919,469	2,440,081
Deferred costs	482,349	180,783
Intangible assets, net	33,768,954	34,135,287
Goodwill	1,128,517	1,128,517
Total assets	$46,252,280	$44,331,441
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$8,018,672	$2,812,371
Deferred revenues, current portion	740,990	—
Note payable, current portion	1,800,000	—
Total current liabilities	10,559,662	2,812,371

Notes payable	3,620,593	2,100,000
Convertible debt	202,658	462,815
Deferred revenues	1,441,852	—
Derivative and other liabilities	3,615,521	952,344
Total liabilities	19,440,286	6,327,530

Commitments and contingencies

Conditionally redeemable common stock (909,091 issued and outstanding)	500,000	—

Stockholders' equity
Common stock; $.0001 par value, authorized 200,000,000 shares;
2013 issued and outstanding – 107,164,855 shares;
2012 issued and outstanding – 93,808,386 shares	10,626	9,381
Common stock issuable	432,100	489,100
Additional paid-in capital	117,097,844	108,485,646
Accumulated deficit	(91,228,576)	(70,980,216)
Total stockholders' equity	26,311,994	38,003,911
Total liabilities and stockholders' equity	$46,252,280	$44,331,441

The accompanying notes are an integral part of these condensed consolidated financial statements.

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CYTOMEDIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012
Revenues
Product sales (includes excise tax of $185,767 in 2013)	$10,498,726	$7,241,392
License fees	167,657	3,154,722
Royalties	703,744	168,106
Other revenue	201,311	—
Total revenues	11,571,438	10,564,220

Cost of revenues
Cost of sales	8,363,902	3,898,162
Cost of royalties	89,290	16,380
Total cost of revenues	8,453,192	3,914,542
Gross profit	3,118,246	6,649,678

Operating expenses
Salaries and wages	7,319,407	7,106,906
Consulting expenses	2,148,983	2,275,905
Professional fees	1,156,868	1,189,734
Research, development, trials and studies	3,798,398	3,386,439
General and administrative expenses	6,789,660	5,585,419
Total operating expenses	21,213,316	19,544,403
Loss from operations	(18,095,070)	(12,894,725)

Other income (expense)
Interest, net	(1,680,023)	(1,041,533)
Change in fair value of derivative liabilities	(470,052)	492,311
Change in fair value of contingent consideration	—	(4,334,932)
Inducement expense	—	(1,513,371)
Settlement of contingency	—	(471,250)
Other	15,374	(16,558)
Total other income (expenses)	(2,134,701)	(6,885,333)
Loss before provision for income taxes	(20,229,771)	(19,780,058)
Income tax provision	18,589	18,000
Net loss	(20,248,360)	(19,798,058)

Preferred dividends:
Series D preferred stock	—	13,562
Net loss to common stockholders	$(20,248,360)	$(19,811,620)

Loss per common share – Basic and diluted	$(0.20)	$(0.24)

Weighted average shares outstanding – Basic and diluted	103,620,046	81,859,343

 The accompanying notes are an integral part of these condensed consolidated financial statements.

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CYTOMEDIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

														Total
	Series A		Series B		Series D		Series E				Additional	Common		Stockholders
	Preferred		Preferred		Preferred		Preferred		Common Stock		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issuable	Deficit	(Deficit)
Balance at January 1, 2012	97,663	$10	65,784	$7	3,300	$—	—	$—	55,536,292	$5,554	$54,458,170	$—	$(51,182,158)	$3,281,583
Cash redemption of Series A stock	(97,663)	(10)	—	—	—	—	—	—	—	—	(101,559)	—	—	(101,569)
Cash redemption of Series B stock	—	—	(65,784)	(7)	—	—	—	—	—	—	(68,409)	—	—	(68,416)
Preferred stock and warrants issued pursuant to Aldagen acquisition completed in First Quarter	—	—	—	—	—	—	135,398	14	—	—	1,883,751	—	—	1,883,765
Common stock and warrants issued upon conversion of outstanding Series D stock	—	—	—	—	(3,300)	—	—	—	7,460,350	746	1,050,625	—	—	1,051,371
Common stock issued to Series D shareholders as inducement to convert outstanding shares	—	—	—	—	—	—	—	—	330,000	33	461,967	—	—	462,000
Common stock issued upon conversion of Series E stock	—	—	—	—		—	(135,398)	(14)	13,399,986	1,340	34,203,222	—	—	34,204,548
Common stock issued upon conversion of 4% Convertible Promissory Note	—	—	—	—	—	—	—	—	1,062,500	106	924,798	—	—	924,904
Dividends accrued on Preferred stock	—	—	—	—	—	—	—	—	—	—	(13,562)	—	—	(13,562)
Dividends on Series D stock, paid in Common shares	—	—	—	—	—	—	—	—	76,461	8	82,492	—	—	82,500
Common stock issued upon exercise of Long-term Incentive Plan options	—	—	—	—	—	—	—	—	35,602	4	15,181	—	—	15,185
Common stock issued upon exercise of August 2008 warrants	—	—	—	—	—	—	—	—	584,672	58	584,614	—	—	584,672
Common stock issued upon exercise of August 2009 warrants	—	—	—	—	—	—	—	—	418,968	42	213,632	—	—	213,674
Common stock issued upon exercise of April 2010 warrants	—	—	—	—	—	—	—	—	2,833,493	283	1,520,745	—	—	1,521,028
Common stock issued upon exercise of Guarantor 2010 warrants	—	—	—	—	—	—	—	—	1,333,334	133	715,601	—	—	715,734
Common stock issued upon exercise of October 2010 warrants	—	—	—	—	—	—	—	—	375,000	38	224,963	—	—	225,001
Common stock issued upon exercise of Guarantor 2011 warrants	—	—	—	—	—	—	—	—	1,583,335	158	791,509	—	—	791,667

The accompanying notes are an integral part of these financial statements.

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CYTOMEDIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) – (continued)

														Total
	Series A		Series B		Series D		Series E				Additional	Common		Stockholders
	Preferred		Preferred		Preferred		Preferred		Common Stock		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issuable	Deficit	(Deficit)
Common stock issued pursuant to private offering completed in First Quarter	—	—	—	—	—	—	—	—	4,231,192	423	4,999,577	—	—	5,000,000
Common stock issued pursuant to equity purchase agreements executed in October 2010	—	—	—	—	—	—	—	—	4,529,701	453	4,493,450	—	—	4,493,903
Common stock issued in lieu of cash for fees earned by consultant	—	—	—	—	—	—	—	—	17,500	2	17,848	—	—	17,850
Common stock issuable in lieu of cash for fees earned by consultant	—	—	—	—	—	—	—	—	—	—	—	17,850	—	17,850
Common stock issuable to holders of pre-bankruptcy Series A Preferred stock, pursuant to reorganization plan	—	—	—	—	—	—	—	—	—	—	—	471,250	—	471,250
Stock-based compensation related to options and warrants issued for services rendered by –
Employees and Directors	—	—	—	—	—	—	—	—	—	—	1,751,107	—	—	1,751,107
Other parties	—	—	—	—	—	—	—	—	—	—	275,924	—	—	275,924
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(19,798,058)	(19,798,058)
Balance at December 31, 2012	—	$—	—	$—	—	$—	—	$—	93,808,386	$9,381	$108,485,646	$489,100	$(70,980,216)	$38,003,911

The accompanying notes are an integral part of these financial statements.

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CYTOMEDIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) – (continued)

	Series A Preferred		Series B Preferred		Series D Preferred		Series E Preferred		Common Stock		Additional Paid-in	Common Stock	Accumulated	Conditionally Redeemable Common	Total Stockholders
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Issuable	Deficit	Stock	Equity
Amendment to contingent consideration for Aldagen acquisition	—	—	—	—	—	—	—	—	—	—	1,006,159	—	—	—	1,006,159
Warrants issued for credit and security agreement	—	—	—	—	—	—	—	—	—	—	580,394	—	—	—	580,394
Warrants issued for term loan modification	—	—	—	—	—	—	—	—	—	—	455,275	—	—	—	455,275
Common stock issued for release of security interest in patents	—	—	—	—	—	—	—	—	250,000	25	325,668	—	—	—	325,693
Common stock issued upon conversion of 4% Convertible Promissory Note	—	—	—	—	—	—	—	—	1,600,219	160	523,767	—	—	—	523,927
Common stock issued pursuant to private offering completed in First Quarter	—	—	—	—	—	—	—	—	9,090,911	818	4,056,370	—	—	500,000	4,557,188
Common stock issued pursuant to equity purchase agreements executed in October 2010	—	—	—	—	—	—	—	—	450,000	45	302,955	—	—	—	303,000
Common stock issued pursuant to equity purchase agreements executed in February 2013	—	—	—	—	—	—	—	—	1,890,261	189	601,756	—	—	—	601,945
Common stock issued to holder of pre-bankruptcy Series A Preferred stock, pursuant to reorganization plan	—	—	—	—	—	—	—	—	27,000	3	39,147	(39,150)	—	—	—
Stock-based compensation related to stock, options and warrants issued for services rendered by –
Employees and Directors	—	—	—	—	—	—	—	—	—	—	676,185	—	—	—	676,185
Other parties	—	—	—	—	—	—	—	—	37,500	4	44,524	(17,850)	—	—	26,678
Other changes	—	—	—	—	—	—	—	—	10,578	1	(2)	—	—	—	(1)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(20,248,360)	—	(20,248,360)
Balance at December 31, 2013	—	$—	—	$—	—	$—	—	$—	107,164,855	$10,626	$117,097,844	$432,100	$(91,228,576)	$500,000	$26,811,994

The accompanying notes are an integral part of these financial statements.

76

CYTOMEDIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,248,360)	$(19,798,058)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense, net of recoveries	75,165	42,625
Depreciation and amortization	1,092,143	1,179,160
Stock-based compensation	717,863	2,047,731
Change in fair value of derivative liabilities	470,052	(492,311)
Change in fair value of contingent consideration	—	4,334,932
Settlement of contingency	—	471,250
Amortization of deferred costs	248,606	136,436
Non-cash interest expense – amortization of debt discount	323,146	614,450
Deferred income tax provision	18,589	18,000
Loss (Gain) on disposal of assets	(594,173)	84,336
Effect of amendment to contingent consideration	1,006,159	—
Loss on extinguishment of debt	19,868	—
Effect of issuance of warrants for term loan modification	303,517	—
Inducement expense	—	1,513,371
Change in operating assets and liabilities, net of those acquired:
Accounts and other receivable, net	(2,268,104)	(260,510)
Inventory	58,590	(602,108)
Prepaid expenses and other current assets	(210,153)	60,105
Accounts payable and accrued expenses	5,206,301	(83,767)
Deferred revenues	2,182,842	(654,721)
Other liabilities	196,953	(3,740)
Net cash used in operating activities	(11,400,996)	(11,392,819)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment acquisitions	(750,697)	(2,087,562)
Cash acquired in business combination	—	24,563
Proceeds from sale of equipment	2,139,672	471,289
Net cash provided by (used in) investing activities	1,388,975	(1,591,710)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	6,240,797	—
Proceeds from issuance of common stock, net	5,462,132	9,493,906
Redemption of preferred stock	—	(169,986)
Repayment of note payable	(1,020,000)	—
Proceeds from option and warrant exercises	—	4,066,959
Dividends paid on preferred stock	—	(36,595)
Net cash provided by financing activities	10,682,929	13,354,284
Net increase in cash	670,908	369,755
Cash, beginning of period	2,615,805	2,246,050
Cash, end of period	$3,286,713	$2,615,805

The accompanying notes are an integral part of these condensed consolidated financial statements.

77

CYTOMEDIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of the Business

Cytomedix, Inc. (“Cytomedix,” the “Company,” “we,” “us,” or “our”) is a regenerative therapies company marketing products within the U.S. and internationally. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous from self biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in complex chronic conditions with significant unmet medical needs.

Our current commercial offerings consist of point of care technologies for the safe and efficient separation of autologous blood and bone marrow to produce platelet based therapies or cell concentrates. Today, we have two distinct platelet rich plasma (“PRP”) devices, the AutoloGel TM System for wound care and the Angel® concentrated Platelet Rich Plasma (“cPRP”) System for orthopedics markets. Our sales are predominantly (approximately 91%) in the United States, where we sell our products through direct sales representatives and distributors. In 2013, Arthrex accounted for 48% of total product sales. Since August 8, 2013, Arthrex accounted for 100% of our Angel sales. This customer’s receivable balance at December 31, 2013 represented approximately 92% of the Company’s total accounts receivable. There were no other customers that represented a concentration in either revenue or receivables at December 31, 2013 or 2012.

Growth drivers in the U.S. include Medicare coverage for the treatment of chronic wounds under a National Coverage Determination when registry data is collected under Coverage with Evidence Development (“CED”), and a worldwide distribution and licensing agreement that allows our partner to promote the Angel System for all uses other than wound care.

Note 2 — Liquidity Risks and Management’s Plans

Since inception we have financed our operations through capital infusions, licensing, royalty, and product revenues and have incurred recurring losses and negative cash flows. At December 31, 2013, we had approximately $3.3 million of cash.

On March 31, 2014, the Company was provided with a $35,000,000 credit facility, of which $9,000,000 was disbursed to the Company on March 31, 2014, and the remaining $26,000,000 will be disbursed to the Company upon the authorization of the Company’s shareholders to increase the Company’s authorized capital stock. In addition, the Company entered into a subscription agreement which provided the Company with gross proceeds of $2,000,000. The net proceeds of these infusions were used by the Company to retire the term loan with MidCap and the remainder will be utilized for general corporate and working capital purposes. See Note 23 for additional details.

As a result, the Company believes that our current resources will be sufficient to fund our operations beyond 2014.

If we continue to incur negative cash flow from sources of operating activities for longer than expected, our ability to continue as a going concern could be in substantial doubt and we will require additional funds through debt facilities, and/or public or private equity or debt financings to continue operations. We cannot provide any assurance that we will be able to obtain the capital we require on a timely basis or on terms acceptable to us.

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Note 3 — Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The Company’s financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. They include the accounts of the company and our subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation with no impact to net loss.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Business Combinations

The Company accounts for business combinations using the acquisition method. Under this method the Company allocates the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition, including intangible assets that arise from contractual or other legal rights or are separable (i.e. capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). Determination of fair value is based on certain estimates and assumptions regarding such things as forecasted future revenues and expenses, customer attrition, prevailing royalty rates, required rates of return, etc. The purchase price in excess of the fair value of the net assets and liabilities is recorded as goodwill.

Concentration of Risk

Approximately $613,000 and $40,000 held in financial institutions was in excess of FDIC insurance at December 31, 2013 and 2012, respectively. Approximately $2,667,000 and $1,754,000 held in money market accounts at brokerage firms was in excess of Securities Investor Protection Corporation (“SIPC”) at December 31, 2013 and 2012, respectively. The amount not covered by SIPC is insured by the Company’s brokerage firm through additional “excess of SIPC” coverage from third party insurers. These third party insurers would cover losses in the event of the financial failure and liquidation of the financial institution that holds the Company’s institutional money market investments, however they do not insure against losses due to market fluctuations.

The Company currently has two commercially marketed products, both using PRP technology, that are presently marketed. Significant changes in technology could lead to new products or services that compete with the product offered by the Company. These changes could materially affect the price of the Company’s product or render it obsolete. The Company outsources manufacturing for all the components of its offerings.

Company utilizes single suppliers for several components of the Angel and AutoloGel product lines. We outsource the manufacturing of various products, including component parts, composing the Angel line to contract manufacturers. While we believe these manufacturers to be of sufficient competency, quality, reliability, and stability, there is no assurance that one or more of them will not experience an interruption or inability to provide us with the products needed to satisfy customer demand. Additionally, while most of the components of AutoloGel are generally readily available on the open market, a reagent, bovine thrombin, is available exclusively through Pfizer, with whom the Company has an established vendor relationship.

Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Cytomedix generates accounts receivable from the sale of its products. Cytomedix provides for a reserve against receivables for estimated losses that may result from a customer’s inability or unwillingness to pay.

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The allowance for doubtful accounts is estimated primarily based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when the Company determines that amounts are not collectable. Recoveries of previously written-off accounts are recorded when collected. At December 31, 2013 and 2012 the Company maintained an allowance for doubtful accounts of $16,000 and $43,000, respectively.

Inventory

The Company’s inventory is produced by third party manufacturers and consists primarily of finished goods. Inventory cost is determined on a first-in, first-out basis and is stated at the lower of cost or net realizable value. The Company’s primary product is the Angel Processing set which has a shelf life of three years. The Company also maintains an inventory of kits, reagents, and other disposables that have shelf lives that generally range from ten months to five years. Expired products are segregated and used for demonstration purposes only; the Company writes off expired inventory through cost of sales.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and is depreciated, using the straight-line method, over its estimated useful life ranging from three to five years for all assets except for furniture, lab, and manufacturing equipment which is depreciated over seven and ten years, respectively. Leasehold improvements are stated at cost less accumulated depreciation and is depreciated, using the straight-line method, over the lesser of the expected lease term or its estimated useful life ranging from three to six years. Amortization of leasehold improvements is included in depreciation expense. Maintenance and repairs are charged to operations as incurred. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income (expense).

Centrifuges may be sold, leased, or placed at no charge with customers. Depreciation expense for centrifuges that are available for sale, leased, or placed at no charge with customers are charged to cost of sales. Depreciation expense for centrifuges used for sales and marketing and other internal purposes are charged to operations. When the centrifuges are sold the net book value is charged to cost of sales.

Goodwill

The Company is required to perform a review for impairment of goodwill in accordance with FASB ASC 350, Intangibles — Goodwill and Other . Goodwill is considered to be impaired if it is determined that the carrying value of the Company exceeds its fair value. The Company conducts an impairment test of goodwill on an annual basis as of October 1 of each year. In addition to the annual review, an interim review is required if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying amount. Examples of such events or circumstances include:

•	a significant adverse change in legal factors or in the business climate;

•	a significant decline in Cytomedix’s stock price or the stock price of comparable companies;

•	a significant decline in the Company’s projected revenue or cash flows;

•	an adverse action or assessment by a regulator;

•	unanticipated competition;

•	a loss of key personnel;

•	a more-likely-than-not expectation that the Company will be sold or otherwise disposed of;

•	a substantial doubt about the Company’s ability to continue as a going concern.

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Intangible Assets

The Company capitalizes the costs of purchased patents, trademarks, customer, and technology related intangibles.

Indefinite lived intangible assets consist of in-process research and development (IPR&D) acquired in the acquisition of Aldagen. The acquired IPR&D consists of specific cell populations (that are related to a specific indication) and the use of the cell populations in treating particular medical conditions. The Company evaluates its indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, and at least on an annual basis as of October 1 of each year, by comparing the fair value of the asset with its carrying amount. When assessing the fair value of the asset, the Company considers various factors that are affected by the events or changes in circumstances. These factors include the valuation method used to determine the value of the asset and key inputs used in the method. If the carrying amount of the intangible asset exceeds its fair value, the Company would recognize an impairment loss in the amount of that excess.

Identifiable intangible assets with finite lives consist of trademarks, technology (including patents), and customer relationships acquired in business combinations. These intangibles are amortized using the straight-line method over their estimated useful lives. The Company reviews its finite-lived intangible assets for potential impairment when circumstances indicate that the carrying amount of assets may not be recoverable by comparing the fair value of the asset with its carrying amount. When assessing the fair value of the asset, the Company considers various factors that are affected by the events or changes in circumstances. These factors include the valuation method used to determine the value of the asset and key inputs used in the method. If the carrying amount of the intangible asset exceeds its fair value, the Company would recognize an impairment loss in the amount of that excess.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Tax rate changes are reflected in income during the period such changes are enacted.

For the year ended December 31, 2013, the income tax provision relates exclusively to a deferred tax liability associated with the amortization of goodwill. The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The only periods subject to examination for the Company’s federal return are the 2009 through 2013 tax years. The Company believes that its income tax filing positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. There were no such items for 2013 and 2012.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition . ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured.

Sales of products

The Company provides for the sale of its products, including disposable processing sets and supplies to customers. Revenue from the sale of products is recognized upon shipment of products to the customers. The Company does not maintain a reserve for returned products as in the past those returns have not been material.

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Usage or leasing of blood separation equipment

As a result of the acquisition of the Angel® business in 2010, the Company acquired various multiple element revenue arrangements that combine the (i) usage or leasing of blood separation processing equipment, (ii) maintenance of processing equipment, and (iii) purchase of disposable processing sets and supplies. Under these arrangements, the total arrangement consideration is allocated to the various elements based on their relative estimated selling prices. The usage of the blood separation processing equipment is accounted for as an operating lease; since customer payments are contingent upon the customer ordering new products, rental income is recorded following the contingent rental method when rental income is earned and collectability is reasonably assured. The sale of disposable processing sets and supplies and maintenance are deemed a combined unit of accounting; since (a) any consideration for disposable processing sets and supplies and maintenance is contingent upon the customer ordering additional disposable processing sets and supplies and (b) both the disposable products and maintenance services are provided over the same term, the Company recognizes revenue for this combined unit of accounting following the contingent revenue method at the time disposable products are delivered based on prices contained in the agreement. Rental income is currently less than 10% of total revenue and the Company therefore does not make separate disclosure in the statement of operations.

Percentage-based fees on licensee sales of covered products are generally recorded as products are sold by licensees and are reflected as “Royalties” in the Consolidated Statements of Operations.

Direct costs associated with product sales and royalty revenues are recorded at the time that revenue is recognized.

Option Agreement with a global pharmaceutical company

In October 2011, the Company entered into an option agreement with a top 20 global pharmaceutical company granting the potential partner an exclusive option period through June 30, 2012 regarding U.S. supply and distribution of the AutoloGel System. In exchange for this period of exclusivity, we have received non-refundable fees totaling $4.5 million. The revenue for these non-refundable fees is recognized, on a straight-line basis, over the exclusive option period based on the relative estimated selling price, with the remaining balance recognized at the expiration of the option period. In August 2012, the parties agreed to the early termination of the August 30, 2012 exclusivity period and ceased further negotiations concerning a distribution agreement; accordingly, all fees were recognized.

Excise Tax

On January 1, 2013 a medical device excise tax came into effect that required manufacturers to pay tax of 2.3% on the sale of certain medical devices. The Company has determined that the medical device excise tax will be reported on a gross basis and will be recorded as a cost of sale.

Stock-Based Compensation

The Company, from time to time, may issue stock options or stock awards to employees, directors, consultants, and other service providers under its 2002 Long-Term Incentive Plan (“LTIP”) or 2013 Equity Incentive Plan (“EIP”) (see Note 17). In some cases, it has issued compensatory warrants to service providers outside the LTIP or EIP (see Note 17).

All equity-based compensation is estimated on the date of grant using the Black-Scholes-Merton option-pricing formula. The weighted-average assumptions used in the model are summarized in the following table:

	2013	2012
Risk free rate	0.77%	0.63%
Expected years until exercise	5.9	5.2
Expected stock volatility	134%	129%
Dividend yield	—	—

For stock options, expected volatilities are based on historical volatility of the Company’s stock. Due to the Company’s short operating history, we used peer company data to estimate option exercises and employee terminations within the valuation model for the year ended December 31, 2013 and 2012. The expected years until exercise represents the period of time that options are expected to be outstanding and was estimated by using peer company information. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimated that the dividend rate on its Common stock will be zero.

The fair value of stock options or compensatory warrants issued to service providers utilizes the same methodology with the exception of the expected term. For these awards to non-employees, the Company estimates that the options or warrants will be held for the full term.

Stock-based compensation for awards granted to non-employees is periodically remeasured as the underlying options and warrants vest. The Company recognizes an expense for such awards throughout the performance period as the services are provided by the non-employees, based on the fair value of these options and warrants at each reporting period.

The Company estimates the fair value of stock awards based on the closing market value of the Company’s stock on the date of grant.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing consolidated net income (loss) by the weighted average number of Common shares outstanding during the period, excluding unvested restricted stock.

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For periods of net income when the effects are not anti-dilutive, diluted earnings per share is computed by dividing our net income by the weighted average number of shares outstanding and the impact of all potential dilutive Common shares, consisting primarily of stock options, unvested restricted stock and stock purchase warrants. The dilutive impact of our dilutive potential Common shares resulting from stock options and stock purchase warrants is determined by applying the treasury stock method.

For the periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all dilutive potential Common shares is anti-dilutive due to the net losses.

The Common shares potentially issuable upon the exercise of these instruments were as follows at December 31:

	2013	2012
Options	8,520,816	7,866,953
Warrants	23,019,301	9,242,701
Contingent consideration	20,309,723	20,309,723
Convertible notes	9,285,117	2,078,393
	61,134,957	39,497,770

Defined Contribution Plans

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all full-time U.S. employees. Employee contributions are voluntary and are determined on an individual basis subject to the maximum allowable under federal tax regulations. Participants are always fully vested in their contributions. The Company makes employer matching contributions, which also vest immediately. This plan is designated as a “Safe Harbor” plan. During 2013 and 2012, the Company contributed approximately $164,000 and $126,000 in cash to the plan.

Fair Value of Financial Instruments

The balance sheets include various financial instruments that are carried at fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets;

•	Level 2, defined as observable inputs other than Level I prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting period, we perform a detailed analysis of our assets and liabilities that are measured at fair value. All assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3.

The Company accounts for derivative instruments under ASC 815, Accounting for Derivative Instruments and Hedging Activities , as amended and interpreted. ASC 815 requires that we recognize all derivatives on the balance sheet at fair value. Certain warrants issued in 2013 and prior years meet the definition of derivative liabilities. In December 2013, we issued warrants in connection with certain financing activities; the warrants are accounted for as derivative liabilities. In July and November 2011 and December 2013, we issued convertible notes that contained embedded conversion options; the embedded conversion options are accounted for as a derivative liability. We determine the fair value of these derivative liabilities using the Black-Scholes option pricing model. This model determines fair value by requiring the use of estimates that include the contractual term, expected volatility of the Company’s stock price, expected dividends and the risk-free interest rate. Changes in fair value are classified in “other income (expense)” in the consolidated statement of operations.

Additional information regarding fair value is disclosed in Note 6.

Recent Accounting Pronouncements

The Company believes the adoption of Accounting Standards Updates issued but not yet adopted will not have a material impact to our results of operations or financial position.

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Note 4 — Business Combinations

Business Combination — Aldagen, Inc.

On February 8, 2012, the Company acquired control of Aldagen, Inc. (“Aldagen”) by purchasing all of Aldagen’s issued and outstanding capital stock and convertible promissory notes. The acquisition of Aldagen allows the Company to expand its approach to developing regenerative biological therapies, by using Aldagen’s proprietary ALDH bright cell (“ALDHbr”) technology.

As initial consideration, Cytomedix issued 135,398 shares of its Series E Convertible Preferred Stock (the “Series E Preferred Stock”) to Aldagen’s former investors. In May 2012, the Series E Preferred Stock automatically converted into shares of Common stock pursuant to its terms, in a 100-for-1 shares ratio, upon the Company’s filing of an amended Certificate of Incorporation to increase the number of authorized shares of Common stock. In July 2012, Aldagen’s former investors agreed to release 139,830 Common shares held in escrow to offset their liability for excess transaction expenses incurred by the Company in its acquisition of Aldagen; the Company believes that the impact of this measurement period adjustment was not material and, accordingly, recorded the adjustment in the third quarter 2012.

In addition to the Series E Preferred Stock, Aldagen’s former investors have the right to receive up to 20,309,723 shares of the Company’s Common stock (the “Contingent Consideration”), contingent upon the achievement of certain milestones related to the current ALD-401 Phase 2 clinical trial. On February 18, 2013, the Company and Aldagen Holdings, LLC, a North Carolina limited liability company (“Aldagen Holdings”), executed an amendment to the Contingent Consideration (see Note 22). Finally, each holder of warrants to acquire shares of Aldagen capital stock agreed to exchange the Aldagen warrants for warrants to acquire an aggregate of 2,115,596 shares of the Company’s Common stock with an exercise price of $1.42 per share (the “Replacement Warrants”). Each Replacement Warrants expire December 31, 2014 and, subject to call provisions of the Replacement Warrants, are exercisable as follows: (i) commencing on the issuance date, for up to 30% of the total shares of the Company’s Common stock exercisable under the Replacement Warrants, and (ii) upon issuance of the final tranche of the Contingent Consideration, for the remaining balance of the shares under the Replacement Warrants. The Replacement Warrants contain exercise price adjustments, cashless exercise and other provisions customary to instruments of this nature. As part of the acquisition of Aldagen, the Company incurred approximately $528,000 in acquisition costs in 2012. These costs are included in operating expenses as follows:

Consulting expenses	$274,000
Professional fees	225,000
General and administrative expenses	29,000
Total acquisition costs	$528,000

Simultaneous with the closing of the Acquisition, the Company executed several other transactions, which are not considered part of the purchase consideration, as follows.

Issuance of Common Stock

On February 8, 2012 and simultaneous with the closing of the Acquisition, the Company entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors, with respect to the sale of shares of its Common stock, for gross proceeds of $5 million. See Note 17.

Redemption of Series A and Series B Redeemable Convertible Preferred Stock

The Company redeemed all outstanding shares of its Series A and Series B Convertible Preferred Stock, for $207,000 in cash, pursuant to their terms. See Note 17.

Series D Convertible Preferred Stock Conversions

All holders of the Company’s outstanding Series D Convertible Preferred Stock (the “Series D Preferred Stock”) purchased in a private placement of the Company’s securities in April 2010 converted those preferred shares into shares of the Company’s Common stock prior to the original redemption date of April 2013, under the terms of such securities at the conversion price of $0.4392 per share (or $0.558 per share in case of affiliates), for the total of 7,790,350 shares of Common stock, which included 330,000 shares of Common stock representing forgone dividend payments to such holders through April 2013. See Note 17.

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Warrant Exercises

An offer was extended to certain holders of Company warrants (holding warrants to purchase approximately 5.7 million shares of the Company’s Common stock) acquired in previously reported transactions in 2010 and 2011 requesting them to exercise their respective warrants pursuant to the terms of individually negotiated and executed warrant exercise agreements, in exchange for additional equity considerations. In consideration for such early exercises and estimated proceeds of approximately $2.8 million, the Company agreed to issue additional warrants to purchase an aggregate of 1,180,547 shares of Common stock, at an exercise price per share of $1.42. Each warrant expires December 31, 2014 and, subject to call provisions of the warrant, is exercisable as follows: (i) commencing on the issuance date, for up to 30% of shares of the Company’s Common stock under each warrant, and (ii) upon issuance of the final tranche of the Contingent Consideration, for the remaining balance of the warrant. Each warrant also contains exercise price adjustments, cashless exercise and other provisions customary to the instruments of this nature. See Note 17.

Post-Combination Stock-Based Compensation

Each outstanding option to acquire shares of Aldagen capital stock was cancelled and, in satisfaction of a closing condition, the Company’s Board granted approximately 1.7 million options to acquire shares of the Company’s stock to certain newly added employees, officers, directors and advisors under the Company’s Long-Term Incentive Plan. The new options vest during a post-combination service period and will be expensed during such service period. See Note 17.

The following table represents the allocation of the purchase consideration to the assets acquired and liabilities assumed on February 8, 2012. It has been revised to reflect an immaterial measurement period change (See Note 11):

Estimated Fair Value
Purchase Consideration:
Series E Preferred Stock	$18,760,610
Contingent Consideration	11,109,020
Replacement Warrants	1,883,751
Total Consideration	$31,753,381
Tangible Assets Acquired:
Cash	$24,563
Receivables	35,394
Property and equipment	772,486
Other	87,391
Identifiable Intangible Assets Acquired:
IPR&D Technology	29,585,000
Trademarks and Tradename	1,990,000
Liabilities Assumed:
Accounts Payable and Accrued Expenses	(1,044,530)
Other	(118,617)
Goodwill	421,694
$31,753,381

As the Series E Preferred Stock contains no liquidation preferences or special dividend rights, and is automatically converted into Common stock once sufficient Common stock is authorized, the Company determined that its fair value is essentially the same as the fair value of the underlying Common stock into which it is exchangeable. Accordingly, the Company valued the Series E Preferred Stock using the closing price of its Common stock on the acquisition date. The Series E Preferred Stock was converted into Common stock in May 2012.

Aldagen’s former investors have the right to receive up to 20,309,723 shares of the Company’s Common stock contingent upon the achievement of certain milestones related to the current ALD-401 Phase 2 clinical trial. The total undiscounted value of the contingent consideration assuming the successful completion of all specified milestones and using the Company’s stock price as of the acquisition date is approximately $28.4 million. As of the acquisition date, the Company recorded $11.1 million in contingent consideration classified as a liability, subject to remeasurement (mark to market) at every balance sheet date, until sufficient Common stock is authorized. The Company determined the fair value of the contingent consideration with the assistance of a third party valuation expert; the fair value was determined using a probability weighted cash flow approach, which includes unobservable inputs such as projected achievement of certain technical milestones, the estimated dates of the achievement of the milestones, and discount rate. Upon the authorization of sufficient Common stock, the contingent consideration will be reclassified to equity, at its current fair value, and remeasurement will cease. Sufficient Common stock was authorized in May 2012. On February 18, 2013, the Company and Aldagen Holdings, executed an amendment to the Contingent Consideration (see Note 22 for additional detail).

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The Company determined the fair value of the Replacement Warrants using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the use of unobservable inputs such as the expected term, anticipated volatility and expected dividends.

Identifiable intangible assets associated with trademarks and tradenames will be amortized on a straight-line basis over their estimated useful lives of 20 years. Identifiable intangible assets associated with IPR&D are initially classified as indefinite lived; such classification will be reassessed every reporting period based on the status of the research and development projects. Goodwill, primarily related to expected clinical and commercial synergies gained from combining operations, sales growth from future product offerings and customers, together with certain intangible assets that do not qualify for separate recognition, including assembled workforce, which is not tax deductible since the transaction was structured as a tax-free exchange, is considered an indefinite lived asset.

Note 5 — Arthrex Distributor and License Agreement and Related Matters

Arthrex Distributor and License Agreement

On August 7, 2013, the Company entered into a Distributor and License Agreement (the “Arthrex Agreement”) with Arthrex, Inc., a privately held Florida based company (“Arthrex”). Under the terms of the Arthrex Agreement, Arthrex will obtain the exclusive rights to sell, distribute, and service the Company’s Angel Concentrated Platelet System and ActivAt (“Products”), throughout the world, for all uses other than chronic wound care. The Company granted Arthrex a limited license to use the Company’s intellectual property as part of enabling Arthrex to sell the Products. Arthrex will purchase Products from the Company to distribute and service at certain purchase prices, which may be changed after an initial period. Arthrex has the right, on written notice to the Company, to assume responsibility for the manufacture and supply of the Products, either by assuming the Company’s existing manufacturing and supply agreements or by entering into new manufacturing and supply agreements. Arthrex will also pay a certain royalty rate based upon volume of the Products sold. The exclusive nature of Arthrex rights to sell, distribute and service the Products is subject certain existing supply and distribution agreements such that Arthrex may instruct the Company to terminate or not renew any of such agreements. In addition, Arthrex’s rights to sell, distribute and service the Products is not exclusive in the non-surgical dermal and non-surgical aesthetics markets. In connection with the execution of the Arthrex Agreement, Arthrex agreed to pay the Company a nonrefundable upfront payment of $5 million. The term of the Arthrex Agreement is five years, automatically renewable for an additional three-year period unless Arthrex gives the Company a termination notice at least one year in advance of the end of the initial five-year period. The Arthrex Agreement contains other terms and provisions that are customary to the agreements of this nature. The foregoing description of the Arthrex Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Arthrex Agreement.

Immediately following the execution of the Arthrex Agreement, the Company, at the request of Arthrex, agreed to temporarily provide certain services to Arthrex during a transition period (“Transition Services”). These Transition Services primarily involve customer service, sales order fulfillment, customer billing and collections, and technical support for the Products. For these services, Arthrex will pay the Company an agreed upon fee. The Transition Services period is expected to conclude in the first quarter of 2014.

Midcap Consent and First Amendment to Security Agreement

In connection with the Arthrex Agreement, on August 7, 2013, the Company entered into Consent and First Amendment to Security Agreement (the “Amendment to Credit Agreement”) with MidCap Funding III, LLC, as a lender and administrative agent for the lenders (“Agent”) amending that Credit and Security Agreement, dated as of February 13, 2013, by and among the Company and the Agent and the Lenders party thereto (the “Original Credit Agreement”). Under the terms of the Amendment to the Credit Agreement, the Agent consented, among other things, to the Company’s entering the Arthrex Agreement. In addition, the parties amended the Credit Agreement to terminate the Company’s ability to borrow an additional $3 million, reducing the loan amount from $7.5 million to $4.5 million, $4.5 million of which has been extended to the Company to date. The Company makes monthly principal payments under the credit facility in the amount of $150,000 plus interest.

Finally, the Company granted to the Agent a first priority security interest in the royalty payments payable to the Company pursuant to the Arthrex Agreement. The Amendment to Credit Agreement contains other terms and provisions that are customary to the agreements of this nature. The foregoing description of the Amendment to Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment to Credit Agreement.

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Note 6 — Fair Value Measurements

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value.

Short-term Financial Instruments

The inputs used in measuring the fair value of cash and short-term investments are considered to be Level 1 in accordance with the three-tier fair value hierarchy. The fair market values are based on period-end statements supplied by the various banks and brokers that held the majority of the Company’s funds. The fair value of other short-term financial instruments (primarily accounts receivable and accounts payable and accrued expenses) approximate their carrying values because of their short-term nature.

Other Financial Instruments

The Company has segregated its financial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. The Company has no non-financial assets and liabilities that are measured at fair value.

The carrying amounts of the derivative liabilities are as follows:

Description	Level 1	Level 2	Level 3	Total
Liabilities at December 31, 2013:
Embedded conversion options	$—	$—	$1,515,540	$1,515,540
Stock purchase warrants	—	—	1,733,055	1,733,055
Total measured at fair value	$—	$—	$3,248,595	$3,248,595
Liabilities at December 31, 2012:
Embedded conversion options	$—	$—	$780,960	$780,960
Total measured at fair value	$—	$—	$780,960	$780,960

The liabilities measured at fair value in the above table are classified as “derivative and other liabilities” in the accompanying consolidated balance sheets.

The following tables set forth a summary of changes in the fair value of Level 3 liabilities for the year ended December 31, 2013 and 2012:

Description	Balance at January 1, 2013	Established in 2013	Modification of Convertible Debt Agreement	Conversion to Common Stock	Change in Fair Value	Effect of Extinguishment of Debt	Balance at December 31, 2013
Derivative liabilities:
Embedded conversion options	$780,960	$965,484	$250,361	$(393,948)	$90,839	$(178,156)	$1,515,540
Stock purchase warrants	$—	$1,353,842	$—	$—	$379,213	$—	$1,733,055

Description	Balance at January 1, 2012	Established in 2012	Modification of Convertible Debt Agreement	Conversion to Common Stock	Change in Fair Value	Reclass to Equity	Balance at December 31, 2012
Derivative liabilities:
Embedded conversion options	$1,823,207	$—	$—	$(549,936)	$(492,311)	$—	$780,960
Contingent consideration	$—	$11,109,020	$—	$—	$4,334,932	$(15,443,952)	$—

Gains and losses in the fair value of the contingent consideration are classified as the “change in fair value of contingent consideration” in the accompanying consolidated statements of operations. All other gains and losses in the fair value of derivative instruments are classified as the “change in the fair value of derivative instruments” in the accompanying consolidated statements of operations.

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The fair value of the contingent consideration is determined using a probability weighted cash flow approach, which includes unobservable inputs such as projected achievement of certain technical milestones and discount rate. Changes in any of the assumptions related to the unobservable inputs identified above may change the fair value of the contingent consideration. Increases in projected achievement of certain technical milestones dates generally result in increases in fair value, while increases in discount rate generally result in decreases in fair value.

The fair value of the stock purchase warrants and embedded conversion options is determined based on the Black-Scholes option pricing model, and includes the use of unobservable inputs such as the expected term, anticipated volatility and expected dividends. Changes in any of the assumptions related to the unobservable inputs identified above may change the fair value of the stock purchase warrants. Increases in expected term, anticipated volatility and expected dividends generally result in increases in fair value, while decreases in the unobservable inputs generally result in decreases in fair value.

In July and November 2011, we issued convertible notes that contained embedded conversion options which met the criteria for derivative liabilities. The fair value of the conversion options, at December 31, 2013, approximates $287,000.

In December 2013, we issued convertible notes which met the criteria for derivative liabilities. The fair value of the conversion options, at December 31, 2013, approximates $2,250,000.

In June 2013, the Company purchased a Certificate of Deposit (“CD”) from its commercial bank in the amount of $53,000. This CD bears interest at an annual rate of 0.10%, maturs on February 24, 2014, and immediately renews on the same date. The $53,000 carrying value of the CD approximates its fair value. This CD collateralizes the Letter of Credit described in Commitment and Contingencies (see Note 22).

Note 7 — Receivables

Accounts and royalties receivable, net consisted of the following:

	December 31, 2013	December 31, 2012
Trade receivables	$2,449,199	$1,133,400
Other receivables	1,493,979	643,051
	3,943,178	1,776,451
Less allowance for doubtful accounts	(16,497)	(42,709)
	$3,926,681	$1,733,742

Other receivables consist primarily of royalties and transition service fees due from Arthrex and the cost of raw materials needed to manufacture the Angel products that are sourced by the Company and immediately resold, at cost, to the contract manufacturer.

The following table reflects the approximate change in allowance for doubtful accounts.

	Balance at Beginning of Period	Charged to Costs and Expenses	Balances charged-off	Balance at End of Period
Year Ended December 31, 2013
Allowance for doubtful accounts	$42,709	$75,166	$(101,378)	$16,497
Year Ended December 31, 2012
Allowance for doubtful accounts	$38,233	$42,625	$(38,149)	$42,709

Note 8 — Inventory

Inventory consisted of the following:

	December 31, 2013	December 31, 2012
Raw materials	$125,583	$79,090
Finished goods	985,924	1,091,007
	$1,111,507	$1,170,097

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Note 9 — Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2013	December 31, 2012
Prepaid insurance	$63,096	$61,519
Prepaid fees and rent	151,454	186,407
Deposits and advances	279,870	$409,604
Prepaid royalties	724,999	6,250
Other Current Assets	38,863	73,665
	$1,258,282	$737,445

Prepaid fees and rent consist primarily of prepaid service contracts. Deposits and advances consist primarily of payments to the Company’s raw materials suppliers and Angel® centrifuge manufacturers. Other Current Assets is exclusively made up of parts used to refurbish the Angel® centrifuges. Prepaid royalties consist of a cash payment, common stock, and warrant issued for the release of the Worden security interest in patents (See Note 17 for more details). The royalty is amortized to cost of sales over the life of the patent. For the year ended December 31, 2013, royalty amortization expense was approximately $100,694.

Note 10 — Property and Equipment

Property and equipment, net consisted of the following:

	December 31, 2013	December 31, 2012
Medical equipment	$1,278,681	$3,033,792
Office equipment	86,001	87,163
Manufacturing equipment	307,971	303,143
Leasehold improvements	390,911	390,911
	2,063,564	3,815,009
Less accumulated depreciation and amortization	(1,144,095)	(1,374,928)
	$919,469	$2,440,081

As a result of the Arthrex Agreement discussed in Note 5, Angel centrifuges are now classified as “Inventory” in the accompanying consolidated balance sheets, whereas they were previously classified as “Property and equipment”.

For the year ended December 31, 2013 depreciation expense and amortization was approximately $726,000, of which $299,000 was reported as research, development, trials and studies, and $310,000 were reported as cost of sales.

For the year ended December 31, 2012 depreciation expense and amortization was approximately and $823,404, of which $287,000 was reported as research, development, trials and studies, and $446,000 were reported as cost of sales.

The net book value of property and equipment disposed was approximately $1,543,000 in 2013 (which includes approximately $1,295,000 of existing placed Angel centrifuges sold under the Arthrex Agreement) and $554,000 in 2012. The disposal of property and equipment was primarily due to the sale of centrifuges.

Note 11 — Goodwill and Identifiable Intangible Assets

Goodwill

Goodwill represents the purchase price of acquisitions in excess of the amounts assigned to acquired tangible or intangible assets and assumed liabilities. Amounts allocated to goodwill are tax deductible in all relevant jurisdictions.

As a result of the Company’s acquisition of Aldagen in February 2012, the Company recorded goodwill of approximately $422,000. Prior to the acquisition of Aldagen, the Company had goodwill of approximately $707,000 as a result of the acquisition of the Angel business in April 2010.

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The Company conducts an impairment test of goodwill on an annual basis as of October 1 of each year. The Company will also conduct tests if events occur or circumstances change that would, more likely than not, reduce the fair value of the Company below its carrying value.

During 2013, planned enrollment in the Company’s Phase 2 clinical trial for ALDH-401 began experiencing patient enrollment delays. The delay has resulted in extended time to enroll and added costs associated with the delay. On September 17, 2013, Cytomedix announced its decision to become a more commercially focused company and reorganize its research and development activities. The plan includes a strategic reorganization of its research and development operations that involve the ALDH-401 trial and ALDH Bright Cell platform, intention to proceed with trial enrollment through the end of 2013 with an enrollment goal of 50 patients, and pursuit of strategic partnerships to continue the trial beyond 2013 (“Announcement”). This Announcement identified several indicators of a potential impairment of intangible assets acquired in the Aldagen acquisition; as such, the Company felt it necessary to perform an impairment analysis on its goodwill as of September 30, 2013.

U.S. GAAP provides for a two-step process for measuring for impairment of goodwill. Step 1 of the impairment process is to determine if the fair value of the reporting unit exceeds its carrying value. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary.

The Company’s goodwill is contained in its sole operating segment and reporting unit. Based on its assessment, the fair value of the reporting unit (determined with reference to its quoted market cap) exceeded its carrying value at September 30, 2013 and the Company determined that goodwill was not impaired. Accordingly, the Step Two analysis is not applicable.

The Company also conducted an impairment test of goodwill as of October 1, 2013 and determined that goodwill was not impaired. In addition, other than the events identified above, no other triggering events were identified during the year ended December 31, 2013.

The table below sets forth the changes in the carrying amount of goodwill for the period indicated:

Balance at January 1, 2012	$706,823
Goodwill related to Aldagen acquisition	616,826
Adjustment as a result of measurement period change	(195,132)
Balance at December 31, 2012	$1,128,517
Change in 2013	—
Balance at December 31, 2013	$1,128,517

Identifiable Intangible Assets

Cytomedix’s identifiable intangible assets consist of trademarks, technology (including patents), customer relationships, and in-process research and development. These assets are a result of the Angel Business and Aldagen acquisitions. The carrying value of those intangible assets, and the associated amortization, were as follows:

	December 31, 2013	December 31, 2012
Trademarks	$2,310,000	$2,310,000
Technology	2,355,000	2,355,000
Customer relationships	708,000	708,000
In-process research and development	29,585,000	29,585,000
Total	$34,958,000	$34,958,000
Less accumulated amortization	(1,189,046)	(822,713)
	$33,768,954	$34,135,287

Definite-lived intangible assets

The Company's intangible assets that have definite lives are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i. e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. The Company periodically reevaluates the useful lives for these intangible assets to determine whether events and circumstances warrant a revision in their remaining useful lives.

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As a result of the September 17, 2013 announcement discussed above, the Company believed an impairment assessment of the Aldagen-related Trademarks and Trademark, as of September 30, 2013, was warranted. The Company performed a qualitative assessment and identified driving factors used in the original valuation of the Trademarks and Tradename, including the projected revenue stream and discount factor that may have changed. The Company considered the impact of such changes to the undiscounted future cash flows used to value the Trademarks and Tradename, and concluded that the changes to the driving factors that management was able to quantify did not have a significant impact to the undiscounted future cash flows. The Company realizes that, in addition to the projected revenue stream and discount factor, other additional factors may have changed whose financial impacts are currently unknown, but may become more clear as strategic discussions proceed over the next few months. The Company expects that before the end of the second quarter of 2014, when the Company expects to announce top line efficacy, there will be additional clarity regarding the process and its impacts to the recoverability of the Trademarks and Tradename asset.

As a result, management concludes that the fair value of the Trademarks and Tradename definite-lived intangible asset is not less than its carrying value of approximately $1.7 million and therefore it is not impaired as of September 30, 2013. Other than the events identified above, no other triggering events were identified during the year ended December 31, 2013.

Indefinite-lived intangible assets

The Company evaluates its indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, and at least on an annual basis on October 1 of each year, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, the Company would recognize an impairment loss in the amount of that excess. The Company's sole indefinite-lived intangible asset is its in-process research and development (“IPR&D”) acquired in connection with its acquisition of Aldagen in 2012. The IPR&D asset consists of its ALDH bright cell platform. The Company is currently conducting (i) a Phase 2 clinical trial for this technology in ischemic stroke, (ii) a Phase 1/2 clinical trial in critical limb ischemia that is being funded by the National Institutes of Health, and (iii) a Phase 1 clinical trial in grade IV malignant glioma following surgery that is funded by Duke University.

As a result of the September 17, 2013 announcement discussed above, the Company believed an impairment assessment of the IPR&D, as of September 30, 2013, was warranted. The Company performed a qualitative assessment and identified driving factors used in the original valuation of the IPR&D, including the projected non-diagnostic revenues and expenses, clinical trial expenses, commercial revenue stream and discount factor, that may have changed. The changes to driving factors that management was able to identify (including delayed revenue stream generation and increased clinical trial costs) were offset by the impacts on the model of the passage of time (i.e., the clinical trial delay approximates the passage of time). The Company realizes that, in addition to the delayed revenue stream generation and increased clinical trial costs, other additional factors may have changed whose financial impacts are currently unknown, but may become more clear as strategic discussions proceed over the next few months. The Company expects that before the end of the second quarter of 2014, when the Company expects to announce top line efficacy, there will be additional clarity regarding the process and its impacts to the recoverability of the IPR&D asset. Negative results from this data or other factors that negatively impact the fair value of such assets could result in impairment and a resulting non-cash write-off of a significant portion of our goodwill and intangible assets, which would have an adverse effect on our financial condition and operating results.

As a result, management concludes that the fair value of the IPR&D indefinite-lived intangible asset approximates its carrying value (is not less than its carrying value) and therefore it is not impaired as of September 30, 2013.

The Company also conducted a quantitative impairment test of the IPR&D as of October 1, 2013 and determined that the IPR&D was not impaired. In addition, other than the events identified above, no other triggering events were identified during the year ended December 31, 2013. The impairment valuation process included updating the valuation model that was initially used to establish the expected fair value of the IPR&D in February 2012. This included adjusting the timing and amounts of expected cash flows resulting from the change from an operational model to a royalty model and other factors such as discount rates. The resulting valuation resulted in a fair value that exceeded the carrying value by approximately $1.5 million as of October 1, 2013.

Amortization expense of approximately $88,000 was recorded to cost of sales, $69,000 to cost of royalties, and approximately $209,000 was recorded to general and administrative expense in the year ended December 31, 2013. Annual amortization expense based on our existing intangible assets and their estimated useful lives is expected to be approximately:

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2014	366,333
2015	366,333
2016	366,333
2017	366,333
2018	299,985
Thereafter	2,418,637

Note 12 — Accounts payable and accrued expenses

Accounts payable and accrued expenses consisted of the following:

	December 31, 2013	December 31, 2012
Trade payables	$3,351,844	$1,434,166
Accrued compensation and benefits	795,584	833,141
Accrued professional fees	199,634	156,205
Accrued interest	2,250	750
Customer deposits	1,795,803	—
Other payables	1,873,557	388,109
	$8,018,672	$2,812,371

Other payables include approximately $1,631,000 due to Arthrex for payments collected on Angel sales made by Cytomedix, on behalf of Arthrex, during the transition services period (see Note 5 for additional details).

Note 13 — Deferred Revenue

Deferred revenue consists of prepaid licensing revenue of $1,844,229 and deferred sales of $338,613 from the prepayment of Angel centrifuges, as a result of the Arthrex Agreement. Revenue related to the purchase of Angel centrifuges is recognized upon delivery to the point of sale. Revenue related to prepaid licensing is recognized on a straight-line basis over 5 years, the term of the Arthrex Agreement. Revenue of $167,657 related to the prepaid license was recognized in the year ended December 31, 2013.

Note 14 — Derivatives and other liabilities

Derivative and other liabilities consisted of the following:

	December 31, 2013	December 31, 2012
Derivative liability, long-term portion	3,248,595	$780,960
Deferred rent	185,405	58,005
Deferred tax liability	68,589	50,000
Interest payable	44,194	33,379
Conditional grant payable	30,000	30,000
Accrued term loan fee	38,738	—
	$3,615,521	$952,344

In September 2012, the Company received $30,000 in proceeds for an Economic Development Fund Agreement with Montgomery County Maryland as a “conditional grant” to be funded by the County’s Department of Economic Development. This conditional grant is to be repaid with interest unless certain performance conditions are achieved through 2017. If the performance conditions are met then repayment of principal and interest is forgiven.

Note 15 — Debt

4% Convertible Notes

On July 15, 2011, Cytomedix issued $1.3 million of its 4% Convertible Notes (the “July 4% Convertible Notes”) to an unaffiliated third party. The July 4% Convertible Notes mature on May 23, 2016 and bear a one-time interest charge of 4% due on maturity. The July 4% Convertible Notes (plus accrued interest) convert at the option of the unaffiliated third party, in whole or in part and from time to time, into shares of the Company’s Common stock at a conversion rate equal to (i) the lesser of $0.80 per share or (ii) 80% of the average of the three lowest closing prices of the Company’s Common stock for the previous 20 trading days prior to conversion (subject to a “floor” price of $0.25 per share). At December 31, 2013, approximately $287,000 face amount of the July 4% Convertible Notes remained and were convertible into approximately 0.8 million shares of Common stock at a conversion price of $0.34 per share.

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On November 18, 2011, Cytomedix issued $0.5 million of its 4% Convertible Notes (the “November 4% Convertible Notes”) to an unaffiliated third party. The November 4% Convertible Notes mature on May 23, 2016 and bear a one-time interest charge of 4% due on maturity. The November 4% Convertible Notes (plus accrued interest) convert at the option of the holder, in whole or in part and from time to time, into shares of the Company’s Common stock at a conversion rate equal to 80% of the average of the three lowest closing prices of the Company’s Common stock for the previous 20 trading days prior to conversion (subject to a “floor” price of $0.25 per share). At December 31, 2013, no unpaid balance remained of the November 4% Convertible Notes.

The unaffiliated third party has the option to provide additional funding of up to $1.0 million on substantially the same terms; however, the Company may elect to cancel such notes, in its sole discretion, with no penalty.

The conversion option embedded in the July and November 4% Convertible Notes is accounted for as a derivative liability, and resulted in the creation at issuance of a discount to the carrying amount of the debt, totaling $1.8 million, which is being amortized as additional interest expense using the straight-line method over the term of the July and November 4% Convertible Notes (the Company determined that using the straight-line method of amortization did not yield a materially different amortization schedule than the effective interest method). The embedded conversion option is recorded at fair value and is marked to market at each period, with the resulting change in fair value being reflected as “change in fair value of derivative liabilities” in the accompanying condensed consolidated statements of operations.

On February 19, 2013, the Company and the holder of these notes, agreed, in consideration of the subordination of the rights and remedies under these notes to that of another party, to amend the notes to extend the maturity date to May 23, 2016. Also, as part of the consideration, the Company repaid approximately $0.3 million of the principal of the note. The amendments were accounted for as a partial “extinguishment” and a partial “modification” of the notes. The partial extinguishment resulted in the immediate expensing of approximately $54,000 of new fees and expenses and $54,000 of the increase in the fair value of the embedded conversion option. The partial modification resulted in the deferral of approximately $46,000 of new fees and expenses and $197,000 of the increase in the fair value of the embedded conversion option (as additional debt discount).

12% Interest Only Note

On April 28, 2011, the Company borrowed $2.1 million pursuant to a secured promissory note that matures May 20, 2016. The note accrues interest at a rate of 12% per annum, and requires interest-only payments each quarter commencing September 30, 2011, with the then outstanding principal due on the maturity date. The note may be accelerated by the lender if Cytomedix defaults in the performance of the terms of the promissory note, if the representations and warranties made by us in the note are materially incorrect, or if we undergo a bankruptcy event. The note is secured by our Angel assets.

In connection with the issuance of the secured promissory note, the Company issued the lender a warrant to purchase up to 1,000,000 shares at an exercise price of $0.50 per share vesting as follows: (a) 666,667 shares upon issuance of the note, (b) 83,333 shares if the note has not been prepaid by the first anniversary of its issuance, (c) 116,667 shares if the note has not been prepaid by the second anniversary of its issuance, and (d) 133,333 shares if the note has not been prepaid by the third anniversary of its issuance.

Of the $2,100,000 due under the note, our payment obligations with respect to $1,400,000 under the note were guaranteed by certain insiders, affiliates, and shareholders of the Company, including Mr. David Jorden, one of the Company’s directors. In connection with this guarantee, the Company issued the guarantors warrants to purchase an aggregate of up to 1,500,000 shares, on a pro rata basis based on the amount of the guarantee, at an exercise price of $0.50 per share vesting as follows: (a) 833,333 shares upon issuance of the note, (b) 166,667 shares if the note has not been prepaid by the first anniversary of its issuance, (c) 233,333 shares if the note has not been prepaid by the second anniversary of its issuance, and (d) 266,667 shares if the note has not been prepaid by the third anniversary of its issuance.

The warrants issued to the lender and the guarantors were valued at approximately $546,000, were recorded as deferred debt issuance costs, and are being amortized to interest expense on a straight-line basis over the guarantee period. The Company determined that the straight-line method of amortization did not yield a materially different amortization schedule from the effective interest method.

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On February 19, 2013, The Company and the holder of the note, in consideration for subordination of its security interest under the note to that of another party, agreed to amend the note. In the amendment, the Company agreed to extend the maturity date of the note to November 19, 2016. In addition, the parties agreed to amend the vesting schedule on the warrants issued by the Company in April 2011 such that the remaining 250,000 warrant shares are exercisable immediately and to issue the holder a new warrant to purchase up to 266,666 shares at an exercise price of $0.70 per share vesting as follows: (i) 133,333 shares may be exercised only if the note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 133,333 shares may be exercised only if the note has not been paid by the fifth anniversary of its issuance.

The Company also: (i) amended the warrant vesting schedule on the guarantors’ warrants issued by the Company in April 2011 such that the remaining 500,000 warrant shares are exercisable immediately and (ii) granted new warrants to the guarantors to acquire up to 533,334 shares of the Company’s Common stock pursuant to warrants at the exercise price of $0.70 per share, vesting as follows: (i) 266,667 warrant shares may be exercised only if the JP Trust Note has not been prepaid by the fourth anniversary of its issuance, and (ii) the remaining 266,667 shares may be exercised only if the note has not been paid by the fifth anniversary of its issuance.

The amendment was accounted for as a “modification.” Accordingly, the warrants issued to the lender as a result of the amendment (valued at approximately $152,000) were recorded as deferred debt issuance costs, and are being amortized to interest expense on a straight-line basis over the guarantee period. The Company determined that the straight-line method of amortization did not yield a materially different amortization schedule from the effective interest method. The warrants issued to the guarantors as a result of the amendment were valued at approximately $304,000 and were recorded as interest expense in the first quarter of 2013.

Term Loan

On February 19, 2013, the Company entered into a Credit and Security Agreement (the “Credit Agreement”) with an unaffiliated third party (“MidCap”) that provides for an aggregate term loan commitments of $7.5 million, subsequently modified to $4.5 million. The Company received the first tranche of $4.5 million on February 27, 2013.

The term loan will mature on February 19, 2016, and will be repaid on a straight-line amortization basis, with the first twelve months being an interest only period and commencing on the thirteenth month. The principal will be amortized in equal monthly amounts through the maturity date.

In connection with the foregoing loan facility, the Company issued the lender a seven-year warrant to purchase 1,079,137 shares of the Company’s Common stock at the warrant exercise price of $0.70 per share. The exercise price and the number of shares issuable upon exercise of the warrant is subject to standard anti-dilution adjustments and contains a cashless exercise provision.

Interest on the outstanding balance of the term loan is payable monthly in arrears at an annual rate of the one-month London Interbank Offered Rate (LIBOR), plus 8.0%, subject to a LIBOR floor of 3%, and is calculated on the basis of the actual number of days elapsed in a 360 day year. In the event the term loan is prepaid by the Company prior to the end of its term, the Company will be required to pay to the lender a fee equal to an amount determined by multiplying the outstanding amount on the loan by 5% in the first year, 3% in the second year and 1% after that.

Amounts borrowed under the Credit Agreement are secured by a first priority security interest on all existing and after-acquired assets of the Company, including the intellectual property of the Company and its subsidiaries.

The Credit Agreement contains events of default and remedies customary for loan transactions of this sort including, among others, those related to a default in the payment of principal or interest, a material inaccuracy of a representation or warranty, a default with regard to performance of certain covenants, a material adverse change (as defined in the Credit Agreement) occurs, and certain change of control events. In addition, the failure to consummate the Capital Raise Event constitutes an event of default under the Credit Agreement. The Company would also be in default under the Credit Agreement in the event of certain withdrawals, recalls, adverse test results or enforcement actions with respect to the Company’s products. Upon the occurrence of a default, in some cases following a notice and cure period, lender may accelerate the maturity of the loans and require the full and immediate repayment of all borrowings under the Credit Agreement. The Credit Agreement also contains financial and customary negative covenants, including with respect to the Company’s ability to sell, lease, transfer, assign, grant a security interest in or otherwise dispose of its assets except in the ordinary course of business, or incur additional indebtedness.

The warrants issued to the lender were valued at approximately $568,000, were recorded as a debt discount, and are being amortized to interest expense over the term of the loan. The Company determined that the straight-line method of amortization did not yield a materially different amortization schedule from the effective interest method. The warrants are classified in equity.

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On August 7, 2013, the Company and MidCap amended the terms of the Credit Agreement. Under the terms of the amendment to the Credit Agreement, the Agent consented, among other things, to the Company’s entering the Arthrex Agreement. In addition, the parties amended the Credit Agreement to terminate the Company’s ability to borrow an additional $3 million, reducing the loan amount from $7.5 million to $4.5 million, $4.5 of which has been extended to the Company to date. The Company and MidCap also agreed to a revised monthly payment amortization schedule such that in the event that the Company has raised cash proceeds of at least $500,000 before September 1, 2013 in a public or private offering of its equity securities, then, commencing on September 1, 2013, and continuing thereafter, the Company would have made monthly payments under the credit facility of $125,000, provided, however, if no such subsequent equity event takes place by September 1, 2013, the monthly payments under the credit facility will be $150,000. No such subsequent equity event took place by September 1, 2013, and the Company is required to make monthly principal payments under the credit facility in the amount of $150,000 plus interest.

Finally, the Company granted to the Agent a first priority security interest in the royalty payments payable to the Company pursuant to the Arthrex Agreement. The Amendment to Credit Agreement contains other terms and provisions that are customary to the agreements of this nature. The foregoing description of the Amendment to Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment to Credit Agreement.

On December 10, 2013, the Company and MidCap revised the exercise price of the warrants to $0.46 per share (“Amendment to the MidCap Warrant”). As a result of the Amendment to the MidCap Warrant, the fair value of the warrants were modified and the change was recognized as an increase to debt discount and amortized over the remaining life of the loan. The change in the fair value of the warrants was approximately $12,000.

10% Subordinated Convertible Notes

On November 21, 2013, we executed agreements with certain investors for the subsequent issuance of 10% subordinated convertible notes (“10% Subordinated Convertible Notes”) and stock purchase warrants, for expected gross proceeds of up to $3 million. The eventual closing was contingent upon several factors. The Company received $2.25 million of the expected gross proceeds at the first closing, which occurred on December 10, 2013 after the Company received an acceptable CMS reimbursement determination for Autologel. The remaining $0.75 million of the expected gross proceeds is contingent upon the effectiveness of a registration statement covering the resale of Common shares underlying the 10% Subordinated Convertible Notes and related stock purchase warrants. The 10% Subordinated Convertible Notes mature on May 20, 2016 and accrue interest at 10% per annum and is paid quarterly in arrears in cash or in shares of Company stock (valued at market price on the day before interest is due), at the Company’s option. The 10% Subordinated Convertible Notes are convertible, in whole or in part and from time to time, by investors into shares of the Company’s Common stock at the initial conversion price of $0.46 (“Initial Conversion Price”). The conversion option contains standard anti-dilution protection (i.e., is adjustable for stock dividends, stock splits, and other similar distributions) that resets the Initial Conversion Price. At December 31, 2013, the face amount of the 10% Subordinated Convertible Notes was approximately $2.25 million.

In connection with the issuance of the Notes, the Company also agreed to issue to the investors in the Offering five-year warrants (the “Warrants”) to purchase shares of the Company’s Common stock in the amount equal to 75% of the number of the Company’s shares into which the Notes may be converted at the Closing, at an exercise price equal to 125% of the Market Price [defined as the average closing price for the previous last five trading days]. The Warrants also contain exercise price anti-dilution adjustments, cashless exercise and other similar provisions.

The Company agreed, pursuant to the terms of the Registration Rights Agreement entered into with the investors in the Offering, to file, within thirty days of the Closing, a registration statement with the Securities and Exchange Commission for the purposes of registering the resale the shares of the Company’s Common stock underlying the Notes, the Warrants and the placement agent warrants to be issued in the Offering, and in the event of late filing of such registration statement, to pay certain late registration statement filing penalties as set forth in the Registration Rights Agreement. The registration statement covering the resale of Common shares underlying the 10% Subordinated Convertible Notes and related stock purchase warrants was filed January 9, 2014.

The conversion option embedded in the 10% Subordinated Convertible Notes and related warrants issued to the investors are accounted for as a derivative liability and were recorded at full fair value relative to the total gross proceeds which totaled $2.25 million at December 10, 2013. The warrants issued to the lender and the guarantors were valued at approximately $1.7 million. A debt discount of $2.25 million was also recorded arising from the allocation of fair value to the embedded conversion option and the Warrants. The debt discount is being amortized as additional interest expense using the interest rate method through the maturity date. The embedded conversion option is recorded at fair value and is marked to market at each period, with the resulting change in fair value being reflected as “change in fair value of derivative liabilities” in the accompanying condensed consolidated statements of operations.

Finally, the warrants issued to the placement agent were value at approximately $69,000, were recorded as deferred debt issuance costs, and are being amortized to interest expense on a straight-line basis through the maturity date. The Company determined that the straight-line method of amortization did not yield a materially different amortization schedule from the effective interest method.

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Note 16 — Income Taxes

Income tax (expense) benefit for the years ended December 31, 2013 and 2012 consisted of the following:

	2013	2012
Current:
Federal	$—	$—
State	—	—
Deferred:
Federal	(212,022)	1,267,000
State	(401,215)	(653,000)
Net operating loss carryforward	4,243,885	4,635,000
Valuation Allowance	(3,649,237)	(5,267,000)
Total income tax (expense) benefit	$(18,589)	$(18,000)

Significant components of Cytomedix’s deferred tax assets and liabilities consisted of the following at December 31:

	2013	2012
Deferred tax assets:
Stock-based compensation	$5,371,000	$5,087,000
Tax credits	2,895,000	2,512,000
Deferred financing costs	(3,000)	714,000
Start-up and organizational costs	272,000	272,000
Tax deductible Goodwill	112,000	136,000
Property and equipment	240,000	244,000
Derivative liabilities	(2,000)	522,000
Other	1,019,000	109,000
Total deferred tax assets	9,904,000	9,596,000
Deferred tax liabilities:
Intangible Assets	(12,219,000)	(12,353,000)
Discount on Note Payable	(1,088,000)	(377,000)
Other	(69,000)	(50,000)
Total deferred tax liabilities	(13,376,000)	(12,780,000)
Net deferred tax assets, excluding net operating loss carryforwards	(3,472,000)	(3,184,000)
Net operating loss carryforwards	45,458,000	41,540,000
	41,986,000	38,356,000
Less valuation allowance	(42,055,000)	(38,406,000)
Total deferred tax assets (liabilities)	$(69,000)	$(50,000)

The following table reflects the change in the valuation allowance for deferred tax assets at December 31:

Valuation allowance – January 1, 2012	$19,700,000
Purchase Accounting changes	13,439,000
2012 provision	5,267,000
Valuation allowance – December 31, 2012	38,406,000
2013 provision	3,649,000
Valuation allowance – December 31, 2013	$42,055,000

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The following table presents a reconciliation between the U.S. federal statutory income tax rate and the Company’s effective tax rate:

	2013	2012
U.S. Federal statutory income tax	35.0%	35.0%
State and local income tax, net of benefits	4.4%	4.2%
Fair value of Derivatives	(2.9)%	(6.8)%
Nondeductible guarantee fees	(0.9)%	(3.7)%
Impact of changes in rates	(12.2)%	(0.2)%
Other	(5.5)%	(1.9)%
Valuation allowance for deferred income tax assets	(18.0)%	(26.5)%
Effective income tax rate	(0.1)%	0.1%

The Company had loss carry-forwards of approximately $122,389,000 as of December 31, 2013 that may be offset against future taxable income. The carry-forwards will expire between 2021 and 2034. Use of these carry-forwards may be subject to annual limitations based upon previous significant changes in stock ownership. Management has determined that realization of the net deferred tax assets is not assured and accordingly has established a valuation allowance of $42,055,000 and $38,406,000 at December 31, 2013 and 2012, respectively.

In 2013, the Company recorded an income tax provision of approximately $19,000 related to a deferred tax liability resulting from the amortization of Goodwill for tax purposes.

The Company’s source of income (loss) before income tax provision (benefit) is primarily domestic.

The Company does not believe it has any uncertain income tax positions as described in its discussion of Income Tax accounting policy in Note 3.

Note 17 — Capital Stock

The Company has several classes of stock as described below.

Common Stock

Common stock has a par value of $.0001 per share and is limited to a maximum of 200,000,000 shares. It is subordinate to Series A, B, C, and D Convertible Preferred stock and to all other classes and series of equity securities of the Company which by their terms rank senior to it, in the event of a liquidation, dissolution, or winding up of the Company or with regard to any other rights, privileges or preferences. Each share of Common stock represents the right to one vote. Holders of Common stock are entitled to receive dividends as may be declared by the Board of Directors, subject to the limitations in the terms of the Series A, B, C, and D Convertible Preferred stock described below.

Series A Convertible Preferred Stock

The Series A Convertible Preferred stock (the “Series A”) was redeemed in February 2012.

Series A stock has a par value of $.0001 per share and is limited to a maximum of 5,000,000 shares. It has a stated liquidation preference of $1.00 per share and preference over and rank senior to (i) Series B Convertible Preferred stock, (ii) Common stock, and (iii) all other classes and series of equity securities of the Company which by its terms do not rank senior to the Series A stock. The Series A stock contains a negative covenant prohibiting the Company from granting any security interest in the Company’s patents and/or future royalty streams (“Intellectual Property”). The holders of record of shares are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of Common stock or any other equity securities of the Company ranking junior as to the payment of dividends. Dividends are to be paid in shares of Series A stock or, in the sole discretion of the Board of Directors, in cash. Each share of Series A stock shall entitle the holder thereof to vote on all matters voted on by holders of Common stock of the Company voting together as a single class with the other shares entitled to vote.

Each share of Series A stock may be converted into Common stock at a conversion rate equal to 90% of the twenty-day average closing price of the Company’s Common stock, but in no case shall this price be less than $3.00 per share. The Company may redeem Series A stock for cash at a price per share equal to 104% of the liquidation preference amount plus all accrued but unpaid dividends, by providing proper notice of not less than 10 days nor more than 60 days prior to a redemption date set by the Company.

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Series B Convertible Preferred Stock

The Series B Convertible Preferred stock (the “Series B”) was redeemed in February 2012.

Series B stock has a par value of $.0001 per share and is limited to a maximum of 5,000,000 shares. It has a stated liquidation preference of $1.00 per share, is subordinate to the Series A stock, and has preference over and ranks senior to (i) Common stock, and (ii) all other classes and series of equity securities of the Company which by its terms do not rank senior to the Series B stock. The Series B stock contains a negative covenant prohibiting the Company from granting any security interest in the Company’s Intellectual Property. The holders of record of shares are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of Common stock or any other equity securities of the Company ranking junior as to the payment of dividends. Dividends are to be paid in shares of Series B stock or, in the sole discretion of the Board of Directors, in cash. Each share of Series B stock shall entitle the holder thereof to vote on all matters voted on by holders of Common stock of the Company voting together as a single class with the other shares entitled to vote.

Each share of Series B stock may be converted into Common stock at a conversion rate equal to 90% of the twenty-day average closing price of the Company’s Common stock, but in no case shall this price be less than $3.00 per share. The Company may redeem Series B stock for cash at a price per share equal to 103% of the liquidation preference amount plus all accrued but unpaid dividends, by providing proper notice of not less than 10 days nor more than 60 days prior to a redemption date set by the Company.

Series D Convertible Preferred Stock

The 10% Series D Convertible Preferred stock (the “Series D”) was converted into Common stock in February 2012.

The Company’s Board designated 2,000,000 shares of the preferred stock as the Series D stock with a stated value of $1,000 per share. The Series D stock earned cumulative dividends at the rate of 10% per annum, payable quarterly in cash in arrears on January 15, April 15, July 15 and October 15, beginning on July 15, 2010, or, in the Company’s sole discretion, in shares of Common stock valued at the 5-day volume weighted average price ending 3 days immediately preceding the dividend due date, but in no case at a price less than $0.40 per share. The Series D stock was convertible, at the holder’s option, into shares of Common stock at a conversion price equal to $0.4392. Upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the holders were entitled to receive out of the Company’s assets an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon, for each share of Series D stock before any distribution or payment is made to the holders of any junior securities. The holders of the Series D stock could vote their shares on a “one share one vote” basis. At any time after the third anniversary of the issuance date, the Company could redeem some or all of the then outstanding Series D stock, for cash equal to 100% of the aggregate stated value and accrued but unpaid dividends. The Series D stock also provided that with limited exceptions as discussed below, in no event would the Company effect any conversion of the Series D stock and the holder of the Series D stock would not have the right to convert the Series D stock, to the extent that such conversion would result in beneficial ownership by the holder of the Series D stock and its affiliates in excess of 9.99% of the then outstanding shares of Common stock (after taking into account the shares to be issued to the holder upon such conversion). The Series D stock holder could decrease the foregoing threshold upon 61 days’ notice of such decrease to us. The Series D stock was not listed on any securities exchange or automated quotation system.

Warrants and Options

The Company had the following outstanding warrants and options at December 31:

	# Outstanding
Equity Instrument	December 31, 2013	December 31, 2012
Fitch/Coleman Warrants (1)	975,000	975,000
August 2009 Warrants (2)	1,070,916	1,070,916
April 2010 Warrants (3)	1,295,138	1,295,138
October 2010 Warrants (4)	1,488,839	1,488,839
Guarantor 2011 Warrants (5)	916,665	916,665
February 2012 Inducement Warrants (6)	1,180,547	1,180,547
February 2012 Aldagen Warrants (7)	2,115,596	2,115,596
February 2013 MidCap Warrants (8)	1,079,137	—
February 2013 Subordination Warrants (9)	800,000	—
February 2013 Worden Warrants (10)	250,000	—
February 2013 RDO Warrants (11)	6,363,638	—
February 2013 PA Warrants (12)	136,364	—
December 2013 Note Warrants (13)	5,047,461	—
Other warrants (14)	300,000	200,000
Options issued under the 2002 Long-Term Incentive Plan (15)	8,510,816	7,866,953
Options issued under the 2013 Equity Incentive Plan (16)	10,000	—

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(1)	These warrants were issued in connection with the August 2, 2007 Term Sheet Agreement and Shareholders’ Agreement with the Company’s outside patent counsel, Fitch Even Tabin & Flannery and The Coleman Law Firm, and have a 7.5 year term. The strike prices on the warrants are: 325,000 at $1.25 (Group A); 325,000 at $1.50 (Group B); and 325,000 at $1.75 (Group C). The Company may call up to 100% of these warrants, provided that the closing stock price is at or above the following call prices for ten consecutive trading days: Group A — $4/share; Group B — $5/share; Group C — $6/share. If the Company exercises its right to call, it shall provide at least 45 days notice for one-half of the warrants subject to the call and at least 90 days notice for the remainder of the warrants subject to the call.

(2)	These warrants were issued in connection with the August 2009 financing, are voluntarily exercisable at $0.51 per share and expire in February 2014. These amounts reflect adjustments for an additional 420,896 warrants due to anti-dilutive provisions. These warrants were previously accounted for as a derivative liability through January 28, 2011. At that time, they were modified to remove non-standard anti-dilution clauses and the associated derivative liability and related deferred financing costs were reclassified to APIC.

(3)	These warrants were issued in connection with the April 2010 Series D preferred stock offering, are voluntarily exercisable at $0.54 per share and expire on April 9, 2015.

(4)	These warrants were issued in connection with the October 2010 financing. They have an exercise price of $0.60 and expire on April 7, 2016. These warrants were previously accounted for as a derivative liability through January 28, 2011. At that time, they were modified to remove non-standard anti-dilution clauses and the associated derivative liability and related deferred financing costs were reclassified to APIC.

(5)	These warrants were issued pursuant to the Guaranty Agreements executed in connection with the Promissory Note issued in April 2011. These warrants have an exercise price of $0.50 per share and expire on April 28, 2016.

(6)	These warrants were issued in connection with the February 2012 warrant exercise agreements executed with certain existing Cytomedix warrant holders. These warrants have an exercise price of $1.42 per share and expire on December 31, 2014.

(7)	These warrants were issued in February 2012 in connection with the warrant exchange agreements between Cytomedix and various warrant holders of Aldagen. These warrants have an exercise price of $1.42 per share and expire on December 31, 2014.

(8)	These warrants were issued in connection with the February 2013 financing. They are voluntarily exercisable, have an exercise price of $0.70 per share and expire on February 19, 2020.

(9)	These warrants were issued in connection with the February 2013 financing, have an exercise price of $0.70 per share, and expire on February 19, 2018. They are only exercisable if the JPNT Note remains outstanding on or after 04-28-2015 (50% of total) and 04-15-2016 (remainder).

(10)	These warrants were issued in connection with the February 2013 financing. They are voluntarily exercisable, have an exercise price of $0.70 per share, and expire on February 19, 2020.

(11)	These warrants were issued in connection with the February 2013 registered direct offering. They are voluntarily exercisable, have an exercise price of $0.75 per share, and expire on February 22, 2018.

(12)	These warrants were issued to the placement agent in connection with the February 2013 registered direct offering. They are exercisable on or after August 21, 2013, have an exercise price of $0.66 per share, and expire on February 22, 2018.

(13)	These warrants were issued in connection with the December 2013 debt financing. They are voluntarily exercisable, have an exercise price of $0.68 per share, and expire on December 8, 2018.

(14)	These warrants were issued to consultants and other professional service providers in exchange for services provided. A warrant for 200,000 Common shares has an exercise price of $1.50, expires on February 24, 2014, and is vested and voluntarily exercisable. A warrant for 100,000 Common shares has an exercise price of $0.37, expires on October 15, 2015, and is voluntarily exercisable upon vesting (50% vested as of December 31, 2013 and 100% vested by February 15, 2014). There is no call provision associated with either of these warrants.

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(15)	These options were issued under the Company’s 2002 Long-Term Incentive Plan approved by shareholders. See Note 17 for a full discussion regarding these options.

(16)	These options were issued under the Company’s 2013 Equity Incentive Plan approved by shareholders. See Note 17 for a full discussion regarding these options.

Activity

The Company issued 13,356,469 shares of Common stock during 2013. The following table lists the sources of and the net proceeds from those issuances:

Source	# of Shares	Net Proceeds
Sale of shares pursuant to registered direct offering	9,090,911	$4,557,188
Sale of shares pursuant to October 2010 equity purchase agreement	450,000	$303,000
Sale of shares pursuant to February 2013 equity purchase agreement	1,500,000	$601,944
Issuance of shares in lieu of cash for fees incurred pursuant to February 2013 equity purchase agreement	390,261	$—
Issuance of shares for conversion of 4% Convertible Notes	1,600,219	$—
Issuance of shares for release of security interest in patents	250,000	$—
Issuance of shares to Class 4A Equity shareholder pursuant to June 2002 Reorganization Plan	27,000	$—
Issuance of shares in lieu of cash for consultants	37,500	$—
Other	10,578	$—
Totals	13,356,469	$5,462,132

The Company issued 38,272,094 shares of Common stock during 2012. The following table lists the sources of and the proceeds from those issuances:

Source	# of Shares	Total Proceeds
Conversion of Series D Convertible Preferred shares	7,460,350	$—
Inducement to remaining shareholders of Series D Convertible Preferred stock to convert all outstanding shares	330,000	$—
Conversion of Series E Convertible Preferred shares	13,399,986	$—
Exercise of August 2008 warrants	584,672	$584,672
Exercise of August 2009 warrants	418,968	$213,674
Exercise of April 2010 warrants	2,833,493	$1,521,028
Exercise of Guarantor 2010 warrants	1,333,334	$715,734
Exercise of October 2010 warrants	375,000	$225,000
Exercise of Guarantor 2011 warrants	1,583,335	$791,667
Exercise of options issued under the Long-Term Incentive Plan	35,602	$15,185
Common stock issued in lieu of cash for dividend payable on Series D Convertible Preferred shares	76,461	$—
Partial conversion of 4% Convertible Notes	1,062,500	$—
Sale of shares pursuant to private offering	4,231,192	$5,000,000
Sale of shares pursuant to October 2010 equity purchase agreement	4,350,000	$4,493,902
Common stock issued in lieu of cash for fees incurred pursuant to October 2010 equity purchase agreement	179,701	$—
Common stock issued in lieu of cash for consultant	17,500	$—
Totals	38,272,094	$13,560,862

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The Company has used the cash proceeds from these 2013 and 2012 issuances for general corporate and research and development purposes. The issuance of shares of the Company’s securities were either registered under the Securities Act or made in reliance on the private offering exemptions contained in Section 4(2) of the Securities Act and regulations promulgated thereunder, and in reliance on similar exemptions under applicable state laws as a transaction not involving a public offering. None of these transactions involved any underwriters, underwriting discounts or commissions.

Lincoln Park Transaction

On February 18, 2013, Cytomedix entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”). Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right to sell to and Lincoln Park is obligated to purchase up to $15 million in shares of the Company’s Common stock (“Common Stock”), subject to certain limitations, from time to time, over the 30-month period commencing on the date that a registration statement, which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed. The Company may direct Lincoln Park every other business day, at its sole discretion and subject to certain conditions, to purchase up to 150,000 shares of Common Stock in regular purchases, increasing to amounts of up to 200,000 shares depending upon the closing sale price of the Common Stock. In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below $1.00 per share. The purchase price of shares of Common Stock related to the future funding will be based on the prevailing market prices of such shares at the time of sales (or over a period of up to 12 business days leading up to such time), but in no event will shares be sold to Lincoln Park on a day the Common Stock closing price is less than the floor price of $0.45 per share, subject to adjustment. The Company’s sales of shares of Common Stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of the Common Stock.

In connection with the Purchase Agreement, the Company issued to Lincoln Park 375,000 shares of Common Stock and is required to issue up to 375,000 additional shares of Common Stock pro rata as the Company requires Lincoln Park to purchase the Company’s shares under the Purchase Agreement over the term of the agreement. Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. There are no trading volume requirements or restrictions under the Purchase Agreement. Lincoln Park has no right to require any sales by the Company, but is obligated to make purchases from the Company as it directs in accordance with the Purchase Agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares.

Common Stock and Warrant Registered Offering

On February 19, 2013, the Company entered into securities purchase agreements with certain institutional accredited investors, including certain current shareholders of the Company, to raise gross proceeds of $5,000,000, before placement agent’s fees and other offering expenses, in a registered offering. The Company will issue to the investors units of the Company’s securities consisting, in the aggregate, of 9,090,911 shares of the Company’s Common stock and five-year warrants to purchase 6,363,638 shares of Common stock. The purchase price paid by investors was $0.55 for each unit. Each warrant is immediately exercisable at $0.75 per share on or after February 22, 2013 and is subject to transfer restrictions, including among others, compliance with the state securities laws. The closing of the offering took place on February 22, 2013. Proceeds from the transaction will be used for general corporate and working capital purposes. The warrants are classified in equity.

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Pursuant to the terms of the Placement Agent Agreement, the Company has agreed to pay an aggregate cash fee in the amount of $350,000 (the “Placement Fee”). The Company has also agreed to reimburse up to $52,000 for expenses incurred by the placement agent in connection with the offering. In addition, the Company granted to the placement agent warrants to purchase 136,364 shares of our Common stock. The warrants will have the same terms as the investor warrants in this offering, except that the exercise price will be 120% of the exercise price of the investor warrants and may also be exercised on a cashless basis.

The offering was made pursuant to a shelf registration statement on Form S-3 (SEC File No. 333-183704, the base prospectus originally filed with the SEC on August 31, 2012, as subsequently amended and as supplemented by a prospectus supplement filed with the Securities and Exchange Commission on February 20, 2013).

The securities purchase agreements contain representations, covenants and other provisions customary for the agreements of this nature. In addition, such agreements provide for certain “piggy-back” registrations rights with respect to the Company’s securities (including shares to be issued upon warrant exercises) purchased in the offering by investors that are affiliates of the Company, such that the Company agreed, to the extent such affiliate investors are not able to resell such securities without restriction, to include such securities in its future registration statements, subject to applicable limitations. Also, to the extent that such securities have been not registered at the time the Company is required to file a registration statement in connection with the final milestone event relating to the February 2012 Aldagen acquisition, the affiliate investors will have the right to include such securities in such registration statement.

In connection with this offering, the Company and the Maryland Venture Fund (Maryland Department of Business and Economic Development), an investor in the above referenced offering (“MVF”), in compliance with MVF’s investment policies, agreed to execute a certain Stock Repurchase Agreement which requires the Company to repurchase the MVF’s investment, at MVF’s option, upon certain events outside of the Company’s control; provided, however, that in the event that, at the time of either such event the Company’s securities are listed on a national securities exchange, the foregoing repurchase will not be triggered. The Common shares issued to MVF are classified as “contingently redeemable Common shares” in the accompanying condensed consolidated balance sheet. The value of the warrants and offering expenses allocable to the contingently redeemable Common shares was not material.

Release of the Worden Security Interest in the Licensed Patents

On February 19, 2013, the Company and Charles E. Worden Sr., an individual holder of security interest in patents pursuant to the Substitute Royalty Agreement, dated November 4, 2001 (the “SRA”), executed an Amendment to the SRA (the “SRA Amendment”) for the purposes of terminating and releasing the security interest and the reversionary interest under the terms of the SRA in exchange for the following consideration: (i) a one-time cash payment of $500,000 (to replace all future minimum monthly royalty payments), (ii) issuance of 250,000 shares of the Company’s Common stock (the “Worden Shares”), and (iii) grant of the right to acquire up to 250,000 shares of the Company’s Common stock pursuant to a seven-year warrant with the exercise price of $0.70 per share (the “Worden Warrant”). In addition, under the terms of the Amendment, Mr. Worden’s future annual royalty stream limitation was increased from $600,000 to $625,000. The exercise price and the number of shares issuable upon exercise of the Worden Warrant is subject to standard anti-dilution provisions. The Worden Warrants contain provisions that are customary for the instruments of this nature, including, among others, a cashless exercise provision. The warrants are classified as equity.

Mr. Worden is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company therefore sold the Worden Shares and the Worden Warrant in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

JP Nevada Trust Note Amendment

On February 19, 2013, the Company and its wholly-owned subsidiary, Cytomedix Acquisition Company, LLC, the holder of the April 28, 2011 $2.1 million secured promissory note (the “JP Trust Note”), JP’s Nevada Trust (the “Lender”), agreed, in consideration for subordination of its security interest under the JP Trust Note to that of MidCap pursuant to the terms of the Subordination Agreement, to amend the JP Trust Note to (i) extend the maturity date of such note to November 19, 2016 and (ii) expand the Lender’s second lien security interest under the Note to include the assets of the Company and Aldagen, Inc., the Company’s wholly-owned subsidiary, in addition to the previously secured assets of Cytomedix Acquisition Company, LLC. The parties also agreed to amend the vesting schedule on the Lender’s warrants issued by the Company in April 2011 such that the remaining 250,000 warrant shares are exercisable immediately. Finally, the Company agreed to issue the Lender a new warrant to purchase up to 266,666 shares at an exercise price of $0.70 per share vesting as follows: (i) 133,333 shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 133,333 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance.

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As disclosed in the Company’s Current Report on Form 8-K relating to the original issuance of the JP Trust Note, the Company’s payment obligations with respect to $1.4 million under the JP Trust Note were guaranteed by certain insiders, affiliates, and shareholders of the Company, including David E. Jorden, Chairman of the Board of the Company (the “Guarantors”). In light of the foregoing changes to the Lender’s warrant vesting schedule and issuance of new warrants the Lender, as described above, the disinterested members of the Board also: (i) reviewed and approved amendments to the warrant vesting schedule on the Guarantors’ warrants (including those held by Mr. Jorden) issued by the Company in April 2011 such that the remaining 500,000 warrant shares are exercisable immediately and (ii) granted the right to the Guarantors to acquire up to 533,334 shares of the Company’s Common stock pursuant to warrants at the exercise price of $0.70 per share, vesting as follows: (i) 266,667 warrant shares may be exercised only if the JP Trust Note has not been prepaid by the fourth anniversary of its issuance, and (ii) the remaining 266,667 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance (including 107,143 of the previously issued warrants held by Mr. Jorden, which will now vest immediately, and (i) 57,143 of his warrant shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 57,143 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance).

The warrant was sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof. The Lender and each of the Guarantors are “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

JMJ Financial Note Amendment and Subordination

On February 19, 2013, the Company and JMJ Financial (“JMJ”), the holder of certain convertible promissory notes issued by the Company (together, the “JMJ Notes”), agreed, in consideration of the subordination of JMJ’s rights and remedies under the JMJ Note to that of MidCap pursuant to the terms of the certain Subordination Agreement (the “JMJ Subordination Agreement”), to amend the JMJ Notes to extend the maturity date of the JMJ Notes to the later of (i) three years from the effective date of such notes or (ii) the date that is one business day following the date the MidCap loan is paid in full. In addition, JMJ converted $100,000 of the outstanding balance on one of the JMJ Notes into shares of the Company’s Common stock and the Company remitted a payment in the amount of $370,000 to partially satisfy one of the JMJ Notes.

Other

In 2013, the Company granted 1,038,000 options to purchase the Company’s Common stock with exercise prices ranging from $0.45 to $0.53 under the 2002 LTIP and 2013 EIP (see Note 18).

During the year ended December 31, 2013, 384,137 stock options expired or were forfeited by contract due to the termination of the underlying service arrangement.

In 2012, the Company granted 2,271,500 options to purchase the Company’s Common stock with exercise prices ranging from $0.72 to $2.28 under the LTIP (see Note 18).

During the year ended December 31, 2012, 804,649 stock options and compensatory warrants expired or were forfeited by contract due to the termination of the underlying service arrangement.

On January 17, 2012, pursuant to the terms of the Certificate of Designation, the Company paid a dividend on its Series D Preferred stock in the form of shares of its Common stock. The total dividend paid to all Series D Preferred stock holders was 76,461 Common shares.

On February 8, 2012, in connection with the acquisition of Aldagen, the Company sold 4,231,192 shares of Common stock at a purchase price of $1.18 per share for an aggregate amount of $5 million to certain owners of Aldagen. The shares were sold in transactions exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each purchaser represented that it was an “accredited investor” as defined in Regulation D.

On February 8, 2012, in connection with the acquisition of Aldagen, Series D convertible preferred stockholders converted their preferred stock into 7,460,350 shares of Common stock. In order to induce such conversion the Company issued an aggregate of 330,000 additional shares of Common stock to these shareholders.

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On February 8, 2012, in connection with the acquisition of Aldagen, the Company issued 135,398 shares of its newly designated Series E convertible preferred stock. These shares automatically converted into 13,539,816 shares of Common stock upon shareholder approval of an increase in the Company’s authorized Common stock at a special shareholders’ meeting held on May 18, 2012. In July 2012, Aldagen’s former investors agreed to release 139,830 Common shares held in escrow to offset their liability for excess transaction expenses incurred by the Company in its acquisition of Aldagen.

On February 8, 2012, in connection with the acquisition of Aldagen, the Company executed warrant exercise agreements with various existing Cytomedix warrant holders. These agreements obligated the warrant holders to exercise approximately $2.8 million worth of warrants, representing 5,288,256 shares, no later than June 30, 2012. As of June 30, 2012, these warrant exercise agreements had been fulfilled. The Company issued 1,180,547 of new warrants to the shareholders as an inducement for their commitment. The new warrants have an exercise price of $1.42 per share and expire December 31, 2014. Of these warrants, 30% vested upon issuance and 70% will vest only upon the achievement of certain clinical milestones defined in the exchange and purchase agreement related to the Aldagen acquisition.

On February 8, 2012, in connection with the acquisition of Aldagen, the Company issued 2,115,596 warrants to existing Aldagen warrant holders in exchange for then existing Aldagen warrants. The new warrants have an exercise price of $1.42 per share and expire December 31, 2014. Of these warrants, 30% vested upon issuance and 70% will vest only upon the achievement of certain clinical milestones defined in the exchange and purchase agreement related to the Aldagen acquisition.

On February 13, 2012, the Company redeemed all of the then outstanding Series A and B convertible preferred stock for an aggregate amount of approximately $170,000 and satisfied all accrued, but unpaid, dividends on said stock in the aggregate amount of approximately $37,000.

No dividends were declared or paid on the Company’s Common stock in 2013 and 2012.

At December 31, 2013 and 2012, there were no amounts accrued for dividends payable.

Note 18 — Long-Term Incentive Plan, Equity Incentive Plan and Other Compensatory Awards

Cytomedix has a shareholder-approved 2002 LTIP and 2013 EIP that permits awards of stock options, stock appreciation rights, restricted stock, phantom stock, performance units, dividend equivalents and other stock-based awards. Cytomedix may issue up to 10,500,000 and 3,000,000 shares of stock under the LTIP and EIP, respectively. As of July 2013, incentive stock options may no longer be granted under the LTIP. At December 31, 2013, 1,457,382 and 2,990,000 shares were available under the LTIP and EIP, respectively, for future grants. Of all stock options granted through December 31, 2013, 531,802 had been exercised and 8,520,816 remained outstanding. Option terms are set by the Board of Directors for each option grant, and generally vest immediately upon grant or over a period of time ranging up to three years, are exercisable in whole or installments, and expire ten years from the date of grant. Outstanding options expire at various dates through December 17, 2023.

A summary of option activity under the LTIP and EIP as of December 31, 2013, and changes during the year then ended is presented below:

Stock Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	7,866,953	$1.28
Granted	1,038,000	$0.50
Exercised	0	—
Forfeited or expired	(384,137)	$1.19
Outstanding at December 31, 2013	8,520,816	$1.19	5.0	$61,018
Exercisable at December 31, 2013	7,258,925	$1.26	4.3	$58,163

The weighted-average grant-date fair value of stock options granted under these plans during the years 2013 and 2012 was $0.45 and $1.19, respectively. Stock options granted and exercised under the LTIP were 2,271,500 and 35,602, respectively, during the fiscal years ended December 31, 2013 and 2012.

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The following table summarizes information about stock options outstanding as of December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Outstanding Shares	Weighted Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.30 – $1.50	6,859,483	5.6	$0.92	5,644,594	$0.95
$1.51 – $3.00	1,591,333	2.5	$2.19	1,544,331	$2.18
$3.01 – $4.50	0	—	—	0	—
$4.51 – $6.00	70,000	2.0	$5.20	70,000	$5.20

As of December 31, 2013, there was approximately $675,000 of total unrecognized compensation cost related to non-vested stock options granted under the LTIP and EIP. That cost is expected to be recognized over a weighted-average period of 0.9 years. The total fair value of stock options granted under the LTIP and EIP that vested during the fiscal years ended December 31, 2013 and 2012 was approximately $712,000 and $1,828,000, respectively.

Additionally, the Company has issued certain compensatory warrants outside of the LTIP and EIP, in exchange for the performance of services. A summary of service provider warrant activity as of December 31, 2013, and changes during the year then ended is presented below:

Warrants to Service Providers	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	1,175,000	$1.50
Granted	486,364	$0.62
Exercised	0	—
Forfeited or expired	0	—
Outstanding at December 31, 2013	1,661,364	$1.24	2.0	$10,400
Exercisable at December 31, 2013	1,611,364	$1.27	2.0	$5,200

There were no compensatory warrants granted or exercised during the fiscal year ended December 31, 2012.

The following table summarizes information about compensatory warrants outstanding as of December 31, 2013:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number of Outstanding Shares	Weighted Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.37 – $1.50	1,336,364	2.3	$1.12	1,286,364	$1.15
$1.75	325,000	1.1	$1.75	325,000	$1.75

As of December 31, 2013, there was approximately $6,000 of total unrecognized compensation cost related to these warrants. That cost is expected to be recognized over a weighted-average period of 0.1 years.

The Company has recorded stock-based compensation expense as follows:

	Year Ended December 31
Stock-Based Expense	2013	2012
Awards under the 2002 LTIP	$679,433	$2,027,031
Awards under the 2013 EIP	117	—
Awards outside the equity-based plans	38,313	20,700
	$717,863	$2,047,731
Included in Statements of Operations caption as follows:
Salaries and wages	$564,737	$1,389,001
Consulting expense	16,278	275,924
General and administrative	136,848	382,806
	$717,863	$2,047,731

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Note 19 — Supplemental Cash Flow Disclosures — Non-Cash Transactions

Non-cash Investing and Financing transactions for years ended December 31 include:

	2013	2012
Conversion of convertible debt to common stock	$523,927	$924,904
Preferred dividends paid by issuance of stock	—	82,500
Business combination:
Issuance of Series E liability	—	18,955,742
Issuance of contingent consideration	—	11,109,020
Issuance of replacement warrants	—	1,883,751
Common stock issued in satisfaction of subscription receivable	—	2,790,107
Effect of cancellation of escrowed shares	—	195,132
Obligation to issue shares for professional services	—	30,000
Effect of modification of convertible debt	151,032	—
Common Stock issued for committed equity financing facility	204,015	—
Warrants issued for term loan modification	151,758	—
Warrants issued for term loan	568,324	—
Common stock and warrants issued for release of security interest in patents	325,693	—
Warrants issued in connection with convertible debt	1,353,842	—
Derivative liability for embedded conversion option	965,484	—
Common stock issued for professional services	17,850	—
Common stock issued for settlement of contingency	39,150	—

Cash paid for interest was $564,000 and $342,000 in 2013 and 2012, respectively. There were no income taxes paid in 2013 and 2012.

Note 20 — Operating Leases

The Company leases its office spaces under operating leases with approximate future minimum lease payments as indicated in the table below:

Years ending December 31:
2014	$360,000
2015	360,000
2016	360,000
2017	340,000
2018	—
Thereafter	—
Total future minimum lease payments	$1,420,000

The Company’s primary office and warehouse facilities are located in Gaithersburg, Maryland, and comprise approximately 7,200 square feet. This facility falls under one lease with monthly rent, including our share of certain annual operating costs and taxes, at approximately $10,000 per month with the lease expiring October 2017. The Company also leases a 16,300 square foot facility located in Durham, North Carolina. This facility falls under one lease with monthly rent, including our share of certain annual operating costs and taxes, at approximately $20,000 per month with the lease expiring December 31, 2018.

For the years ended December 31, 2013 and 2012, the Company incurred rent expense of approximately $324,000 and $289,000, respectively.

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Note 21 — Geographic and Customer Concentration information

Product sales consist of the following:

	Year Ended December 31,
	2013	2012
Revenue from U.S. product sales	$9,549,015	$6,179,050
Revenue from non-U.S. product sales	949,711	1,062,363
Total revenue from product sales	$10,498,726	$7,241,413

In 2013, Arthrex accounted for $4,972,306, or 47%, of total product sales. No other single customer accounted for more than 5% of total product sales.

Note 22 — Commitments and Contingencies

Under the Company’s plan of reorganization upon emergence from bankruptcy in July 2002, the Series A Preferred stock and the dividends accrued thereon that existed prior to emergence from bankruptcy were to be exchanged into one share of new Common stock for every five shares of Series A Preferred stock held as of the date of emergence from bankruptcy. This exchange was contingent on the Company’s attaining aggregate gross revenues for four consecutive quarters of at least $10,000,000 and if met would result in the issuance of 325,000 shares of the Company’s Common stock. The Company reached such aggregate revenue levels as of the end of the quarter ended June 30, 2012 and, as a result, expensed approximately $471,000 related to the resolution of the contingency. The expense amount, classified as other expenses in the accompanying condensed consolidated statement of operations, represents the fair value of 325,000 shares of the Company’s Common stock to be issued to former Series A Preferred Stock holders. The Common stock issuable is classified as equity.

Aldagen’s former investors have the right to receive up to 20,309,723 shares of the Company’s Common stock, contingent upon the achievement of certain milestones related to the current ALD-401 Phase 2 clinical trial. In February 2013, the Company and former Aldagen shareholders modified the terms of the contingent consideration. As a result of the amendment, approximately $1,006,000 was recognized as operating expense with the offset to equity.

In conjunction with its FDA clearance, the Company agreed to conduct a post-market surveillance study to further analyze the safety profile of bovine thrombin as used in the AutoloGel TM System. This study was estimated to cost between $500,000 and $700,000 over a period of several years, which began in the third quarter of 2008. As of December 31, 2013, approximately $368,000 had been incurred. Since the inception of this study, the Company has enrolled 120 patients, noting no adverse events. Based on the additional positive safety data, the Company has suspended further enrollment in this study pending further discussion with the FDA.

In July 2009, in satisfaction of a new Maryland law pertaining to Wholesale Distributor Permits, the Company established a Letter of Credit, in the amount of $50,000, naming the Maryland Board of Pharmacy as the beneficiary. This Letter of Credit serves as security for the performance by the Company of its obligations under applicable Maryland law regarding this permit and is collateralized by a Certificate of Deposit (“CD”) purchased from the Company’s commercial bank. The CD bears interest at an annual rate of 0.10%, matures on February 24, 2014, and is immediately renewed on the same date.

In connection with the securities purchase agreements executed on February 19, 2013, the Company and the MVF, in compliance with MVF’s investment policies, agreed to execute a certain Stock Repurchase Agreement which requires the Company to repurchase the MVF’s investment, at MVF’s option, upon certain events outside of the Company’s control; provided, however, that in the event that, at the time of either such event the Company’s securities are listed on a national securities exchange, the foregoing repurchase will not be triggered. The Common shares issued to MVF are classified as “contingently redeemable Common shares” in the accompanying condensed consolidated balance sheet. The value of the warrants and offering expenses allocable to the contingently redeemable Common shares was not material. Upon the termination of the stock repurchase agreement or the sale of the stock by MVF, the temporary equity will be re-classed to permanent equity.

The Company’s primary office and warehouse facilities are located in Gaithersburg, Maryland, and comprise approximately 7,200 square feet. This facility falls under one lease with monthly rent, including our share of certain annual operating costs and taxes, at approximately $10,000 per month with the lease expiring October 2017. The Company also leases a 16,300 square foot facility located in Durham, North Carolina. This facility falls under one lease with monthly rent, including our share of certain annual operating costs and taxes, at approximately $20,000 per month with the lease expiring December 31, 2018.

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Note 23 — Subsequent Events

Completion of the December 2013 Private Offering

On November 21, 2013, we entered into subscription agreements (the “Subscription Agreements”) with certain institutional and individual “accredited investors”, with respect to the sale of 10% subordinated convertible notes (the “Notes”) and warrants to purchase shares of our Common stock for gross proceeds of $3 million (the “Offering”). At closing of the Offering which took place on December 10, 2013, 75% of the net proceeds were disbursed to the Company, with the balance to be disbursed ten days after the Company’s registration statement in connection with the resale of the securities sold in the Offering is declared effective. Subsequently, the remaining proceeds were delivered to the Company.

The principal amount of the Notes will be due May 1, 2016 (or 91 days following payment in full of our senior debt facility currently in place with Midcap Financial LLC (“Midcap”)). The Notes will accrue interest at a rate of 10% per annum, payable quarterly in cash or shares of our Common stock, and may be converted into the shares of our Common stock at any time following the closing at the conversion price of $0.46 per share. We may, upon advance notice, at any time prior to 120 days after the closing, repurchase the Notes from the investors at a price equal to 110% of the principal amount of the Notes outstanding plus any accrued and unpaid interest. The Notes also contain conversion price anti-dilution adjustments and other similar provisions. In connection with the issuance of the Notes, we also agreed to issue to the investors in the Offering five-year warrants (the “Warrants”) to purchase shares of our Common stock in the amount equal to 75% of the number of our Common stock shares into which the Notes may be converted at the closing, at an exercise price of $0.68 per share. The Warrants also contain exercise price anti-dilution adjustments, cashless exercise and other similar provisions.

As agreed with the investors in the Offering, we filed a registration statement to register the resale the shares of our Common stock underlying the Notes, the Warrants and the placement agent warrants to be issued in the Offering. The registration statement was declared effective by the SEC.

In connection with the Offering, we paid to BTIG, LLC, the placement agent in connection with this Offering, $240,000 cash commission on the gross proceeds of the Offering, and issued the placement agent warrant to acquire 194,133 shares of our Common stock on the terms and provisions substantially similar to the investor warrants, including the same registration rights, as well as reimbursed the placement agent for certain out of pocket and legal expenses. Also, in connection with the foregoing Offering, we entered into a certain warrant modification agreement with our senior secured lender, Midcap, also an investor in this Offering, to reduce the exercise price of the February 2013 warrant issued by the Company to Midcap to $0.46 per share, subject to future reduction upon completion of a future financing. In addition, we granted to the investors in the offering, as a group, a right of participation in the amount of up to 35% of the gross amount to be raised in a subsequent offering with respect to future sales of our equity securities to third party investors for a period of nine months following the closing of the December 2013 private offering. We intend to use the net proceeds of the Offering for the general corporate and working capital purposes.

Deerfield Facility Agreement

On March 31, 2014, Cytomedix, Inc., a Delaware corporation (the “Company”), and Deerfield Management Company, L.P. (“Deerfield”) entered into a certain Facility Agreement, dated as of March 31, 2014 (the “Facility Agreement”). Under the terms of this agreement, Deerfield agreed to provide to the Company with a convertible credit facility (the “Facility”) in an amount up to $35 million to be disbursed as follows: (i) the initial draw of $9 million of the Facility to be disbursed on the closing date of this transaction, which took place on March 31, 2014 (the “Closing”) (the “Initial Draw”), and (ii) following the authorization by the Company’s shareholders to increase the Company’s authorized capital stock of the Company at a special meeting of the Company’s shareholders (the “Share Authorization Event”), the Company will be required to draw and Deerfield will be required to fund, the remaining $26 million of the Facility (the “Second Draw”). Certain existing stockholders of the Company, representing approximately 30% of the common shares outstanding of the Company entitled to vote at the special meeting of the Company’s shareholders, entered into voting agreements pursuant to which they agreed to vote their shares of the Company’s stock in favor of, among other things, the Share Authorization Event. Such shareholders, however, retained the right to terminate the voting agreements upon the occurrence of certain events generally referred to as the Stroke Trial Price Event. The Stroke Trial Price Event (as fully defined in the Facility Agreement) would occur if (i) the primary efficacy endpoint of the RECOVER Stroke Phase 2 trial is met in the modified intent to treat population, (ii) failure of the Company’s shareholders to approve the Share Authorization Event, (iii) the average VWAP of the Company’s stock price for the five days immediately after the public announcement of the results of the stroke trial is at least 50% greater than the average VWAP for the five day period immediately preceding the announcement of the results of the stroke trial, and (iv) the average VWAP for the five day period preceding the announcement of the results of the special meeting of the Company’s shareholders is at least 200% of the Conversion Price of $0.52 or $1.04.

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The Facility will be due in full on the fifth anniversary of the Closing. The Facility is structured as a purchase of senior secured convertible notes (the “Notes”), which bear interest at a rate of 5.75% per annum, payable quarterly in arrears in cash or, at the Company’s election after the Second Draw, registered shares of the Company’s common stock; provided, that during the first five quarters following the Closing, the Company has the option of having all or any portion of accrued interest added to the principal balance of the Facility. However, in the event (of the earlier one to occur) that the Second Draw has not occurred within 120 days following the Closing or the Company’s shareholders do not approve the Share Authorization Event, Deerfield will be entitled, at its election after such event, to a cash payment equal to the greater of: (i) the outstanding principal amount plus all interest accrued and unpaid under the Note plus the Yield Enhancement Payment (as defined below), or (ii) an amount equal to the outstanding principal amount plus all interests accrued and unpaid under the Notes and the Yield Enhancement Payment, multiplied by the ratio of (a) the average of the daily volume weighted average sale price of the Company’s common stock (the “Average VWAP”) for each of the five trading days prior to the Share Authorization Event divided by (b) the Conversion Price (as defined below). However, in the event of a Stroke Trial Price Event (as defined in the Facility Agreement), the Company would have 100 days to cure such non-occurrence of the Share Authorization Event so that a sufficient number of the shares of the Company’s common stock is authorized to allow the conversion of the Notes issued in the Initial Draw and associated Deerfield Warrants into shares of the Company’s common stock. The term “Yield Enhancement Payment” refers to a payment of 3% of the principal amount of the Facility drawn, payable in shares of the Company’s common stock at the Conversion Price immediately after the Second Draw unless there has been the non-occurrence of the Share Authorization Event, or, in cash, if such shares of the Company’s common stock are otherwise not available for issuance.

At any time after the Share Authorization Event, Deerfield will have the right, subject to 9.98% beneficial ownership limitation, to convert the principal amount of the Facility into shares of common stock of the Company (“Conversion Shares”) at a per share price equal to $0.52. In addition, the Company granted to Deerfield the option to require the Company to redeem up to 33.33% of the total amount drawn under the Facility together with any accrued and unpaid interest thereon, on each of the 2 nd , 3 rd and 4 th anniversaries of the Closing with the option right triggered upon the Company’s net revenues failing to be equal or exceed the quarterly milestone amounts set forth in the Facility Agreement. The Company also granted Deerfield the option to require the Company to apply 35% of the proceeds received by the Company in equity-raising transaction(s) to redeem outstanding principal and interest of the Notes, provided that the first $10 million so raised by the Company will be exempt from this put option.

The Facility Agreement includes customary representations and warranties and covenants by the Company, including restrictions on the incurrence of additional indebtedness. Events of default under the Facility Agreement include, among others, failure by the Company to timely make payments due under the Facility; failure by the Company to comply with its covenants under the Facility Agreement, subject to a cure period with respect to most covenants; inaccuracies in representations and warranties of the Company; insolvency or bankruptcy-related events with respect to the Company; or the Company’s cash and cash equivalents and short-term and long-term marketable securities, as set forth on the Company’s balance sheet, being less than $5 million following the Second Draw.

In addition, also on the Closing date, the Company entered into a Security Agreement (the “Security Agreement”), which provides, among other things, that the Company’s obligations under the Notes will be secured by a first priority security interest, subject to customary permitted liens, on all assets of the Company. The Security Agreement also includes customary covenants by the Company, remedies of Deerfield and representations and warranties by the Company.

In connection with the Facility and at the time of the Initial Draw, the Company agreed to issue to Deerfield 25,115,384 warrants to purchase shares of the Company’s common stock at the exercise price of $0.52 per share (the “Deerfield Warrants”), subject to adjustments. However, no such adjustment will take place in the event a Stroke Trial Price Event takes place. At the time of the Second Draw, if any, the Company will issue to Deerfield additional 67,500,001 warrants to purchase shares of the Company’s common stock at the exercise price of $0.52. The seven-year Deerfield Warrants also contain certain limitations that prevent the holder of any Warrants from acquiring shares upon exercise of a warrant that would result in the number of shares beneficially owned by it and its affiliates to exceed 9.98% of the total number of shares of our common stock then issued and outstanding. The number of shares for which the Warrants are exercisable and the associated exercise prices are subject to certain adjustments as set forth in the Warrants. The holder has the right to net exercise any outstanding Warrants for shares of the Company’s common stock. In addition, upon certain changes in control of the Company, to the extent the Warrants are not assumed by the acquiring entity, the holder can elect to receive, subject to certain limitations and assumptions, a number of shares of our common stock or, in certain circumstances, cash equal to the Black-Scholes value of the outstanding Warrants. The maximum number of shares of our common stock that can be issued pursuant to the terms of the Warrants, assuming we issue the additional warrants, is 92,615,385 million shares. The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of the Deerfield Warrants and expects to rely on such exemption for any issuance of its shares issuable upon exercise of the Deerfield Warrants (the “Deerfield Warrant Shares”). The Deerfield Warrants and the Deerfield Warrant Shares have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

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The Company and Deerfield also entered into a Registration Rights Agreement dated as of the same date (the “Deerfield Registration Rights Agreement”) pursuant to which the Company agreed to file a registration statement to register the resale of the Conversion Shares and the Deerfield Warrant Shares of the Company’s common stock following the Share Authorization Event.

The Company agreed to pay BTIG, LLC, the placement agent in connection with this transaction (the “Placement Agent”), the following compensation if the full $35 million Facility is funded: (i) $2,450,000 cash commission (of which $720,000 will be paid upon closing of the Initial Draw), (ii) a warrant to acquire 4,797,692 shares of the Company’s common stock on the terms and provisions substantially similar to the Deerfield Warrants, (the “Deerfield Placement Agent Warrants”) (of which 1,272,692 warrants will be issued upon closing of the Initial Draw and (iii) out of pocket and legal expenses of the placement agent.

Upon the closing of the Initial Draw and following the prepayment and retirement of (i) the MidCap Note, interest and fees in the amount of approximately $3.8 million, and (ii) one of the December 2013 Convertible Notes in the amount of approximately $339,000, net proceeds to the Company in the amount of approximately $4.1 million will be utilized for general corporate and working capital purposes.

JP Nevada Trust Subordination

In connection with the foregoing, the Company (and its subsidiaries, Cytomedix Acquisition Company, a Delaware limited liability company, and Aldagen, Inc., a Delaware corporation) and the holder of the April 2011 $2.1 million secured promissory note, JP’s Nevada Trust (“JPT”), agreed to subordinate its security interest in the Company under the note to that of Deerfield, in consideration for the Company’s issuing JPT a 5-year warrant to purchase 750,000 shares of the Company’s common stock at an exercise price of $0.52 (the “JPT Warrants”). The JPT Warrants also contain price adjustments and other provisions customary to instruments of this nature. The JPT Warrants were issued in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof. JPJ is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company issued the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction. The JPT Warrants and the shares of the Company’s common stock underlying such warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Payoff and Discharge of the MidCap Note

On March 31, 2014, the Company paid approximately $3.8 million to extinguish the secured debt, (interest accrued to date and applicable fees) (evidenced by a senior secured promissory note) owed to MidCap under such note, dated February 19, 2013, thereby discharging the Note and the debt thereunder. The Company has no further obligations or liability under the Note. The financial impact of the foregoing payoff will be reflected in the Company's quarterly period ended March 31, 2014.

December 2013 Convertible Note Conversions

All (except one) holders of the Company’s outstanding 10% subordinated convertible notes (the “Notes”) purchased in the December 2013 private placement converted their Notes and accrued interest into shares of the Company’s common stock, under the terms of such Notes at the conversion price of $0.4636 per share, and at a conversion price of $0.5295 for the accrued interest for the total of 5,981,859 shares of the Company’s common stock. All such holders of the Notes were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company issued such securities in reliance upon an exemption from registration requirements under the Securities Act. These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

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Private Placement of Common Stock and Warrants

On March 31, 2014, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an institutional accredited investor (the “Purchaser”), with respect to the sale of 3,846,154 shares of the Company’s common stock and warrants to purchase shares of common stock of the Company (the “Warrants”) (together, the “Securities”), for gross proceeds of $2 million (the “Offering”). The Purchaser will be issued 5-year Warrants to purchase 2,884,615 shares of common stock at an exercise price per share (the “Exercise Price”) of $0.52. The Warrants are exercisable immediately on the date of issuance and will expire on March 31, 2019. In addition, the Purchaser agreed to execute a lockup agreement relating to the securities acquired by the Purchaser in the Offering pursuant to which the Purchaser agreed, among other things, to not to sell or otherwise dispose of such securities until the earlier of: (i) ten trading days following the Share Authorization Event or (ii) June 30, 2014. The Company agreed, pursuant to the terms of the Registration Rights Agreement entered into with the Purchaser (the “Equity Registration Right Agreement”), to register, subject to certain limitations, the securities sold in connection with the Offering (as well as warrants to purchase shares of the Company’s common stock in connection with the Offering, as well as the Deerfield Placement Agent Warrants, also issued in connection with this Offering and the Deerfield financing) for resale alongside with the Company’s securities registrable under the terms of the Deerfield Registration Rights Agreement. The Company agreed to pay the Placement Agent in connection with this Offering $160,000 cash commission on the gross proceeds of the Offering and 201,923 warrants to purchase shares of the Company’s common stock on the terms and provisions substantially similar to the Warrants, including the same registration rights, as well as out of pocket and legal expenses of the Placement Agent. The Warrants in the Offering and the placement agent warrants were sold in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof. The Purchaser is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act.

These securities qualify for exemption since the issuance of the securities by us did not involve a public offering as defined in Section 4(2) due to our existing relationship with the note holder, the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction. The Warrants and the shares of the Company’s common stock underlying such warrants may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The net proceeds of the Offering will be used for general corporate and working capital purposes.

The foregoing description of the Facility Agreement, the Notes, the Security Agreement, the Registration Rights Agreement, the Voting Agreements, the Deerfield Warrants, the Subscription Agreement, the Anson Registration Rights Agreement, the Warrants, JPT Warrants and other agreements and instruments in connection therewith does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements and instruments, which are filed as Exhibits to this filing and are incorporated herein by reference. These various agreements contain representations and warranties by each of the parties thereto. The representations, warranties and covenants contained in such documents and agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of such agreements or such other date or dates as may be specified in the agreements.

Appointment Dean Tozer as the Company’s Chief Commercial Officer

On March 30, 2014, the Board appointed Dean Tozer as the Company’s Chief Commercial Officer, effective immediately. From 2006 to 2011, he was Senior Vice President at Advanced BioHealing Inc. where he was responsible for the acquisition and reintroduction of Dermagraft® into the U.S. market. Subsequently, Mr. Tozer was Vice President of Corporate Development at Shire Regenerative Medicine following the acquisition of Advanced BioHealing, where he led the business development efforts for that division including the 2012 acquisition of Pervasis Therapeutics, Inc. Mr. Tozer holds a Bachelor of Commerce degree from St. Mary’s University in Halifax, Canada and is a Certified Management Accountant.

There is no arrangement or understanding between Mr. Tozer and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between him and any executive officers and directors. Further, there are no transactions involving the Company which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act.

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In addition, the Board also approved the terms and provisions of Mr. Tozer’s employment with the Company as set forth in an employment letter dated March 30, 2014, to include, among others: (i) base salary of $300,000 per annum, subject to review by the Board for subsequent increases on an annual basis; (ii) an opportunity to earn an annual bonus, subject to the Board’s review and approval, and (iii) provisions relating to termination of his employment with or without cause as well as terminations for change in control of the Company. In addition, Mr. Tozer’s will be entitled to receive, at the Board’s review and discretion, a grant of stock options under the Company’s Equity Incentive Plan to acquire up to 1.27% of the Company’s common stock outstanding, vesting in equal installments over three years after the issuance date, 40% of which options vesting on the first anniversary of the issuance, and the remaining 60% — in equal monthly installments over the 24 month period following such first anniversary. The letter agreement also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature.

Promotion of Peter Clausen to the Company’s Chief Science Officer

On March 30, 2014, the Board appointed Peter Clausen, the Company’s Senior VP of Technology and Business Development, to the offices of the Company’s Chief Science Officer. Pursuant to the terms of the letter agreement, (i) beginning on April 1, 2014, Mr. Clausen’s annual base salary was set to $290,000, subject to annual review by the Compensation Committee and (ii) he will be eligible to earn up to 40% of his annual salary as an annual bonus. In addition, Mr. Clausen will be entitled to receive, at the Board’s review and discretion, a grant of stock options under the Company’s Equity Incentive Plan to acquire up to 1.06% of the Company’s common stock outstanding, vesting in equal installments over three years after the issuance date, 25% of which options vesting on the first anniversary of the issuance, and the remaining 75% — in equal monthly installments over the 36 month period following such first anniversary. The letter agreement also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature.

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CYTOMEDIX, INC.

6,363,637 shares of Common Stock

PROSPECTUS

, 2014

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC registration fee	$4,011	(1)*
Accounting fees and expenses*	$35,000
Legal fees and expenses*	$10,000
Total	$49,011

*           Estimates

(1)         Previously paid.

Item 14.          Indemnification of Directors and Officers

Generally speaking, Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who might be a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article 10 of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Further, Article VIII of our Restated Bylaws provides generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cytomedix) by reason of the fact that he is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a director, officer, employee or agent of Cytomedix has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnification and advancement of expenses provided by, or granted pursuant to, our Restated Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

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Furthermore, our Restated Bylaws provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the Restated Bylaws.

Item 15.         Recent Sales of Unregistered Securities

On April 9, 2010, the Company entered into Subscription Agreements (the “Subscription Agreements”) with certain accredited investors (the “Purchasers”), with respect to the sale of its (i) 10% Series D convertible preferred stock (the “Preferred Stock”), and (ii) warrants to purchase shares of common stock of the Company (the “Warrants”) (together, the “Securities”), for gross proceeds of $3.65 million (the “Preferred Stock Offering”).  All Purchasers in the Preferred Stock Offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in the Preferred Stock Offering in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold in the Preferred Stock Offering may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The net proceeds of the Preferred Stock Offering was used to pay purchase price consideration in connection with the Sorin asset acquisition and for general corporate and working capital purposes. The Company has retained Maxim Group LLC to act as its exclusive placement agent on a “commercially reasonable efforts” basis with respect to this Preferred Stock Offering. Under the terms of the Company’s engagement letter with Maxim, Maxim may be entitled to (i) a commission of 8% of the gross proceeds received by the Company payable in cash on the closing date(s); (ii) a warrant to purchase the number of shares of the Company common stock equal to 4% of the number of shares of common stock underlying the securities issued in this Offering, and (iii) certain reimbursement of various offering related expenses in the amount not to exceed $50,000.

On April 9, 2010, the Company sold in a private placement with certain accredited investors (i) 10% Series D convertible preferred stock, and (ii) warrants to purchase shares of common stock of the Company for gross proceeds of $3.65 million. The Company agreed to register the resale of certain securities sold in this private placement. All purchasers in this offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company sold the securities in the offering in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act.

In October 2010, the Company issued to Lincoln Park 305,944 shares of common stock. Lincoln Park, the sole purchaser in connection with the Purchase Agreement, was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On April 29, 2011, we sold 984,850 shares of common stock at a purchase price of $0.33 per share to four investors. The shares were sold in transactions exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each purchaser represented that it was an “accredited investor” as defined in Regulation D. No placement agent or investment banking fees were paid in conjunction with the transactions.

On July 15, 2011, we entered into a Letter Agreement (the “Agreement”) with an unaffiliated third party, JMJ Financial Group Inc. (“JMJ”), relating to a private placement of up to $1.3 million in principal amount of a three-year convertible promissory note (the “JMJ Note”). The JMJ Note bears a one-time 4% interest charge, which can be paid in shares of common stock at the conversion rate. The conversion is subject to a “ceiling” of $0.80 per share which is applicable to the initial $800,000 of the funding, and a “floor” of $0.25 per share. The JMJ Note may not be prepaid by the Company unless approved by JMJ. JMJ’s funding obligations are secured and collateralized over the remainder of the three-year period. The JMJ Note also includes customary default provisions related to payment of principal and interest and bankruptcy or creditor assignment. The foregoing description of the Letter Agreement and JMJ Note does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements and documents.

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On July 15, 2011, we also entered into Subscription Agreements with four of its existing shareholders in connection with the sale of the Company’s 12% convertible promissory notes maturing on March 31, 2012 (the “Notes”) for a total investment in the amount of $600,000 (the “Note Offering”). The Notes bear interest at the rate of 12% per annum that is payable quarterly commencing on September 30, 2011. The Note holders may, at their option, at any time prior to the maturity date of the Note, convert the unpaid principal amount and accrued interest into shares of the Company’s common stock, which number is determined by dividing the Note conversion amount by the conversion price equal to 90% of the volume-weighted average price for the 10 trading days prior to the conversion date, subject to a conversion “ceiling” of $0.50 per share. The Notes may be prepaid at any time after January 12, 2012, without premium or penalty. The Subscription Agreement and the Notes contain other terms and provisions that are customary for instruments of this nature. The foregoing description of the Subscription Agreement and the Notes does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements and documents. All investors in the JMJ Offering and the Note Offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in each respective offering in transactions not involving a public offering and in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act. The securities sold in each respective offering may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Other than disclosed above, there are no discounts or brokerage fees associated with either offering. The net proceeds of such offerings will be used for general corporate and working capital purposes.

On February 8, 2012, we entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “Purchasers”), with respect to the sale of shares of its common stock (the “Common Stock”), for gross proceeds of $5 million (the “Common Stock Offering”). As discussed above, the Company also entered into certain warrant agreements (the “Warrant Agreements”) with holders of warrants to purchase shares of common stock of Aldagen, to exchange certain warrants (the “Warrants”) to purchase shares of the Company’s common stock (the “Warrant Offering”). The closing date of both offerings was February 8, 2012. The purchasers of the Warrants are entitled to purchase, in the aggregate, 2,115,196 shares of common stock, at an exercise price per share of $1.42. Each Warrant expires December 31, 2014 and, subject to call provisions of the Warrant, is exercisable as follows: (i) commencing on the issuance date, for up to 30% of the total shares of the Company’s common stock exercisable under the Warrant, and (ii) upon issuance of the Third Post-Closing Consideration, for the remaining balance of the shares under the Warrant. The Warrants also contain exercise price adjustments, cashless exercise and other provisions customary to instruments of this nature. All respective purchasers in the Common Stock Offering and Warrant Offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act ), and the Company sold the securities in these offerings in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. There were no discounts or brokerage fees associated with these offerings. The net proceeds of the offerings will be used to fund: (a) the current ALD-401 Phase 2 clinical trial and (b) other costs and expenses in connection with the clinical and regulatory progress of ALD-401.

All holders of the Company’s outstanding Series D Convertible Preferred Stock (the “Series D Preferred”) purchased in the April 2010 private placement of the Company’s securities converted their shares of the Series D Preferred stock into shares of the Company’s common stock prior to the Series D Preferred redemption date of April 2013, under the terms of such securities at the conversion price of $0.4392 per share (or $0.558 per share in case of affiliates), for the total of 7,790,350 shares of common stock, 330,000 of which shares represented dividend payments to such holders through April 2013. All Series D Preferred holders were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act ), and the Company issued such securities in reliance upon an exemption from registration requirements under the Securities Act. There were no fees or commissions associated with the foregoing conversions.

Certain holders of Company warrants acquired in previously reported private placement transactions in 2010 and 2011 exercised or agreed to exercise their respective warrants pursuant to the terms of individually negotiated and executed warrant exercise agreements. In consideration for such early exercises, the Company agreed to issue additional warrants to purchase an aggregate of 1,180,547 shares of common stock, at an exercise price per share of $1.42. Each warrant expires December 31, 2014 and, subject to call provisions of the warrant, is exercisable as follows: (i) commencing on the issuance date, for up to 30% of shares of the Company’s common stock under each warrant, and (ii) upon issuance of the Third Post-Closing Consideration, for the remaining balance of the warrant. Each warrant also contains exercise price adjustments, cashless exercise and other provisions customary to the instruments of this nature. All such private warrant holders were “accredited investors” and the Company sold the securities in these offerings in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold in these offerings may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. There were no fees associated with the foregoing conversions. The proceeds of the warrant exercises will also be used to fund: (a) the current ALD-401 Phase 2 clinical trial and (b) other costs and expenses in connection with the clinical and regulatory progress of ALD-401. The foregoing description of the Subscription Agreement, the Warrant Agreement and the Warrants and other agreements and instruments in connection with the foregoing offerings does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such instruments.

On February 18, 2013, in connection with the Lincoln Park Capital Fund, LLC (“Lincoln Park”) purchase agreement, the Company issued to Lincoln Park 375,000 shares of common stock. Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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On February 19, 2013, in connection with the Midcap Financial LLC (“Midcap”) loan facility, the Company issued MidCap a seven-year warrant to purchase 1,079,137 shares of the Company’s common stock at the warrant exercise price of $0.70 per share. The exercise price and the number of shares issuable upon exercise of the warrant is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock, and also upon any distributions of assets, including cash, stock or other property to the Company’s stockholders. The warrant contains a cashless exercise provision. The warrant is not and will not be listed on any securities exchange or automated quotation system. MidCap is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On February 19, 2013, in connection with the release of his security interest in the licensed patents, the Company, among other things, issued 250,000 shares of its common stock, and granted him the right to acquire up to 250,000 shares of the Company’s common stock pursuant to a seven-year warrant with the exercise price of $0.70 per share. The exercise price and the number of shares issuable upon exercise of the warrant is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock, and also upon any distributions of assets, including cash, stock or other property to the Company’s stockholders. The warrant contains provisions that are customary for the instruments of this nature, including, among others, a cashless exercise provision. Mr. Worden is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company therefore sold the shares and the warrant in reliance upon an exemption from registration contained in Section 4(2) under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On February 19, 2013, the Company and its wholly-owned subsidiary, Cytomedix Acquisition Company, LLC, on the one hand, and the holder of the April 28, 2011 $2.1 million secured promissory note (the “JP Trust Note”), JP’s Nevada Trust (the “Lender”), on the other hand, agreed, in consideration for subordination of its security interest under the JP Trust Note to that of MidCap pursuant to the terms of the Subordination Agreement, to amend the JP Trust Note to (i) extend the maturity date of such note to November 19, 2016 and (ii) expand the Lender’s second lien security interest under the Note to include the assets of the Company and Aldagen, Inc., the Company’s wholly-owned subsidiary, in addition to the previously secured assets of Cytomedix Acquisition Company, LLC. The parties also agreed to amend the vesting schedule on the Lender’s warrants issued by the Company in April 2011 such that the remaining 250,000 warrant shares are exercisable immediately. Finally, the Company agreed to issue the Lender a new warrant to purchase up to 266,666 shares at an exercise price of $0.70 per share vesting as follows: (i) 133,333 shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 133,333 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance. As disclosed in the Company’s Current Report on Form 8-K relating to the original issuance of the JP Trust Note, the Company’s payment obligations with respect to $1.4 million under the JP Trust Note were guaranteed by certain insiders, affiliates, and shareholders of the Company, including David E. Jorden, Chairman of the Board of the Company (the “Guarantors”). In light of the foregoing changes to the Lender’s warrant vesting schedule and issuance of new warrants the Lender, as described above, the disinterested members of the Board also: (i) reviewed and approved amendments to the warrant vesting schedule on the Guarantors’ warrants (including those held by Mr. Jorden) issued by the Company in April 2011 such that the remaining 500,000 warrant shares are exercisable immediately and (ii) granted the right to the Guarantors to acquire up to 533,334 shares of the Company’s common stock pursuant to warrants at the exercise price of $0.70 per share, vesting as follows: (i) 266,667 warrant shares may be exercised only if the JP Trust Note has not been prepaid by the fourth anniversary of its issuance, and (ii) the remaining 266,667 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance (including 107,143 of the previously issued warrants held by Mr. Jorden, which will now vest immediately, and (i) 57,143 of his warrant shares may be exercised only if the JP Trust Note has not been paid by the fourth anniversary of its issuance, and (ii) the remaining 57,143 shares may be exercised only if the JP Trust Note has not been paid by the fifth anniversary of its issuance). The warrant was sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof. The Lender and each of the Guarantors are “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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On February 19, 2013, the Company and JMJ Financial (“JMJ”), the holder of certain convertible promissory notes issued by the Company (together, the “JMJ Notes”), agreed, in consideration of the subordination of JMJ’s rights and remedies under the JMJ Note to that of MidCap pursuant to the terms of the certain Subordination Agreement (the “JMJ Subordination Agreement”), to amend the JMJ Notes to extend the maturity date of the JMJ Notes to the later of (i) three years from the effective date of such notes or (ii) the date that is one business day following the date the MidCap loan is paid in full. In addition, JMJ converted $100,000 of the outstanding balance on one of the JMJ Notes into shares of the Company’s common stock and the Company remitted a payment in the amount of $370,000 to partially satisfy one of the JMJ Notes, with approximately $750,000 of the JMJ Notes to remain currently outstanding.

Item 16.	Exhibits and financial statement schedules

(a)	Exhibits Pursuant to Item 601 of Regulation S-K:

No.	Exhibit Title

2.1	First Amended Plan of Reorganization with All Technical Amendments (previously filed on June 28, 2002, as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).

2.2	Amended and Restated Official Exhibits to the First Amended Plan of Reorganization of Cytomedix, Inc. with All Technical Amendments (previously filed on May 10, 2004, as exhibit to Form 10-QSB for the quarter ended March 31, 2004, File No. 000-28443, and incorporated by reference herein).

2.3	Asset Purchase Agreement by and among Sorin Group USA, Inc., Cytomedix Acquisition Company and Cytomedix, Inc, dated as of April 9, 2010 (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

2.4	Exchange and Purchase Agreement by and among, Cytomedix, Inc., Aldagen, Inc., a Delaware corporation and Aldagen Holdings, LLC, a North Carolina limited liability company, dated February 8, 2012 (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

3(i)	Restated Certificate of Incorporation of Cytomedix, Inc. (previously filed on November 7, 2002, as exhibit to Form 10-QSB for quarter ended June 30, 2001, File No. 000-28443, and incorporated by reference herein).

3(i)(1)	Amendment to Restated Certificate of Incorporation of Cytomedix, Inc. (previously filed on November 15, 2004, as exhibit to Form 10-QSB for quarter ended September 30, 2004, File No. 000-28443, and incorporated by reference herein).

3(i)(2)	Certificate of Amendment to the Certificate of Incorporation (previously filed on July 1, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

3(ii)	Restated Bylaws of Cytomedix, Inc. (previously filed on November 7, 2002, as exhibit to Form 10-QSB for quarter ended June 30, 2001, File No. 000-28443, and incorporated by reference herein).

4.1	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of Series A Preferred, Series B Preferred and Common stock of Cytomedix, Inc. (previously filed on March 31, 2004, as exhibit to Form 10-KSB for year ended December 31, 2003, File No. 000-28443, and incorporated by reference herein).

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4.2	Form of Class A Warrant issued to New Investors and DIP Lenders (previously filed on December 5, 2002, as exhibit to Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443, and incorporated by reference herein).

4.3	Form of Class B Warrant issued to New Investors and DIP Lenders (previously filed on December 5, 2002, as exhibit to Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443, and incorporated by reference herein).

4.4	Form of Series C-1 Warrant to Purchase Shares of Common stock of Cytomedix, Inc. (previously filed on March 29, 2004 as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein.)

4.5	Form of Series C-2 Warrant to Purchase Shares of Common stock of Cytomedix, Inc. (previously filed on March 29, 2004 as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).

4.6	Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Stock of Cytomedix, Inc. as filed with the Delaware Secretary of State on March 25, 2004 (previously filed on March 29, 2004 as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).

4.7	Form of warrant issued to investors in the 2004 Unit Offering (previously filed on May 11, 2004, as exhibit to the registration statement on Form SB-2, File No. 333-115364, and incorporated by reference herein).

4.8	Form of Class D Warrant to Purchase Shares of Common stock of Cytomedix, Inc. (previously filed on May 2, 2005, as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

4.9	Form of Registration Rights Agreement between Cytomedix, Inc., and Class D Warrant holders (previously filed on May 2, 2005, as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

4.10	Form of Warrant (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

4.11	Certificate of Designation, Relative Rights and Preferences of the 10% Series D Convertible Preferred Stock (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

4.12	Form of Warrant (previously filed on October 8, 2010 as exhibit to the Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

4.13	Form Warrant Agreement (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

4.14	Form Warrant (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

4.15	Certificate of Designation, Relative Rights and Preferences of the Series E Convertible Preferred Stock (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

4.16	Form of Investor Warrant (previously filed on February 20, 2013 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

4.17	Warrant (previously filed on February 20, 2013 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

5.1	Schiff Hardin LLP legal opinion.

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10.1	Royalty Agreement, dated as of December 26, 2000, by and between Cytomedix, Inc. and Curative Health Services, Inc. (previously filed on January 17, 2001, as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).

10.2	First Amendment to Royalty Agreement, dated as of April 20, 2001, by and between Cytomedix, Inc. and Curative Health Services, Inc. (previously filed on May 25, 2001, as exhibit to the registration statement on Form SB-2/A, File No. 333-55818, and incorporated by reference herein).

10.3	Second Amendment to Royalty Agreement, dated as of December 5, 2002, by and between Cytomedix, Inc. and Curative Health Services, Inc. (previously filed on March 31, 2003, as exhibit to Form 10-KSB for year ended December 31, 2002, File No. 000-28443, and incorporated by reference herein).

10.4	Cytomedix, Inc. Long-Term Incentive Plan.**

10.5	License Agreement dated March 21, 2001, by and between Cytomedix, Inc. and DePuy AcroMed, Inc. (previously filed on April 16, 2001, as exhibit to Form 10-KSB for year ended December 31, 2000, File No. 000-28443, and incorporated by reference herein).

10.6	Amendment dated March 3, 2005, to the License Agreement by and between Cytomedix, Inc. and DePuy Spine, Inc. (f/k/a DePuy Acromed, Inc.) (previously filed on March 31, 2005, as exhibit to Form 10-KSB for year ended December 31, 2004, File No. 000-28443, and incorporated by reference herein).

10.7	Second License Agreement dated March 3, 2005, to the License Agreement by and between Cytomedix, Inc. and DePuy Spine, Inc. (f/k/a DePuy Acromed, Inc.) (previously filed on March 31, 2005, as exhibit to Form 10-KSB for year ended December 31, 2004, File No. 000-28443, and incorporated by reference herein).

10.8	Settlement and License Agreement dated May 1, 2005 by and between Cytomedix, Inc. and Medtronic, Inc. (previously filed on May 10, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).

10.9	Settlement Agreement and License Agreement dated May 23, 2005, by and between Cytomedix, Inc., and Harvest Technologies Corporation (previously filed on May 27, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).

10.10	Settlement and License Agreement dated June 26, 2005, by and between Cytomedix, Inc., and Perfusion Partners and Associates Inc. (previously filed on August 15, 2005, as exhibit to Form 10-QSB for the quarter ended June 20, 2005, File No. 000-28443, and incorporated by reference herein).

10.11	License Agreement dated October 7, 2005, by and between Cytomedix, Inc., and COBE Cardiovascular, Inc. (previously filed on October 11, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).

10.12	Settlement and License Agreement dated October 12, 2005, by and between Cytomedix, Inc., and SafeBlood Technologies, Inc. (previously filed on November 9, 2005, as exhibit to Form 10-QSB, File No. 000-28443, and incorporated by reference herein).

10.13	Employment Agreement with Ms. Carelyn P. Fylling (previously filed on December 5, 2002, as exhibit to Form 10-QSB for quarter ended September 30, 2001, File No. 000-28443, and incorporated by reference herein).**

10.14	Employment Agreement with Kshitij Mohan, Ph.D., dated April 20,2004 (previously filed on May 7, 2004, on Current Report on Form 8-K, File No. 00028443, and incorporated by reference herein).**

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10.15	Termination Agreement between Cytomedix, Inc., and Kshitij Mohan, dated April 20, 2004 (previously filed on May 7, 2004, as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).**

10.16	Employment Agreement dated June 3, 2005, by and between Cytomedix, Inc., and Andrew Maslan (previously filed on June 20, 2005, as exhibit to Current Report on Form 8-K, File No. 000-28443, and incorporated by reference herein).**

10.17	Distributor Agreement dated October 31, 2005 by and between Cytomedix, Inc. and National Wound Therapies, LLC. (previously filed on March 23, 2006, as exhibit to Form 10-KSB, File No. 001-32518, and incorporated by reference herein).

10.18	Settlement and License Agreement dated May 19, 2006, between Cytomedix, Inc., and Biomet Biologics, Inc. (previously filed on August 9, 2006, as exhibit to Form 10-Q, File No. 001-32518, and incorporated by reference herein).

10.19	First Addendum to Letter Agreement dated October 4, 2006, between Cytomedix, Inc., and Andrew Maslan (previously filed on November 1, 2006 as exhibit to Form 10-Q, File No. 001-32518, and incorporated by reference herein).**

10.20	License Agreement between Cytomedix, Inc., and Smith & Nephew, Inc. (previously filed on October 15, 2007 as exhibit to Current Report on Form 8-K, File No 001-32518, and incorporated by reference herein).

10.21	First Amendment to Employment Agreement by and between the Company and Kshitij Mohan (previously filed on January 29, 2008 as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).**

10.22	Letter Agreement by and between the Company and Martin Rosendale, dated as of March 14, 2008 (previously filed on March 17, 2008 as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein, and incorporated by reference herein).**

10.23	Kshitij Mohan Termination and Consulting Agreement (previously filed on June 10, 2008 as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein, and incorporated by reference herein, and incorporated by reference herein).*

10.24	Form of Securities Purchase Agreement (previously filed on August 26, 2008 as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein, and incorporated by reference herein).

10.25	Form Warrant (previously filed on August 12, 2009 as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein, and incorporated by reference herein).

10.26	Form Securities Purchase Agreement (previously filed on August 12, 2009 as exhibit to Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

10.27	Form of Transition Agreement, dated as of April 9, 2010 (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

10.28	Form of Asset Transfer and Assumption Agreement, dated as of April 9, 2010 (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

10.29	Form of Subscription Agreement (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

10.30	Form of Registration Rights Agreement (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

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10.31	Form of Promissory Note (previously filed on April 12, 2010 as exhibit to the Current Report on Form 8-K, File no. 001-32518, and incorporated by reference herein).

10.32	Flex Space Office Lease by and between Cytomedix, Inc. and Saul Holdings Limited Partnership, dated as of May 19, 2010 (previously filed on August 16, 2010, as exhibit to Form 10-Q for quarter ended June 30, 2010, File No. 001-32518, and incorporated by reference herein).

10.33	Form of the Purchase Agreement (previously filed on October 8, 2010 as exhibit to the Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

10.34	Form of the Registration Rights Agreement (previously filed on October 8, 2010 as exhibit to the Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

10.35	Form of the Securities Purchase Agreement (previously filed on October 8, 2010 as exhibit to the Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

10.36	Form of the Lincoln Purchase Agreement (previously filed on October 8, 2010 as exhibit to the Current Report on Form 8-K, File No. 001-32518, and incorporated by reference herein).

10.37	Form of Settlement Agreement dated as of April 28, 2011 (previously filed on May 16, 2011 as exhibit to the Company’s Quarterly Report on Form 10-Q, File No. 001-32518, and incorporated by reference herein).

10.38	Form of Subscription Agreement (previously filed on May 16, 2011 as exhibit to the Company’s Quarterly Report on Form 10-Q, File No. 001-32518, and incorporated by reference herein).

10.39	Form of Promissory Note dated as of April 28, 2011 (previously filed on May 16, 2011 as exhibit to the Quarterly Report on Form 10-Q, File No. 001-32518, and incorporated by reference herein).

10.40	JMJ Promissory Note dated July 15, 2011 (previously filed on August 15, 2011 as exhibit to the Quarterly Report on Form 10-Q, File No. 001-32518, and incorporated by reference herein).

10.41	JMJ Letter Agreement and Additional Default Provisions dated July 14, 2011 (previously filed on August 15, 2011 as exhibit to the Quarterly Report on Form 10-Q, File No. 001-32518, and incorporated by reference herein).

10.42	JMJ Collateralized Note dated July 15, 2011 (previously filed on August 15, 2011 as exhibit to the Quarterly Report on Form 10-Q, File No. 001-32518, and incorporated by reference herein).

10.43	Form Lockup Letter (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

10.44	Form Voting Agreement (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

10.45	Form Subscription Agreement (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

10.46	Lyle A. Hohnke Agreement (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein)**.

10.47	Edward Field Employment Letter (previously filed on February 9, 2012 as exhibit to the Current Report on Form 8-K and incorporated by reference herein)*.

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10.48	Lincoln Park Purchase Agreement (previously filed on February 20, 2013 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

10.49	Lincoln Park Registration Rights Agreement (previously filed on February 20, 2013 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

10.50	Form of Investor Securities Purchase Agreement (previously filed on February 20, 2013 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

10.51	Credit and Security Agreement (previously filed on February 20, 2013 as exhibit to the Current Report on Form 8-K and incorporated by reference herein).

21.1	Subsidiaries of the Company (previously filed on March 18, 2013 as exhibit to the Annual Report on Form 10-K and incorporated by reference herein).

23.1	Consent of Stegman & Company*

23.4	Consent of Schiff Hardin LLP (included in Exhibit 5 hereof).

24.1	Power of Attorney.

* Filed herewith.

** Management or compensatory plan or arrangement.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Calculation Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

(i)          Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(b)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gaithersburg, Maryland, on May 5, 2014.

CYTOMEDIX, INC.

By:	/s/ Martin P. Rosendale
Name:	Martin P. Rosendale
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Martin P. Rosendale	Chief Executive Officer	May 5, 2014
Martin P. Rosendale	(Principal Executive Officer)

/s/ Steven Shallcross	Chief Financial Officer (Principal	May 5, 2014
Steven Shallcross	Accounting Officer)

/s/ Stephen N. Keith*	Director	May 5, 2014
Stephen N. Keith

/s/ David E. Jorden*	Director	May 5, 2014
David E. Jorden

/s/ Richard Kent*	Director	May 5, 2014
Richard Kent

/s/ Joseph Del Guercio*	Director	May 5, 2014
Joseph Del Guercio

/s/ Lyle Hohnke*	Director	May 5, 2014
Lyle Hohnke

/s/ Mark T. McLoughlin*	Director	May 5, 2014
Mark T. McLoughlin

/s/ C. Eric Winzer*	Director	May 5, 2014
Eric Winzer

*By:	/s/ Martin P. Rosendale
Martin P. Rosendale, Attorney-in-fact

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